As filed with the Securities and Exchange Commission on February 9, 2000
                                                     Registration No. 333-93077
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        --------------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                        --------------------------------

                                  EAGLE BANCORP
                 (Name of small business issuer in its charter)

   United States of America                  6035                  Applied For
   ------------------------                  ----                  -----------
       (State or other                (Primary standard         (I.R.S. employer
jurisdiction of incorporation     industrial classification      identification
       or organization)                  code number)                number)

                     1400 Prospect Avenue, Helena, MT 59601
                                 (406) 442-3080
          ------------------------------------------------------------
                        (Address and telephone number of
          principal executive offices and principal place of business)

                               Mr. Larry A. Dreyer
                      President and Chief Executive Officer
                          American Federal Savings Bank
                              1400 Prospect Avenue
                              Helena, Montana 59601
                                 (406) 442-3080
          ------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

                  Please send copies of all communications to:

                           Raymond J. Gustini, Esquire
                             Jeremy J. Sher, Esquire
                                Nixon Peabody LLP
                        1255 23rd Street, N.W., Suite 800
                             Washington, D.C. 20037

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
   Title of each Class of     Amount to be   Proposed Maximum Offering         Proposed Maximum             Amount of
Securities to be Registered    Registered        Price Per Security      Aggregate Offering Price (1)   Registration Fee(2)
---------------------------   ------------   -------------------------   ----------------------------   -------------------
  Common Stock, par value
       $.01 per share           1,010,059              $8.00                      $8,080,472                 $2,384
---------------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee.
(2)  Previously paid.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                     [LOGO]


                                                                   EAGLE BANCORP
                                                    Proposed Holding Company for
                                                   American Federal Savings Bank


                                            Up to 858,550 Shares of Common Stock

     Eagle Bancorp is being formed to own all the stock of American Federal Savings Bank and to offer shares of Eagle Bancorp to the public. The shares we are offering to the public represent less than half of the outstanding common stock that Eagle Bancorp will issue. More than half of the outstanding common stock of Eagle Bancorp will be owned by Eagle Financial MHC, a mutual holding company controlled by the members of American Federal. The common stock of Eagle Bancorp is expected to be quoted for trading on the OTC Bulletin Board.


                           ---------------------------

                              TERMS OF THE OFFERING

                             Price: $8.00 Per Share

                                                         Minimum        Maximum
                                                       ----------     ----------
Number of Shares ...................................      551,809        746,566
Underwriting commissions and expenses ..............   $  550,000     $  550,000
                                                       ----------     ----------
Net proceeds to Eagle Bancorp ......................   $3,864,472     $5,422,528
                                                       ----------     ----------
Net proceeds per share to Eagle Bancorp ............        $7.00          $7.26
                                                       ----------     ----------

        The maximum number of shares can be increased to 858,550 shares with regulatory approval.

                           ---------------------------

               Please read the Risk Factors beginning on Page ___.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                RYAN, BECK & CO.

                                February __, 2000

                                   [BANK LOGO]

                          AMERICAN FEDERAL SAVINGS BANK

                                Office Locations









                                  [MAP OMITTED]

                                     SUMMARY


This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the reorganization and stock offering fully, you should read this entire document carefully, including the financial statements and notes to the financial statements.


The Reorganization and Stock Offering


         Pursuant to a Plan of Reorganization and Stock Issuance, American Federal Savings Bank will reorganize from a mutual savings bank to a stock savings bank. In the process, it will create Eagle Financial MHC, a mutual holding company, and Eagle Bancorp, a federal stock holding company. American Federal's stock will be owned by Eagle. Public stockholders will own 47% of Eagle Bancorp's outstanding shares of common stock. The remaining shares, which are a majority of the outstanding shares of common stock, will be owned by Eagle Financial MHC. Eagle Financial MHC, will not have any stockholders.

The Stock Offering


         We are authorized to issue up to 10,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred of no par value. We currently expect to issue between 1,174,063 shares and 1,588,438 shares of common stock in the reorganization, with the remaining shares issued to Eagle Financial MHC. We are offering between 551,809 and 746,566 shares of common stock, par value $0.01 per share, of Eagle Bancorp. We are offering the common stock on a best efforts basis at $8.00 per share. As a result of changes in market and financial conditions prior to the completion of the reorganization, or to fill the order of our employee stock ownership plan, and subject to Office of Thrift Supervision approval, the number of shares of common stock we offer may increase to 858,550 shares without further notice to you. If this occurs, you will not have a chance to cancel your stock order.



Persons Who May Purchase in the Offering

         We are offering the shares of common stock to those with subscription rights in the following order of priority:

          o Depositors who held aggregate deposit accounts of at least $50 dollars with us on June 30, 1998 (Eligible Account Holders);


          o The American Federal Savings Bank employee plans, including the American Federal Savings Bank employee stock ownership plan or ESOP;

          o Depositors who are not Eligible Account Holders and who held aggregate deposit accounts of at least $50 dollars with us on December 31, 1999 (Supplemental Eligible Account Holders); and


          o Other members of American Federal Savings Bank on January 31, 2000, which include depositors as of January 31, 2000, and borrowers as of January 31, 2000, with a continuous borrowing relationship and whose borrowing was also outstanding on April 18, 1991 (Other Members).

         Shares of common stock not subscribed for in the subscription offering may be offered on a priority basis to members of our community, residents of Montana, and the general public in a community offering or in a syndicated community offering. The community offering, should it occur, will take place at the end of the subscription offering or, at the discretion of Eagle Bancorp, concurrent with or during the subscription offering.


         Ryan, Beck & Co., Inc., our financial and marketing advisor in connection with the reorganization and the stock offering, will use its best efforts to assist us in selling our stock.

Revocation of Subscription Offers


         Once tendered, subscription offers cannot be revoked without the consent of American Federal Savings Bank unless the reorganization is not completed within 45 days of the expiration date.

Termination of the Offering

         The offering is expected to end on March ______, 2000. If necessary it may be extended. In order for us to complete the offering, we must have valid orders subscribing for at least 551,809 shares of common stock by _______, 2000. If that amount of shares is not subscribed for, we may terminate the offering and return any payment you made to us. Alternatively, we may extend the offering if permitted by the Office of Thrift Supervision. If we extend the offering, we will give you notice of the extension and of your rights to cancel or change your order. During the period of the offering, payments made by authorizing withdrawals from accounts will continue to earn interest at the contract rate for the accounts. Payments by check, draft or money order will be placed in a segregated account at American Federal and will earn interest at the passbook rate.


Dividends

         We currently anticipate that we will pay a quarterly cash dividend after the completion of the reorganization beginning with the first full quarter after completion of the reorganization. However, we have not determined the initial amount of the dividend. We do not guarantee that dividends will be paid or, if paid, that we will not reduce or eliminate them in the future. For at least one year following the completion of the reorganization, we will not pay or take any steps to pay a tax-free dividend which qualifies as a return of capital.

The Companies

                                  Eagle Bancorp
                              1400 Prospect Avenue
                              Helena, MT 59604-4999


         Eagle Bancorp, or Eagle, a newly formed federally chartered corporation, will be the holding company for American Federal Savings Bank when the reorganization is complete. It is not currently an operating company. It has not engaged in any business to date.


                          American Federal Savings Bank
                              1400 Prospect Avenue
                              Helena, MT 59604-4999


         American Federal Savings Bank has served the financial needs of its community since its founding in 1922. It operates as a federal mutual savings bank. Its banking activities are regulated primarily by the Office of Thrift Supervision. At September 30, 1999, American Federal Savings Bank had total assets of $148.38 million, deposits of $123.80 million, and equity of $14.08 million. We are currently changing our structure by reorganizing into a stock savings bank to be wholly-owned by Eagle. We are a community-oriented, full service, federal savings bank, serving Helena, Bozeman, Butte, and Townsend, Montana. We have four full service offices and one drive-in facility. Our business strategy is influenced by our desire to operate more like a commercial bank than traditional thrifts. We believe traditional thrifts primarily offer residential loans and generally have a higher concentration of certificate of deposit accounts than we do.


     Business Strategies:


          o Emphasis on core deposits. Our core deposits, including IRA certificates of deposit, were 68.93% of our total deposits, at September 30, 1999. Core deposits are a stable source of funds, and are less sensitive to withdrawal when rates fluctuate than are certificates of deposit.

          o Customer Service. Successful banking in our community begins with providing our customers with outstanding customer service, convenient locations and operating hours and the promotion of loan and deposit products and services that suit our customers' needs and objectives.

          o Emphasis on a Sales Culture. We emphasize a sales culture and train our staff to make customers more aware of our varied products and services.


          o Emphasizing noninterest income. We believe we have noninterest related sources of income which are higher than mutual savings banks and savings associations of comparable size. Unlike income derived from interest on loans, noninterest income is derived from sources not directly subject to fluctuations in interest rates. Our noninterest income is comprised primarily of fees on checking and other accounts, fees connected with loan originations and fees from loan servicing. We have achieved these levels of noninterest income through an internal review of our sources of such income, a consistent application of our practices related to fees and growth in activities which produce fee income such as mortgage servicing. Based on data submitted to the Office of Thrift Supervision, mutual savings institutions of under $150 million in assets, such as American Federal, had an average ratio of noninterest income to average assets of .35% at September 30, 1999. Our noninterest income to average assets ratio was .90% for the three months ended September 30, 1999, and 1.23% for the year ended June 30, 1999.


          o Maintaining high asset quality. Our asset quality is reflected in our ratio of non-performing loans to total assets, which was .59% for the three months ended September 30, 1999, and .54% for the year ended June 30, 1999. The ratio of non-performing loans to total loans was .88% for the three months ended September 30, 1999; and .83% for the year ended June 30, 1999.


          o Lending Diversification. We have diversified our loan products beyond home mortgages since the 1980's, and now offer consumer loans, commercial loans to businesses, business commercial real estate loans and home equity loans. These loan types comprised 27.39% of total net loans at September 30, 1999.



                               Eagle Financial MHC
                              1400 Prospect Avenue
                              Helena, MT 59604-4999


         Upon completion of the reorganization and stock offering, Eagle Financial MHC will own more than half of the outstanding shares of Eagle. Persons who had membership rights in American Federal Savings Bank as of the date of the reorganization will have these rights automatically exchanged for substantially similar rights in Eagle Financial MHC. The members of American Federal Savings Bank consist of its depositors, as well as borrowers whose loans were outstanding on April 18, 1991, and remain outstanding.

         Eagle Financial MHC will not initially engage in any business activity other than holding more than half of the shares of Eagle.

Our New Structure

         The following chart shows our new structure, after the reorganization and stock offering. This new structure is commonly referred to as a mutual holding company structure.



                               [GRAPHIC OMITTED]




How We Determined the Offering Range and the $8.00 Per Share Offering Price


         The independent appraisal of $11,050,000, by Feldman Financial Advisors, dated as of December __, 1999, is the basis of our offering range. The appraisal is based on our financial condition and results of operations and the effect of the additional capital raised in this offering. Our board of directors determined the per share price. According to Office of Thrift Supervision regulations, the number of shares to be outstanding and the offering range of the shares to be issued must be based on the appraisal. The board of directors established a price per share of $8.00. Therefore, excluding the shares to be held by Eagle Financial MHC, between 551,809 and 746,566 shares will be outstanding, subject to a 15% increase to 858,550 shares, under circumstances requiring such an increase. The offering range must also be based on the appraisal. The board of directors has decided to offer for sale 47% of Eagle's to-be outstanding shares. The rest will be owned by Eagle Financial MHC.


         Feldman Financial Advisors has provided an independent written appraisal to the Office of Thrift Supervision which will be updated at the conclusion of the offering. Feldman Financial's appraisal is expressed in terms of a dollar amount and indicates the pro forma market value of the common stock. If the updated estimated valuation range, as set forth in Feldman's appraisal, is either below $9,393,000 or above $14,614,000, or if the offering is extended beyond ________, 2000, we will notify you and give you the opportunity to modify or cancel your order.

Minimum and Maximum Purchase

         The minimum purchase amount is 25 shares, or $200. The individual maximum purchase in the subscription offering is 17,500 shares, or $140,000. The maximum number of shares which may be subscribed for in all categories of the offering combined by any person together with any associate or group of persons acting in concert, except for employee plans, is 25,000 shares, or $200,000.

Our Right to Reject Orders for Common Stock


         When we process order forms for stock, we review them for defects or irregularities. As a result of this review of order forms, some orders may be rejected. We have sole discretion, under our Plan of Reorganization, subject to authority of the Office of Thrift Supervision, to accept or reject defective or irregular order forms. In the process of our review, we may reject order forms which are improperly addressed, not accompanied by full payment, incorrectly completed or executed, received after the expiration date of the offering, not accompanied by full payment, unable to be delivered and returned to us, and not mailed pursuant to an account holder's "no mail" instruction. We also reserve the right to reject illegal orders including those which we believe are designed to circumvent our plan such as those orders from persons who may have received subscription rights improperly or who have agreed to transfer subscription rights to others. Once tendered, subscription orders cannot be revoked without the consent of American Federal Savings Bank unless the reorganization is not completed within 45 days of the expiration date.


How Investors May Order and Purchase Common Stock


         Use of Order Forms. Rights to subscribe for common stock in the subscription and community offerings may only be exercised by completion of an order form. Properly executed order forms and payment are required in order to purchase stock.


         Payment and all properly completed and executed order forms must be received by us on or prior to the expiration date specified on the order form unless we extend the date. Payment for shares of common stock may be made

          o    by personal check, bank draft or money order, or

          o by authorization on the order form of withdrawal from deposit accounts maintained with American Federal.

         Appropriate means by which such withdrawals may be authorized are provided in the order form. Once a subscriber authorizes a withdrawal, the subscriber may not use any of the withdrawal amount for any purpose other than to purchase the common stock for which he or she has subscribed. A hold will be placed on the funds until the offering has been completed or terminated.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering. Persons with IRAs maintained at American Federal Savings Bank must have their accounts transferred to an entity such as a broker-dealer able to administer self-directed IRAs.


How We Will Use the Proceeds Raised by the Sale of Our Common Stock


         The maximum number of shares we can issue is 1,826,703 shares, including shares issued to Eagle Financial MHC. We do not contemplate issuing additional shares and expect to maintain the 47% ratio of shares issued by Eagle to public stockholders, or 649,188 shares at the midpoint of the estimated valuation range. Assuming we sell 649,188 shares, the midpoint of the estimated valuation range, Eagle intends to use the net proceeds received from the stock offering as follows:

Loan to the American Federal Savings Bank employee
  stock ownership plan .........................................      $  415,480
Investment in stock of American Federal Savings Bank ...........       2,322,000
Working Capital for Eagle Bancorp ..............................       1,906,520
                                                                      ----------
Total ..........................................................      $4,644,000
                                                                      ==========

         Eagle Bancorp will to use the working capital initially to invest in securities. Subsequently, we may use a portion of the proceeds to finance possible acquisitions, to pay dividends, if declared, to repurchase our common stock or for other general corporate purposes. American Federal Savings Bank may use the proceeds it receives for expansion of its business activities.

Market For Common Stock

         We expect our common stock to be quoted in the over-the-counter market on the OTC Bulletin Board. However, a liquid market in our stock may not develop or be maintained. Ryan, Beck & Co., intends to make a market in our common stock, but is under no obligation to do so.

Benefit to Management From the Offering and Dilutive Effect

         Benefit plans such as those described below utilize stock ownership as incentives for employees. Incentives based on stock ownership are not available to mutual institutions and cannot be provided to American Federal Savings Bank employees while American Federal Savings Bank is in its current mutual form. Employee ownership of stock aligns the interests of employees with those of non-employee shareholders. None of these employee plans, with the exception of the ESOP, can be implemented unless approved by stockholders.

         Our full-time employees, including management, will participate in the offering through purchases of stock by American Federal's employee stock ownership plan, which is a form of employee ownership and retirement plan. The employee stock ownership plan intends to purchase 8% of the shares sold in our offering. Not less than six months following the completion of the reorganization, we intend to adopt a stock option plan pursuant to which we may award stock options to key employees and directors. The number of options available under this plan will be equal to not more than 10% of the number of shares sold in the reorganization. This would range from 55,181 shares, assuming 551,809 shares are sold in the reorganization, to 74,657 shares, assuming 746,566 shares are sold in the reorganization. The plan will require stockholder approval. We also intend to implement a management recognition plan, which will award restricted shares of our common stock at no cost to the recipient. The number of shares of restricted stock available under the management recognition plan will be equal to not more than 4% of the number of shares sold in the reorganization. This range will be from 22,312 shares, assuming 551,809 shares sold in the reorganization, to 29,863 shares, assuming 746,566 shares are sold in the reorganization. However, the management recognition plan and stock option plan cannot be adopted until at least the six month anniversary of the completion of the reorganization. Further, both plans are subject to stockholder approval. Implementation of the employee benefit plans will require either issuance of additional shares or purchase of shares by the plans in the open market. To the extent additional shares are issued, the employee plans will have a dilutive effect on the ownership interests of those who purchase shares in the offering.

         The following table presents the dollar value of the shares to be granted pursuant to the ESOP, stock option plan and the management recognition plan . It also shows the percentage of the outstanding common stock which will be represented by these shares. This table assumes that we sell 649,188 shares, the midpoint of the estimated valuation range and the ESOP will purchase 8% of the shares sold in the offering. It also assumes

4% of the shares issued pursuant to the offering shall be awarded pursuant to the management recognition plan.


                                                           Percentage of Eagle's
                                          Value of Shares      Outstanding
     Benefit Plan                           Granted (1)        Common Stock
     ------------                         ---------------     -------------
     ESOP .........................           $415,480            3.59%
     Option plan ..................                  0(2)         4.49
     Management recognition plan...            207,740            1.80
                                              --------            ----
     Total plan shares.............           $623,220            9.88%
                                              ========            ====
-----------


(1) Assumes shares are granted at $8.00 per share and that shares are sold in the offering at the midpoint of the offering range.

(2) Recipients of stock options realize value only after the date shares are exercised and only in the event of an increase in the price of the common stock in comparison to the price at the grant date.

Stock Information Center


         If you have any questions regarding the offering or our reorganization, please call the stock information center at (800) 635-5930, Monday to Friday, 9:00 a.m. to 4:00 p.m., Montana time.


Important Risks in Owning Eagle Financial Common Stock

         To help you decide whether to purchase stock in the offering, you should read the Risk Factors section on pages ___ to ___ of this Prospectus.

                                  RISK FACTORS

--------------------------------------------------------------------------------
     In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our stock.
--------------------------------------------------------------------------------

         Competition in Montana makes it difficult to achieve desired levels of profitability.


         We believe that Montana poses unique competitive challenges due to its low total population and numerous competitors. Montana has one of the largest land areas of any state but has a population of only 880,000. However, approximately 89 separately chartered banks, five thrift institutions and 79 credit unions operate in Montana. A number of out-of-state banks also have Montana operations.

         The presence of numerous competitors, particularly in Montana's larger cities such as Helena, Bozeman and Butte, may make it very difficult to originate loans in sufficient numbers or to make loans at rates or at risk levels which we deem acceptable. Markets with fewer banks and credit unions, larger populations and more loan demand, facilitate origination of loans on a higher volume basis. For these reasons, if we are not able over time to invest the proceeds of the offering in loans, we will invest those funds in lower yielding instruments such as fixed income or mortgage-backed securities.


         Our low growth rate may affect the price of our stock after the reorganization.


         Historically, we have grown slowly. We do not anticipate rapid internal growth, even though we may raise up to $6.87 million, before expenses, in the offering. Our ability to grow will be dependent on Montana's employment levels, real estate markets, level of interest rates, competition for loans and deposits, and availability of suitable acquisition opportunities. If our growth is limited, our stock price may be negatively impacted.


         If mortgage banking activity declines, our fee income will be reduced.


         The gains on loan sales and fees we receive from our mortgage banking operations may decline in a rising rate environment. As a result of rising interest rates, there is less home mortgage purchase and refinancing activity so we are less able to sell loans to Fannie Mae and Freddie Mac or other investors. While we may not be able to reduce our loan expenses commensurately, we would generate as much income from loan related fees including servicing, and this makes us more dependent on interest income.


         Our loan concentration increased the risk of incurring a deterioration in asset quality.

         Substantially all of American Federal's real estate mortgage loans are secured by properties located in our market area of southcentral Montana. Our loan portfolio is not geographically diverse. If economic conditions in our market area deteriorate, even if conditions in other parts of Montana or the United States do not, we could suffer loan losses. By contrast, banks which lend across broad geographic areas can more readily withstand an economic downturn in one geographic area by relying on good performance of loans made in other regions.


         The mutual holding company structure may preclude a transaction you and other minority stockholders might favor.


         In our corporate structure Eagle Financial MHC will at all times own at least 51% of Eagle Bancorp's common stock, and the board of directors intends that American Federal Savings Bank remain an independent financial institution. This is one reason why we chose to reorganize into the mutual holding company structure instead of conducting a full mutual-to-stock conversion. Eagle
Financial MHC Because the mutual holding company by law is required to own a majority of our stock, the public stockholders of Eagle Bancorp will be minority stockholders. As minority stockholders, they will have no control in electing directors or controlling the affairs of Eagle Bancorp. There is no assurance that Eagle Financial MHC will not take actions which the public stockholders believe are against their interests. For example, Eagle Financial MHC could prevent the sale of Eagle Bancorp to another financial institution or defeat a candidate proposed by a public stockholder for election to the board of directors of Eagle Bancorp. It could also prevent conversion to fully public stock form or defeat any other proposals submitted by the public stockholders. You should not purchase our stock in anticipation of a sale of American Federal Savings Bank or Eagle Bancorp.


         Expenses from our stock-based benefit plans will reduce our earnings.



         We intend to adopt an employee stock ownership plan, or ESOP, as part of the reorganization. If we receive stockholder approval, we also intend to adopt other stock-based benefit plans in the future including a stock option plan and a management recognition plan. We will not be able to invest the money that we use to buy stock to fund our ESOP or management recognition plan. Also, our future salary and benefit expenses will increase as a result of our adopting these benefit plans. This expense will vary based on our stock price. These factors will cause our earnings to be lower than they would be if we chose not to adopt stock-based benefit plans. Because we are required to have over 50% of our shares owned by Eagle Financial MHC, we expect, upon shareholder approval, to purchase shares in the open market to fund the stock option plan and the management recognition plan. Provided shareholder approval is obtained, the employee plans, which include the ESOP, will account for approximately 9.88% of the minority shares owned. American Federal Savings Bank also has an employment agreement with its President, Mr. Dreyer, and a profit sharing plan for employees. Neither the contract nor the profit sharing plan is anticipated to have a material effect on future earnings. See "Pro Forma Data" and "Management
- Executive Compensation - Employee Stock Ownership Plan."



Future changes in interest rates may reduce our profits.


         Our ability to be profitable largely depends on our net interest income. Net interest income is the difference between:

          o the interest income we earn on our assets, primarily mortgage and consumer loans and investment securities; and

          o the interest expense we pay on our interest-bearing deposits and borrowings.

         Most of our mortgage loans have terms which are significantly longer than the terms of our deposit accounts. Because our loans and investments generally have fixed rates of interest and mature later than our interest-bearing deposits and borrowings, the yield on our assets, primarily our loans, generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing deposits and borrowings. As a result, our net interest income can be reduced when interest rates increase significantly and for long periods of time. In addition, rising interest rates can reduce our earnings because in such an environment there may be less customer demand for loans. Also, such an environment would reduce the value of our mortgage backed and investment securities. Declining interest rates may also lower our net interest income if adjustable rate or fixed rate mortgage loans are refinanced at lower rates. If these loans are prepaid, our reinvestment of those funds could be in assets which earn lower rates of interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Management of Interest Rate Risk and Market Risk."


         If Eagle Financial MHC converts to stock form in the future, our public stockholders will have their ownership interest reduced.



         If Eagle Financial MHC converts from a mutual company to a stock company in the future, our stockholders will exchange their Eagle shares for shares in the converted Mutual Holding Company pursuant to an exchange ratio that may cause the ownership interest of public stockholders to be reduced. The reduction may take place because the Office of Thrift Supervision requires that the exchange ratio be reduced for any dividends which we declared but Eagle Financial MHC elected not to receive and the value of any assets owned by Eagle Financial MHC, such as dividends received by it, which will be transferred to the stock company. As dividends declared but not paid to Eagle Financial MHC increase, the reduction in the exchange ratio will also increase. For example, a stockholder who owned 1% of the total issued shares of Eagle Bancorp could own less than 1% of the shares issued by the converted Mutual Holding Company.


         Management and the board of directors have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.


         The board of directors and management of Eagle Bancorp will have discretion in the investment of the additional capital we raise in the offering. Although management and the board will seek to invest this capital prudently, its deployment is dependent on competitive opportunities and there can be no assurance that investment opportunities will be present or that management and the board of directors of Eagle will be able to achieve earnings and returns on equity that are acceptable to shareholders without taking undue risk. We will initially invest in various short-term investments and mortgage backed securities until we are able to originate loans and expect our returns on equity to be below the industry average.


         Our charter and bylaws contain numerous provisions designed to make takeovers more difficult to achieve.

         Our charter and bylaws contain several provisions which will discourage a takeover attempt or make it more difficult or costly even though a majority of our shareholders might view such takeovers favorably, particularly if a takeover allows our shares to be sold at a profit.

         Our charter and bylaws prevent takeovers in several ways. For example, they allow directors to stay in office by only authorizing about one-third of our board to be eligible for election each year. This is known as a staggered or classified board. They also restrict for five years the ability of anyone to acquire more than 10% of our securities. We are also allowed to issue up to 1,000,000 shares of non-voting preferred stock which might increase both the cost of and the number of votes required to complete a takeover.


         The small amount of stock being issued to the public may make it difficult to buy or sell our stock in the future.


         Due to the relatively small size of the offering to the public, we expect our stock to be quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with generally less depth liquidity and orderliness, and fewer buyers and sellers. By contrast, markets such as the NASDAQ have numerous buyers and sellers at any given time. Generally, NASDAQ has an active and liquid market for the stocks quoted thereon. These conditions are less likely to develop on the OTC Bulletin Board. Even if a liquid market develops for our stock, there is no assurance that it can be maintained. An active, orderly trading market depends on the presence and participation of willing buyers and sellers which neither Eagle nor the market makers can control. This may affect your ability to sell your shares on short notice and the sale of a large number of shares at one time could temporarily depress the market price. For these reasons, our stock should not be viewed as a short-term investment. See "Market for the Stock."


          Recent stock market volatility may adversely affect the price of your stock.


         Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. In several cases, common stock issued by recently converted financial institutions traded at prices that were below the price at which such shares were sold in the initial offerings of those companies. The aggregate purchase price of our common stock in the offering is based on the independent appraisal by Feldman Financial Advisors. After our shares begin trading, the trading price of our common stock will be determined by the marketplace. In the marketplace, it may be influenced by many factors, including prevailing interest rates, investor perceptions of Eagle, and general industry and economic conditions. Due to possible continued market volatility, we cannot assure you that, following the conversion, the trading price of our common stock will be at or above the $8.00 per share initial offering price.

         Banking reform legislation may increase competition.

         On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, federal legislation intended to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. To the extent that the legislation permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. Larger firms that offer a wider variety of products than we do can aggressively compete in the markets we currently serve. This could adversely impact our profitability.


                             SELECTED FINANCIAL DATA


         The following is a summary of selected financial data. It reflects in summary form all material financial information. Detailed financial statements and accompanying notes begin on page F-____. The selected financial information at September 30, 1999, and for the three months ended September 30, 1999, and 1998 have been derived from unaudited financial statements. In our opinion, such financial data reflects all adjustments (which consist of only normal recurring adjustments) necessary for the presentation of the selected financial information and other data. The results of operations for the three months ended September 30, 1999, are not necessarily indicative of the results which may be expected for any other period. Our asset quality ratios are calculated using end of period balances. Except where indicated, all other ratios are based on the average daily balances and are annualized where appropriate.


                             Selected Financial Data
                             -----------------------

                                           At September 30,      At June 30,
                                           ----------------  -------------------
                                           1999 (unaudited)     1999      1998
                                           ----------------     ----      ----
                                                       (In thousands)
Interest-bearing deposits with banks ......    $    550      $  4,175   $  4,400
Loans receivable, net .....................      99,864        97,036     95,049
Investment securities available-for-sale ..      16,349        16,590     15,880
Investment securities held-to-maturity ....      14,601        14,498     11,366
Federal Home Loan Bank stock ..............       1,325         1,301      1,207
Property and equipment, net ...............       7,242         7,361      7,168
Total assets ..............................     148,379       148,891    144,425
Deposit accounts ..........................     123,804       120,822    114,729
Federal Home Loan Bank advances ...........       8,508        12,574     14,841

Total liabilities .........................     134,303       134,998    131,570

Total equity ..............................      14,075        13,894     12,855

                              Summary Of Operations
                              ---------------------


                                          For the Three             For the
                                           Months Ended           Years Ended
                                           September 30,           June 30,
                                          --------------      ------------------
                                          1999      1998       1999       1998
                                          ----      ----       ----       ----
                                           (unaudited)
                                                      (In thousands)
Total interest and
 dividend income ...................    $ 2,508    $ 2,583    $10,022    $10,267
Total interest
 expense ...........................      1,288      1,345      5,193      5,439
                                        -------    -------    -------    -------
   Net interest income .............      1,220      1,238      4,829      4,828
Provision for loan
 losses ............................         15         15         60         60
                                        -------    -------    -------    -------
   Net interest income
    after provision
    for loan losses ................      1,205      1,223      4,769      4,768
Total noninterest income ...........        333        455      1,802      1,646
Total noninterest expense ..........      1,209      1,136      4,611      4,257
  Income before provision
 for income taxes ..................        329        542      1,960      2,157
Provision for income taxes .........        120        202        708        915
                                        -------    -------    -------    -------

   Net income ......................    $   209    $   340    $ 1,252    $ 1,242
                                        =======    =======    =======    =======

                                                   Key Operating Ratios
                                           ------------------------------------
                                              At or for the      At or for the
                                           Three Months Ended     Years Ended
                                              September 30,         June 30,
                                           ------------------   ---------------
                                            1999        1998     1999     1998
                                           ------      ------   ------   ------
                                                         (unaudited)
Performance Ratios:
  Return on average assets ..............    0.56%       0.95%    0.85%    0.88%
  Return on average equity ..............    5.98       10.44     9.36    10.15
  Ratio of average assets to average
   interest-bearing liabilities .........  106.32      105.68   106.11   104.41
  Net interest rate spread(1) ...........    3.36        3.55     3.42     3.56
  Net interest margin(2) ................    3.61        3.78     3.67     3.74
  Noninterest income to average assets ..     .90        1.27     1.23     1.17
  Ratio of noninterest expense to average
    total assets ........................    3.25        3.16     3.14    64.84
  Efficiency ratio(3) ...................   77.85       67.10    69.54    65.76

Asset Quality Ratios:
  Non-performing loans to total assets ..    0.59        0.20     0.54     0.18
  Non-performing loans to total loans ...    0.88        0.30     0.83     0.28
  Allowance for loan losses to total
    loans ...............................    0.75        0.74     0.76     0.71
  Allowance for loan losses to
    non-performing loans ................   85.19      247.02    91.55   253.93

Capital Ratios:
  Equity to total assets at end of period    9.49        9.33     9.33     8.90
  Average equity to average assets ......    9.50        9.28     9.56     8.82

Other Data:
  Number of full service offices ........       4           4        4        4

----------

(1) The net interest rate spread represents the difference between the weighted average yield on assets and the weighted average cost of interest-bearing liabilities during the period.

(2) The net interest margin represents net interest income as a percentage of average assets for the period.

(3) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

                               RECENT DEVELOPMENTS


         The summary information presented below at or for each of the three and six month periods ended December 31, 1999 and 1998, are derived from the unaudited consolidated financial statements of American Federal Savings Bank. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for the unaudited periods presented have been included. The results of operations and other data presented for the three and six months ended December 31, 1999, do not necessarily indicate the results that may be expected for the year ending June 30, 2000. Our asset quality ratios are calculated using end of period balances. Except where indicated, all other ratios are based on the average daily balances and are annualized where appropriate.


                             SELECTED FINANCIAL DATA

                                                             At December 31,
                                                         -----------------------
                                                           1999           1998
                                                           ----           ----
                                                              (In thousands)
Interest-bearing deposits with banks .............       $      0       $  6,600
Loans receivable, net ............................        101,974         97,210
Investment securities available-for-sale .........         17,357         11,935
Investment securities held-to-maturity ...........         10,915         12,151
Federal Home Loan Bank stock .....................          1,349          1,254
Property and equipment, net ......................          7,134          7,258
Total assets .....................................        149,553        144,946
Deposit accounts .................................        122,842        116,968
Federal Home Loan Bank advances ..................         11,041         12,708
                                                         --------       --------
Total liabilities ................................        135,285        131,284
                                                         --------       --------
Total equity .....................................         14,268         13,662
                                                         ========       ========

                              SUMMARY OF OPERATIONS

                                             For the                For the
                                        Three Months Ended     Six Months Ended
                                            December 31,          December 31,
                                        ------------------     -----------------
                                          1999       1998       1999       1998
                                          ----       ----       ----       ----
                                                      (In thousands)
Total interest and
 dividend income ...................     $2,529     $2,539     $5,037     $5,122
Total interest expense .............      1,277      1,324      2,565      2,669
   Net interest income .............      1,252      1,215      2,472      2,453
Provision for loan losses ..........          0         15         15         30
                                         ------     ------     ------     ------
   Net interest income
    after provision for
    loan losses ....................      1,252      1,200      2,457      2,423
Total noninterest income ...........        358        470        690        925
Total noninterest expense ..........      1,205      1,128      2,413      2,264
   Income before provision
    for income taxes ...............        405        542        734      1,084
Provision for income taxes .........         74        187        194        389
Net income .........................     $  331     $  355     $  540     $  695
                                         ======     ======     ======     ======

                              KEY OPERATING RATIOS

                                            At or for the        At or for the
                                         Three Months Ended    Six Months Ended
                                              December 31,        December 31,
                                         ------------------    -----------------
                                             1999     1998      1999       1998
                                             ----     ----      ----       ----
Performance Ratios:
     Return on average assets ..........     0.89%     0.99%     0.72%     0.96%
     Return on average equity ..........     9.34     10.58      7.67     10.48
     Ratio of average assets
       to average interest-bearing
       liabilities .....................   105.37    106.48    105.85    106.12
     Net interest rate spread(1) .......     3.54      3.44      3.46      3.49
     Net interest margin(2) ............     3.74      3.70      3.67      3.74
     Noninterest income to average
      assets ...........................     0.96      1.30      0.92      1.28
     Noninterest expense to average
      assets ...........................     3.24      3.13      3.23      3.13
     Efficiency ratio(3) ...............    74.84     66.94     76.31     67.02

Asset Quality Ratios:
     Non-performing loans to total
      assets ...........................     0.39      0.38      0.39      0.38
     Non-performing loans to total
      loans ............................     0.57      0.57      0.57      0.57
     Allowance for loan losses to
      total loans ......................     0.73      0.73      0.73      0.73
     Allowance for loan losses to
      non-performing loans .............   129.19    128.16    129.19    128.16

Capital Ratios:
     Equity to total assets at end
      of period ........................     9.54      9.43      9.54      9.43
     Average equity to average
      assets ...........................     9.51      9.32      9.44      9.16

    Other Data:
     Number of full service offices ....        4         4         4         4

---------------
(1) The net interest rate spread represents the difference between the weighted average yield on assets and the weighted average cost of interest-bearing liabilities during the period.
(2) The net interest margin represents net interest income as a percentage of average assets for the period.
(3) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

         The table below sets forth American Federal Savings Bank's capital position relative to the Office of Thrift Supervision Capital Requirements at the date indicated. The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. See "Regulation -- Regulation of American Federal Savings Bank -- Regulatory Capital Requirements."


                               Regulatory Capital

                                                         At December 31, 1999
                                                       -----------------------
                                                                    Percent of
                                                       Amount         Assets
                                                       ------         ------
                                                       (Dollars in thousands)
GAAP capital .............................             14,268          9.54%

Tangible capital:
   Capital level .........................             14,639          9.76
   Requirement ...........................              2,249          1.50
                                                       ------         -----
   Excess ................................             12,390          8.26%
                                                       ======         =====

Core capital:
   Capital level .........................             14,639          9.76
   Requirement ...........................              4,498          3.00
                                                       ------         -----
   Excess ................................             10,141          6.76%
                                                       ======         =====

Risk capital:
   Capital level .........................             15,339         17.52
   Requirement ...........................              7,003          8.00
                                                       ------         -----
   Excess ................................              8,336          9.52%
                                                       ======         =====

Year 2000 Developments

         American Federal Savings Bank, as required by all federally insured financial institutions, undertook extensive preparations in connection with the Year 2000 date change. On the date change, and as of January 31, 2000, we have not experienced any material problems in any aspect of banking operations associated with the date change. We have incurred no material costs, other than the cost of preparation, as a result of the date change.


Financial Condition

         Total assets increased by $1.17 million, or 0.79%, from $148.38 million at September 30, 1999, to $149.55 million at December 31, 1999. Total liabilities increased by $982,000, or 0.73% from $134.30 million at September 30, 1999, to $135.28 million at December 31, 1999. Total deposits decreased by $962,000, or .78%, from $123.80 million at September 30, 1999, to $122.84 million at December 31, 1999.

         Total assets increased by $4.60 million, or 3.18%, from $144.95 million at December 31, 1998, to $149.55 million at December 31, 1999. Total liabilities increased by $4.00 million, or 3.05%, from 131.28 million at December 31, 1998, to 135.28 million at December 31, 1999. Total deposits increased by $5.87 million, or 5.02%, from $116.97 million at December 31, 1998, to $122.84 million at December 31, 1999.


Comparison of Operating Results for the Three Months Ended December 31, 199 and December 31, 1998

         Net Income. We had net income of $331,000 for the three months ended December 31, 1999, compared to net income of $355,000 for the three months ended December 31, 1998. This decrease of $24,000, or 6.76%, was due to a decrease of $112,000 in noninterest income and an increase of $77,000 in noninterest expense. These factors were partially offset by a decrease in provision for income taxes of $113,000 and an increase in net interest income of $37,000.

         Net Interest Income. Our net interest income increased by $37,000, or 3.05%, for the three months ended December 31, 1999, as compared to the same three months in 1998. This was due primarily to a decline in interest expense related to a decline in the average balance of Federal Home Loan Bank advances.

         Interest and Dividend Income. Total interest and dividend income was $2.53 million for the three months ended December 31, 1999, compared to $2.54 million for the three months ended December 31, 1998, representing a decrease $9,000, or .36%. This decrease was due to a decrease in interest on deposits with banks, which was slightly offset by an increase in interest from securities available for sale.

         Interest Expense. Total interest expense also decreased from $1.32 million for the three months ended December 31, 1998, to $1.28 million for the three months ended December 31, 1999, a decrease of $47,000 or 3.56%. This decrease was primarily the result of a decrease in average rates paid.

         Provision for Loan Losses. The provision for loan losses decreased by $15,000 to zero for the three months ended December 31, 1999. Management's review of American Federal's asset quality and the balance of the current allowance for loan losses resulted in a determination that the current allowance was adequate.

         Noninterest Income. Noninterest income decreased by $112,000, or 23.83%, from $470,000 for the three months ended December 31, 1998, to $358,000 for the three months ended December 31, 1999. The decrease was due to a decrease in net gain on sale of loans of $140,000, which was partially offset by an increase of $12,000 in mortgage servicing fees and an increase in demand deposit service charges of $13,000. "Other" noninterest income increased $3,600, or 4.42%, from $81,300 for the three months ended December 31, 1998 to $84,900 for the three months ended December 31, 1999. Commissions income increased $3,900 from $9,700 to $13,600. Credit card fee income increased $3,200 from $3,500 to $6,700. Contract collection fee income declined by $1,800 from $5,900 to $4,100.

         Noninterest Expense. Noninterest expense increased by $77,000, or 6.83%, from $1.13 million for the three months ended December 31, 1998, to $1.21 million for the three months ended December 31, 1999. This was due to an increase of $70,000 in salaries and employee benefits and $30,000 in other noninterest expenses. The increase in salaries and employee benefits was due to a slowdown in mortgage loan originations which accelerated recognition of salary related loan origination costs. "Other" noninterest expense increased $30,500, or 20.00%, from $152,500 for the three months ended December 31, 1998 to $183,000 for the three months ended December 31, 1999. Office supplies increased $7,600 from $14,000 to $21,600. Consumer loan expenses increased $7,600 from $3,800 to $11,400. Credit card expense increased $5,000 from $5,200 to $10,200. Furniture, fixture and equipment expense increased $2,200 from $17,200 to $19,400.

         Income Taxes. Income tax expense decreased $113,000, or 60.43%, from $187,000 for the three months ended December 31, 1998, to $74,000 for the three months ended December 31, 1999. The decrease was attributable to a decrease in net income before taxes of $137,000 from the three months ended December 31, 1998, to the same three months in 1999. The provision for income taxes was revised upon completion of the tax return for calendar year 1999, which resulted in a decrease in the income tax expense of $68,000.

Comparison of Operating Results for the Six Months Ended December 31, 1999 and 1998

         Net Income. American Federal Savings Bank had net income of $540,000 for the six months ended December 31, 1999, as compared to $695,000 for the same six months in 1998. This decrease of $155,000, or 22.30%, was due to a decrease in noninterest income of $235,000 and an increase in noninterest expense of $149,000. This was partially offset by a decrease in provision for income taxes of $194,000 and an increase in net interest income of $19,000.

         Net Interest Income. Net interest income increased $19,000, or 0.77%, to $2.47 million for the six months ended December 31, 1999, as compared to the same six months in 1998. Interest expense declined by $104,000, while interest income decreased by $84,000. The decrease in interest expense was due primarily to a decrease in the average daily balance of Federal Home Loan Bank advances. Interest income declined due to lower interest rates in all interest-earning categories.

         Interest and Dividend Income. Interest and dividend income was $5.12 million for the six months ended December 31, 1998, compared to $5.04 million for the six months ended December 31, 1999, a decrease of $84,000, or 1.66%. This decrease was a result of a decrease in interest from deposits with banks offset somewhat by increase in interest from securities available for sale.

         Interest Expense. Total interest expense decreased from $2.67 million for the six months ended December 31, 1998, to $2.57 million for the six months ended December 31, 1999, a decrease of $103,000, or 3.86%. This decrease was the result of a decrease in interest paid on Federal Home Loan Bank advances from $431,000 for the six months ended December 31, 1998, to $308,000 for the six months ended December 31, 1999, slightly offset by an increase in interest paid on deposits.

         Provision for Loan Losses. The provision for loan losses decreased by $15,000 from $30,000 for the six months ended December 31, 1998, to $15,000 for the six months ended December 31, 1999. This was due to American Federal Savings Bank management's review of lending and loss activity as well as the strength of the local economy and the resultant determination to make no loan loss provision during the three months ended December 31, 1999.

         Noninterest Income. Noninterest income decreased by $235,000, or 25.41%, from $925,000 for the six months ended December 31, 1999, to $690,000 for the six months ended December 31, 1999. This was due to a decrease in the net gain on sale of loans of $240,000. This was partially offset by increase in demand deposit service charges of $12,000 and mortgage loan servicing fees $27,000. "Other" noninterest income decreased $10,000, or 5.66%, from $176,600 for the six months ended December 31, 1998 to $166,600 for the six months ended December 31, 1999. Miscellaneous non-operating income decreased $8,000 from
$8,900 to $900. Small Business Administration servicing income declined by $3,100 from $9,900 to $6,800. Contract collection fees decreased by $2,900 from $11,000 to $8,200. ATM and debit card fee income increased by $3,500 from $17,900 to $21,400.


         Noninterest Expense. Noninterest expense increased by $149,000, or 6.58%, to $2.41 million for the six months ended December 31, 1999, from $2.26 million for the six months ended December 31, 1998. The largest increases were $109,000 for salaries and employee benefits, $25,000 for furniture and equipment depreciation, and $18,000 for other noninterest expenses. The increase in salaries and employee benefits was due to a slowdown in mortgage loan originations which accelerated recognition of salary related loan origination costs and to a lesser degree to normal salary increases. Furniture and equipment depreciation expenses were higher because of the installation of the Windows NT system in late 1998. "Other" noninterest expense increased $18,300, or 5.47%, from $334,400 for the six months ended December 31, 1998 to $352,700 for the six months ended December 31, 1999. Consumer loan expense increased $8,300 from $8,000 to $16,300. Credit card expenses increased $4,400 from $9,500 to $13,900. Miscellaneous operating expenses increased $3,800 from $37,900 to $41,700. Directors fees increased $2,900 from $47,100 to $50,000. Real estate loan expenses decreased $4,100 from $24,100 to $20,000.

         Income Taxes. Income tax expense decreased $194,000, or 50.13%, from $388,000 for the six months ended December 31, 1998, to $194,000 for the six months ended December 31, 1999. The decrease was attributable to a decrease in net income before taxes of $350,000 from the six months ended December 31, 1999, from the same six months in 1998. The provision for income taxes was revised upon the completion of the tax year for calendar 1999 as stated above.



                HOW WE INTEND TO USE THE PROCEEDS OF THE OFFERING


         We cannot determine the actual amount of proceeds from the sale of the shares of common stock until we complete the reorganization and stock offering. We estimate that we will receive net proceeds from the sale of the common stock of between $3,864,000 at the minimum of the offering range and $5,423,000 at the maximum, of the offering range. See "Pro Forma Data" and "The Reorganization." Assuming the sale of $5,194,000 of common stock at the midpoint of the offering range and the purchase of 8% of the shares by the employee stock ownership plan, the following table shows the manner in which we will use the net proceeds:

       Loan to employee stock ownership plan ............  $  415,000
       Investment in stock of American Federal ..........  $2,322,000
       Working capital for Eagle Bancorp ................  $1,906,520
                                                           ----------
       Total ............................................  $4,644,000
                                                           ==========

         Approximately 41% of the net proceeds of the offering have no specifically earmarked purpose and will be used initially as working capital. This working capital will be invested by us in U.S. government and federal agency securities, marketable securities, or a combination of both. Over time we anticipate the potential uses of the proceeds retained by Eagle to include possible acquisitions among the various financial institutions located in Montana, the payment of dividends to stockholders and the repurchase of our common stock. However, there are no current agreements or arrangements regarding acquisitions. We also have not decided whether to pay a dividend or the amount of any dividend if paid. These potential uses of proceeds may change, depending on market conditions after the reorganization.

         The funds received by American Federal Savings Bank from us in return for the purchase of all of American Federal's stock will be used for general corporate purposes, including lending and investing in securities. These funds will increase American Federal's total capital to expand investment and support lending and internal growth.

         The net proceeds will vary because total expenses of the reorganization may be more or less than those estimated. Payments for shares made through withdrawals from existing American Federal Savings Bank deposit accounts will not result in the receipt of new funds for investment by American Federal. Withdrawals will reduce American Federal's deposits and interest expense as funds are transferred from certificates or other deposit accounts.

         We believe that the reorganization and stock offering provide several important business benefits including allowing American Federal Savings Bank to become a stock institution, increasing capital without risking a loss of control and providing for an incremental increase in capital.


                         OUR POLICY REGARDING DIVIDENDS


         We will have the authority to declare dividends on our common stock upon completion of the offering. We currently anticipate we will pay a cash dividend on our common stock but neither the amount nor the initial timing have been established. We have not made a final determination if we will in fact declare a dividend or the amount of any dividend. Therefore, we cannot guarantee we will in fact pay a dividend or that we will not reduce or eliminate any dividends in the future. Dividends will be subject to determination and declaration by our board of directors. In making its decision, the board of directors will consider several factors, including:


          o    Eagle's financial condition and results of operations;
          o    Eagle's long-term business plan;
          o    tax considerations;
          o    industry standards; and
          o    economic conditions.


         Eagle Financial MHC, as a stockholder of Eagle Bancorp, is entitled to receive dividends from Eagle when and if Eagle declares dividends. The board of directors of Eagle Financial MHC may decide to waive the receipt of dividends in order to pay a higher dividend to the public stockholders of Eagle. If Eagle Financial MHC elects not to waive receipt of dividends from Eagle or if the Office of Thrift Supervision does not approve such a waiver, the amount of dividends may be adversely affected. See "Waiver of Dividends by Eagle Financial MHC."

         Eagle's ability to pay dividends also depends on the receipt of dividends from American Federal. American Federal Savings Bank is, in turn, subject to a variety of regulatory limitations on the payment of dividends. See "Regulation -- Regulation of American Federal Savings Bank -- Dividend and Other Capital Distribution Limitations." Furthermore, as a condition to Office of Thrift Supervision approval of the reorganization, we have agreed that we will not initiate any action within one year of completion of the reorganization to pay a special distribution or a return of capital to stockholders of Eagle. See also "Waiver of Dividends by Eagle Financial MHC."

         In addition, earnings of American Federal Savings Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by American Federal Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. See "Taxation" and Note 11 of American Federal's financial statements. American Federal Savings Bank does not contemplate any distribution out of its bad debt reserve which would cause such tax liability.


                WAIVER OF DIVIDENDS BY THE MUTUAL HOLDING COMPANY


         The board of directors of Eagle Financial MHC, prior to the declaration of any dividends by Eagle Bancorp, will decide whether to apply to the Office of Thrift Supervision for permission to waive the receipt of its portion of any dividends each time Eagle Bancorp declares a dividend. Any waiver of dividends, if approved by the Office of Thrift Supervision, will be subject to various conditions. There can be, however, no assurances that the Office of Thrift Supervision will approve such application or if such approval is obtained, that Eagle Financial MHC will continue to waive dividends. In waiving dividends, the board of directors must conclude, among other things, that a dividend waiver by Eagle Financial MHC, which permits retention of capital by Eagle Bancorp and American Federal, is in the best interest of Eagle Financial MHC because, among other reasons:

          o Eagle Financial MHC has no need for cash for its business operations;

          o The cash that would be received by Eagle Financial MHC could be invested by Eagle Bancorp at a more favorable rate of return;

          o The waiver preserves the capital of American Federal Savings Bank and enhances American Federal's business; and

          o The waiver preserves the net worth of Eagle Financial MHC through its principal asset (Eagle's common stock), which would be available for distribution in the unlikely event of a voluntary liquidation of American Federal Savings Bank after satisfaction of claims of depositors, other creditors and minority stockholders.

         If Eagle Financial MHC determines that the waiver of dividends is in the best interest of the parties involved:

          o Eagle Financial MHC will make prior application to the Office of Thrift Supervision for approval to waive any dividends declared on our common stock. An application will be made on an annual basis with respect to any year in which Eagle Financial MHC intends to waive such dividends.

          o Dividends waived by Eagle Financial MHC are not available for payment to minority stockholders and will be excluded from the capital accounts of American Federal Savings Bank for purposes of calculating any dividend payments by Eagle to minority stockholders.

          o American Federal Savings Bank will, so long as Eagle Financial MHC remains in existence, establish a restricted capital account in the cumulative amount of any dividends waived by Eagle Financial MHC for the benefit of the members of Eagle Financial MHC. The restricted capital account would be senior to the claims of minority stockholders of Eagle and would not decrease even if American Federal's deposits decrease. This restricted capital account would be added to any liquidation account in American Federal Savings Bank established in connection with a conversion of Eagle Financial MHC to stock form and would not be available for distribution to minority stockholders.

         Immediately after the reorganization, it is expected that Eagle Financial MHC's operations will consist of activities relating to its investment in a majority of Eagle's common stock and the investment of its initial capitalization. In the future, Eagle Financial MHC may accept dividends paid by Eagle to be used for other purposes, including purchasing common stock from time to time in the open market or from Eagle, if permitted.


                 MUTUAL HOLDING COMPANY CONVERSION TO STOCK FORM


         Following completion of the reorganization, Eagle Financial MHC may elect to convert to stock form in accordance with applicable laws and regulations. American Federal Savings Bank's current directors, who will be the initial directors of Eagle Financial MHC and Eagle Bancorp, have no current plans to convert Eagle Financial MHC to stock form. The terms of any conversion cannot be determined at this time and we cannot assure you that a conversion will ever occur. If Eagle Financial MHC converts to stock form, minority stockholders will be entitled to exchange their shares of common stock for shares of the newly converted mutual holding company. The exchange of shares is required to be done in a manner that is fair and reasonable to both minority stockholders and Eagle Financial MHC. The Office of Thrift Supervision requires that this exchange include a downward adjustment in the exchange ratio to account for:

          o    the amount of waived, dividends if any; and


          o assets received by Eagle Financial MHC, such as dividends received, which will be transferred to the newly converted company.

Further, if Eagle Financial MHC converts to stock form, any options or other convertible securities held by any director, officer, or employee of ours, will be convertible into the right to acquire shares of the newly converted mutual holding company, or its successor. These options or securities will be convertible on the same basis as outstanding common stock pursuant to applicable exchange ratios. However, if these shares are not converted, the holders of the options or other convertible securities will be entitled to receive cash equal to the fair value of such options or convertible securities. Any exchange or redemption is subject to the approval of the Office of Thrift Supervision and the Office of Thrift Supervision has made no determination as to the permissibility of any such exchange or redemption.

         Although the plan of reorganization addresses the possibility of a conversion of this nature, there can be no assurances when, if ever, a conversion will occur, or what conditions may be imposed upon us by the Office of Thrift Supervision should we convert. If we never convert, Eagle Financial MHC will always own a majority of our common stock.


                           MARKET FOR THE COMMON STOCK


         Neither American Federal Savings Bank nor Eagle have previously issued capital stock. For this reason they have no stockholders. We anticipate that our common stock will be quoted in the over-the-counter market on the OTC Bulletin Board, an electronic inter-dealer market that displays real-time quotes, last sale price and volume information, after the reorganization. A requirement for inclusion on the OTC Bulletin board is that there be at least one market maker. Making a market involves maintaining bid and asked quotations, being able as principal to effect transactions in reasonable quantities at these quoted prices, subject to various securities laws, and other regulatory requirements. Although it is under no obligation to do so, Ryan, Beck & Co. has stated its intention to use its best efforts to make a market in our common stock, so long as the volume of trading and other market-making conditions justify such activity. We also intend to encourage other brokerage firms to make a market in the common stock. There can be no assurance, however, that any other firm will do so. A public trading market for the securities of any issuer, having the desirable characteristics of depth, liquidity and orderliness, depends upon the presence in the marketplace of both willing buyers and willing sellers at any given time. The presence in the marketplace of a sufficient number of buyers and sellers at any given time is a factor over which neither Eagle nor any market marker has any control. An active and liquid market for the stock may not develop or be maintained. Under such circumstances, you may have difficulty selling shares on short notice. Therefore, you should not consider the stock as a short-term investment. Trying to sell a large number of shares at one time may also temporarily depress the market price of the stock.

         The aggregate price of the stock is based on an independent appraisal of the pro forma market value of the stock. However, there can be no assurance that an investor will be able to sell the stock purchased in the offering at prices in the range of the pro forma book values of the stock or at or above the initial purchase price of $8.00. See "Pro Forma Data" and "The Offering -- Stock Pricing and Number of Shares to be Offered."

                                 CAPITALIZATION


         Set forth below is the historical capitalization of American Federal Savings Bank as of September 30, 1999, and the pro forma capitalization of Eagle after giving effect to the offering, assuming the sale of shares to minority stockholders at $8.00 per share. The table does not reflect shares to be issued to Eagle Financial MHC. Eagle Financial MHC will be issued between 662,254 and 841,872 shares subject to increase to 968,153 shares, and will not pay cash consideration for its shares. The table also gives effect to the assumptions set forth under "Pro Forma Data." A change in the number of shares sold in the offering may materially affect the pro forma capitalization.


                                                                         Eagle Bancorp Pro Forma Consolidated Capitalization
                                                                             at September 30, 1999 Based On The Sale Of:
                                             American Federal    -------------------------------------------------------------------
                                                Historical       551,809 Shares   649,188 Shares   746,566 Shares    858,550 Shares
                                              Capitalization       (Minimum of       (Midpoint        (Maximum        (Maximum, as
                                            September 30, 1999       Range)          of Range)        of Range)       adjusted)(1)
                                            ------------------   --------------   --------------   --------------   ----------------
                                                                                  (In thousands)

Deposits (2) ..............................      $123,804           $123,804         $123,804         $123,804          $123,804
Borrowings:
  Federal Home Loan Bank advances .........         8,508              8,508            8,508            8,508             8,508
                                                 --------           --------         --------         --------          --------
Total deposits and borrowings .............      $132,312           $132,312         $132,312         $132,312          $132,312
                                                 ========           ========         ========         ========          ========
Stockholders' equity:
  Preferred stock, par value $.01,
  1,000,000 shares authorized;
  none issued .............................             0                  0                0                0                 0
Common stock, par value $.01 per share,
  10,000,000 shares authorized; shares
  to be issued as reflected(3)(4)(6) ......             0                  6                6                7                 9
Additional paid-in capital(3)(5) ..........             0              3,849            4,627            5,405             6,300
Retained earnings (substantially
  restricted) .............................        14,308             14,308           14,308           14,308            14,308


Unrealized loss on available
  for sale securities .....................          (233)              (233)            (233)            (233)             (233)

Less:
  Common stock acquired by ESOP(3) ........             0               (353)            (415)            (478)             (549)
  Common stock acquired by the
   Management Recognition Plan(3) .........             0               (177)            (208)            (239)             (275)
                                                 --------           --------         --------         --------          --------
Total stockholders' equity ................      $ 14,075           $ 17,400         $ 18,086         $ 18,771          $ 19,560
                                                 ========           ========         ========         ========          ========

----------

(1) As adjusted to give effect to an increase in the number of shares that could occur due to an increase in the estimated valuation range, of up to 15% to reflect changes in market and financial conditions prior to the completion of the reorganization or to fill the order of the ESOP.

(2) No effect is given to possible withdrawals from deposit accounts to purchase the common stock. Any such withdrawals will reduce pro forma deposits by the amounts thereof.

(3) Assumes that 8% and 4% of the shares sold in the reorganization will be purchased by the ESOP and the management recognition plan, respectively. No shares will be purchased by the management recognition plan as of, or at, the time of the reorganization. It is assumed on a pro forma basis that our management recognition plan will be adopted by the board of directors, approved by the stockholders at a special or annual meeting no earlier than six months after completion of our reorganization and reviewed by the Office of Thrift Supervision. It is assumed that the management recognition plan will purchase common stock in the open market in order to give an indication of its effects on capitalization. The pro forma presentation does not show the impact of: (i) results of operations after the reorganization; (ii) changes in market prices of shares of the common stock after the reorganization; or (iii) a smaller than 4% purchase by the management recognition plan. The pro forma assumes that the funds used to acquire the ESOP shares will be borrowed from Eagle for a ten year term at the prime rate as published in The Wall Street Journal. For an estimate of the impact of the ESOP on earnings, see "Pro Forma Data." We intend to make contributions to the ESOP sufficient to service and ultimately retire its debt. The amount of shares to be acquired by the ESOP and the management recognition plan is reflected as a reduction in stockholder equity. The issuance of authorized but unissued shares for the management recognition plan in an amount equal to 4% of the outstanding shares of common stock will have the effect of diluting existing stockholders' interests by 1.0%. There can be no assurance that approval of the management recognition plan will be obtained. See "Management of American Federal Savings Bank-- Proposed Future Stock Benefit Plans."

(4) Does not reflect additional shares of common stock that possibly could be purchased by participants in the stock option plan if implemented under which the directors, executive officers and other employees could be granted options to purchase an aggregate amount of common stock equal to 10% of the shares sold in the reorganization (64,919 shares at the midpoint of the estimated value range) at exercise prices equal to the market price of the common stock on the date of grant. Implementation of the stock option plan will require regulatory and stockholder approval. See "Management Of American Federal Savings Bank-- Proposed Future Stock Benefit Plans."

(5) Based upon estimated net proceeds of $3.86 million at the minimum of the range, $4.64 million at the midpoint of the range, $5.42 million and the maximum of the range and $6.32 million at the maximum of the range, as adjusted, less the par value of the shares sold. See "Pro Forma Data" for assumptions used in calculating the net proceeds. Pro forma information gives effect to Eagle Financial MHC's retention of $10,000 of net proceeds.

(6) Does not reflect shares issued to Eagle Financial MHC. Eagle Financial MHC will not pay cash consideration for its shares of common stock of Eagle Bancorp.


                                  -------------

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE


         The following table presents American Federal's historical and pro forma capital position relative to its capital requirements as of September 30, 1999. Pro forma capital levels assume receipt by American Federal Savings Bank of 50% of the net proceeds of the offering. Pro forma capital levels are then reduced by employee stock ownership plan purchases of stock and the management recognition plan expected to be adopted. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "How We Intend to Use the Proceeds of the Offering," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to American Federal, see "Regulation -- Regulation of American Federal Savings Bank-- Regulatory Capital Requirements."

                                                                             Pro Forma at September 30, 1999
                                                     -------------------------------------------------------------------------------
                                                                                                                    858,550 Shares
                                    Historical         551,809 Shares       649,188 Shares      746,566 Shares         (15% above
                              at September 30, 1999  (Minimum of Range)  (Midpoint of Range)  (Maximum of Range)   Maximum of Range)
                              ---------------------  ------------------  -------------------  ------------------  ------------------
                                            Percent             Percent              Percent             Percent             Percent
                                               of                  of                   of                  of                  of
                               Amount        Assets  Amount(1)   Assets  Amount(1)    Assets  Amount(1)   Assets  Amount(1)   Assets
                              -------       -------  ---------  -------  ---------   -------  ---------  -------  ---------  -------
                                                                                  (Dollars in thousands)
GAAP capital ...............  $14,075         9.45%   $15,732    10.45%   $16,076     10.65%   $16,418    10.86%   $16,812    11.09%

Tangible capital:
  Capital level ............  $14,308         9.61    $15,965    10.60    $16,309     10.81    $16,651    11.01    $17,045    11.24
  Requirement ..............    2,233         1.50      2,258     1.50      2,263      1.50      2,268     1.50      2,274     1.50
                              -------        -----    -------    -----    -------     -----    -------    -----    -------    -----
  Excess ...................  $12,075         8.11%   $13,707     9.10%   $14,045      9.31%   $14,383     9.51%   $14,771     9.74%
                              =======        =====    =======    =====    =======     =====    =======    =====    =======    =====

Core capital:
  Capital level ............  $14,308         9.61    $15,965    10.60    $16,309     10.81    $16,651    11.01    $17,045    11.24
  Requirement ..............    4,467         3.00      4,516     3.00      4,527      3.00      4,537     3.00      4,549     3.00
                              -------        -----    -------    -----    -------     -----    -------    -----    -------    -----
  Excess ...................  $ 9,841         6.61%   $11,449     7.60%   $11,782      7.81%   $12,114     8.01%   $12,496     8.24%
                              =======        =====    =======    =====    =======     =====    =======    =====    =======    =====-

Risk capital:
  Capital level ............  $15,056        17.63    $16,713    19.49    $17,057     19.88    $17,399    20.26    $17,793    20.70
  Requirement(2) ...........    6,833         8.00      6,859     8.00      6,865      8.00      6,870     8.00      6,877     8.00
                              -------        -----    -------    -----    -------     -----    -------    -----    -------    -----
  Excess ...................  $ 8,223         9.63%   $ 9,854    11.49%   $10,192     11.88%   $10,529    12.26%   $10,916    12.70%
                              =======        =====    =======    =====    =======     =====    =======    =====    =======    =====

(1) Pro forma capital levels include the impact of the ESOP, management recognition plan and assume receipt by us of the net proceeds of the reorganization and the retention of 50% of the proceeds by American Federal.

(2) Assumes reinvestment of proceeds with 20% risk weighted assets as if such proceeds had been received and applied on September 30, 1999.


                                  -------------

                                 PRO FORMA DATA


         We will not know how much we will actually raise from the sale of the common stock until our offering is completed. However, we currently estimate that our net investable proceeds will be between $3.34 million and $4.70 million (or $5.49 million if the independent valuation is increased by 15%). We base this estimate on the following assumptions:

          o    an  amount  equal to 4% of the  shares  offered  will be  awarded pursuant to the restricted stock program or, management recognition plan adopted no sooner than six months following the offering, through open market purchases;

          o Ryan, Beck & Co. will receive an advisory and marketing fee of $165,000 in connection with the sale of stock in the offering;

          o all shares will be sold in the subscription and community offerings;

          o estimated expenses will be $385,000, excluding the fee paid to Ryan, Beck & Co.;

          o Eagle Financial MHC will be capitalized at approximately $10,000, which will not be included in the assets and equity of Eagle and American Federal; and

          o Eagle will loan the ESOP the funds for purchase of 8% of the shares sold.


         The following table shows our historical net income and equity prior to the reorganization and our pro forma consolidated net income and stockholders' equity following the reorganization. This table is based on the following assumptions:

          o We have calculated pro forma earnings assuming the stock had been sold at the beginning of the period and 100% of the net proceeds had been invested at an average yield of 5.19% for the three months ended September 30, 1999, and 5.09% for the year ended June 30, 1999. This approximates the yield on a one-year U.S. Treasury bill for these periods. We have used the yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits to estimate income on net proceeds because we believe that the one-year U.S. Treasury bill rate more accurately reflects the estimate of the rate that would be obtained on an investment of net proceeds from the offering.

          o We assumed a pro forma after-tax yield on the net proceeds of 3.21% for the three months ended September 30, 1999, and 3.16% for the year ended June 30, 1999. This was based on our effective tax rate of 38%.

          o We did not reflect any withdrawals from deposit accounts to purchase shares in the offering.

          o We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of stock, as adjusted, to give effect to the purchase of shares by the employee stock ownership plan and the anticipated issuance of shares to the management recognition plan.

          o We calculated pro forma stockholders' equity amounts as if the stock had been sold on September 30, 1999 and June 30, 1999.


         The following pro forma data relies on the assumptions we outlined above. This data does not represent the fair market value of the common stock or the current value of assets or liabilities. The pro forma data does not predict how much we will earn in the future.

         The following tables summarize historical data of American Federal Savings Bank and pro forma data of Eagle at or for the three months ended September 30, 1999 and at or for the year ended June 30, 1999, based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the stock following the reorganization. No effect has been given in the tables to the possible issuance of additional stock pursuant to a stock option plan that may be adopted by our board of directors and approved by the stockholders no earlier than six months following the reorganization, nor does book value give any effect to the bad debt reserve in liquidation. See "The Reorganization -- Effects of Reorganization -- Liquidation Rights" and "Management of American Federal Savings Bank-- Potential Stock Benefit Plans -- Stock Option Plans."


                                                                      At or for the Three Months Ended September 30, 1999
                                                             -------------------------------------------------------------------
                                                                                                                  858,550 Shares
                                                             551,809 Shares    649,188 Shares   746,566 Shares    (Super Maximum
                                                              (Minimum of       (Midpoint of      (Maximum of       of Range),
                                                                  Range)           Range)           Range)          as adjusted
                                                              --------------   --------------   --------------   ----------------
                                                                     (Dollars in thousands, except per share amounts)
Gross proceeds .............................................   $  4,414              5,194              5,973           $  6,868
  Less: Estimated expenses .................................       (550)              (550)              (550)              (550)
                                                               --------           --------           --------           --------
Estimated net proceeds .....................................      3,864              4,644              5,423              6,318
  Less: Common stock acquired by ESOP(1) ...................       (353)              (415)              (478)              (549)
        Common stock acquired by Management
         Recognition Program(2) ............................       (177)              (208)              (239)              (275)
                                                               --------           --------           --------           --------
Net investable proceeds ....................................      3,334              4,021              4,706              5,494
Consolidated net income:
  Historical ...............................................        209                209                209                209
  Pro forma income on net investable proceeds ..............         27                 32                 38                 44
  Pro forma ESOP adjustments(1) ............................         (6)                (7)                (8)                (9)
                                                                                                                        --------
  Pro forma Management Recognition Program adjustments(2) ..         (6)                (7)                (8)                (9)
                                                               --------           --------           --------           --------
Pro forma net income .......................................        224                228                231                236
                                                               --------           --------           --------           --------
Consolidated net income per share:
   Historical ..............................................       0.18               0.16               0.14               0.12
   Pro forma income on net investable proceeds .............       0.02               0.02               0.02               0.02
   Pro forma ESOP adjustments(1) ...........................      (0.00)             (0.00)             (0.00)             (0.00)
   Pro forma Management Recognition Program adjustment(2) ..      (0.00)             (0.00)             (0.00)             (0.00)
                                                               --------           --------           --------           --------
Pro forma net income per share .............................       0.20               0.17               0.15               0.13
                                                               --------           --------           --------           --------
Consolidated stockholders' equity
  Historical(5) ............................................     14,065             14,065             14,065             14,065
  Estimated net investable proceeds(2) .....................      3,864              4,644              5,423              6,318
  Less: Common stock acquired by ESOP(1) ...................       (353)              (415)              (478)              (549)
        Common stock acquired by Management
         Recognition Program(2) ............................       (177)              (208)              (239)              (275)
                                                               --------           --------           --------           --------
    Pro forma stockholders' equity(3) ......................     17,400             18,086             18,771             19,560
                                                               --------           --------           --------           --------
Consolidated stockholders' equity per share:
  Historical ...............................................      11.98              10.18               8.85               7.70
  Estimated net investable proceeds(2) .....................       3.29               3.36               3.41               3.46
  Less: Common stock acquire by ESOP(1) ....................      (0.30)             (0.30)             (0.30)             (0.30)
        Common stock acquired by Management
         Recognition Program(2) ............................      (0.15)             (0.15)             (0.15)             (0.15)
Pro forma stockholders' equity per share(3) ................      14.82              13.09              11.82              10.71
Offering price as a percentage of pro forma
 stockholders' equity per share(4) .........................      53.98%             61.10%             67.70%             74.71%
Offering price as a multiple of pro forma net
 income per share(4) .......................................      10.13              11.71              13.29              14.96
Number of shares outstanding for pro forma
 stockholders' equity per share.............................


(1) Assumes 8% of the shares sold in the reorganization are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from Eagle. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that 44,145, 51,935, 59,725 and 68,684 shares at the minimum, mid-point, maximum and maximum, as adjusted, of the estimated value range , were committed to be released during the three months ended September 30, 1999, at an average fair value of $8.00 per share in accordance with Statement of Position 93-6 of the American Institute of Certified Public Accountants; (ii) the effective tax rate was 38% for the period; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because we will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the shares appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the reorganization were committed to be released during the periods ended September 30, 1999. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended September 30, 1999, earnings per share would have been $ 0.20, $0.17, $0.15 and $0.13 for the period then ended, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the estimated value range . See "Management -- Employee Stock Ownership Plan."

(2) Assumes issuance to the management recognition plan of 22,072, 25,968, 29,863 and 34,342 at the minimum, mid-point, maximum, and maximum, as adjusted, of the estimated valuation range . The assumption in the pro forma calculation is that (i) shares were purchased by us following the reorganization, (ii) the purchase price for the shares purchased by the management recognition plan was equal to the purchase price of $8.00 per share and (iii) 20% of the amount contributed was an amortized expense during such period. Such amount does not reflect possible increases or decreases in the value of such stock relative to the purchase price. As we accrue compensation expense to reflect the five year vesting period of such shares pursuant to the management recognition plan, the charge against capital will be reduced accordingly. Implementation of the management recognition plan within one year of reorganization will require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the reorganization. For purposes of this table, it is assumed that the management recognition plan will be adopted by the board of directors, reviewed by the Office of Thrift Supervision, and approved by the stockholders, and that the management recognition plan will purchase the shares in the open market within the year following the reorganization. If the shares to be purchased by the management recognition plan are assumed at October 1, 1999, to be newly issued shares purchased from us by the management recognition plan at $8.00, at the minimum, midpoint, maximum and maximum, as adjusted, of the estimated valuation range, pro forma stockholders' equity per share would have been $14.69, $13.00, $11.75 and $10.66 and pro forma earnings per share would have been $0.20, $0.17, $0.15 and $0.14, for the three months ended September 30, 1999. As a result of the management recognition plan, stockholders' interests will be diluted by approximately 1.0%. See "Management -- Proposed Future Stock Benefit Plans."

(3) No effect has been given to the stock option plan. We intend to adopt the stock option plan, which if implemented within one year of reorganization would be subject to regulatory review and Board of Director and stockholder approval, and that such plan would be considered and voted upon at a meeting of our stockholders to be held no earlier than six months after the reorganization. Under the stock option plan, employees and directors could be granted options to purchase an aggregate amount of shares equal to 10% of the shares issued in the reorganization at an exercise price equal to the market price of the shares on the date of grant. In the event the shares issued under the stock option plan were awarded and exercised, the interests of existing stockholders would be diluted.

(4) Assuming 100% of the outstanding common stock of Eagle Bancorp is issued to the public rather than 47% the offering price, as a percentage of pro forma stockholders' equity per share, would be 43.10% at the minimum of the estimated valuation range, 47.53% at the midpoint of the estimated valuation range, 51.43% at the maximum of the estimated valuation range, and 55.39% at 15% above the maximum of the estimated valuation range, and the ratio of the offering price as a multiple of pro forma net income per share would be 8.82 at the minimum of the estimated valuation range, 10.05 at the midpoint of the estimated valuation range, 11.25 at the maximum of the estimated valuation range, and 12.51 at 15% above the maximum of the estimated valuation range.

(5) Reflects $10,000 initial capitalization of Eagle Financial MHC, which is not included in the Pro Forma Historical consolidated stockholders equity of Eagle Bancorp.


                                                                             At or for the Year Ended June 30, 1999
                                                         --------------------------------------------------------------------------
                                                                                                                     858,550 Shares
                                                         551,809 Shares       649,188 Shares     746,566 Shares      (Super Maximum
                                                          (Minimum of          (Midpoint of        (Maximum of         of Range),
                                                             Range)               Range)             Range)            as adjusted
                                                         --------------       --------------     --------------     ----------------
                                                                     (Dollars in thousands, except per share amounts)
Gross proceeds .........................................    $  4,414            $  5,194            $  5,973            $  6,868
  Less: Estimated expenses .............................        (550)               (550)               (550)               (550)
                                                            --------            --------            --------            --------
Estimated net proceeds .................................       3,864               4,644               5,423               6,318
  Less: Common stock acquired by ESOP(1) ...............        (353)               (415)               (478)               (549)
        Common stock acquired by
         Management Recognition Plan(2) ................        (177)               (208)               (239)               (275)
                                                            --------            --------            --------            --------
Net investable proceeds ................................       3,334               4,021               4,706               5,494

Consolidated net income:
  Historical ...........................................       1,252               1,252               1,252               1,252
  Pro forma income on net investable proceeds ..........         105                 127                 149                 174
  Pro forma ESOP adjustments(1) ........................         (22)                (26)                (30)                (34)
  Pro forma Management Recognition Plan
   adjustments(2) ......................................         (22)                (26)                (30)                (34)
                                                            --------            --------            --------            --------
Pro forma net income ...................................       1,313               1,327               1,341               1,358
                                                            --------            --------            --------            --------

Consolidated net income per share:
   Historical ..........................................        1.10                0.94                0.82                0.71
   Pro forma income on net investable proceeds .........        0.09                0.10                0.10                0.10
   Pro forma ESOP adjustments(1) .......................       (0.02)              (0.02)              (0.02)              (0.02)
   Pro forma Management Recognition Plan
    adjustment(2) ......................................       (0.02)              (0.02)              (0.02)              (0.02)
                                                            --------            --------            --------            --------
Pro forma net income per share .........................        1.16                0.99                0.87                0.77
                                                            --------            --------            --------            --------

Consolidated stockholders' equity(3)
  Historical(5) ........................................      13,884              13,884              13,884              13,884
  Estimated net investable proceeds(2) .................       3,864               4,644               5,423               6,318
  Less: Common stock acquired by ESOP(1) ...............        (353)               (415)               (478)               (549)
        Common stock acquired by Management
         Recognition Plan(2) ...........................        (177)               (208)               (239)               (275)
                                                            --------            --------            --------            --------
  Pro forma stockholders' equity(3) ....................      17,218              17,905              18,590              19,378

Consolidated stockholders' equity per share:(3)
  Historical ...........................................       11.83               10.05                8.74                7.60
  Estimated net investable proceeds(2) .................        3.29                3.36                3.41                3.46
  Less: Common stock acquired by ESOP(1) ...............       (0.30)              (0.30)              (0.30)              (0.30)
        Common stock acquired by Management
         Recognition Plan(2) ...........................       (0.15)              (0.15)              (0.15)              (0.15)
                                                            --------            --------            --------            --------
Pro forma stockholders' equity per share(3) ............       14.67               12.96               11.70               10.61

Offering price as a percentage of pro forma
  Stockholders' equity per share(4) ....................       54.55%              61.71%              68.36%              75.41%
Offering price as a multiple of pro forma
 net income per share(4) ...............................        6.91                8.05                9.16               10.40


(1) Assumes 8% of the shares sold in the reorganization are purchased by the ESOP, and that the funds used to purchase such shares are borrowed from Eagle. The approximate amount expected to be borrowed by the ESOP is not reflected as a liability but is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) that 44,145, 51,935, 59,725 and 68,864 shares at the minimum, mid-point, maximum and maximum, as adjusted, of the estimated valuation range, or estimated valuation range, were committed to be released during the year ended June 30, 1999, , at an average fair value of $8.00 per share in accordance with Statement of Position 93-6 of the American Institute of Certified Public Accountants;
     (ii) the effective tax rate was 38% for the period; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the per share net earnings. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because we will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense. As a result, to the extent the value of the shares appreciates over time, compensation expense related to the ESOP will increase. For purposes of the preceding tables, it was assumed that a ratable portion of the ESOP shares purchased in the reorganization were committed to be released during the period ended June 30, 1999. If it is assumed that all of the ESOP shares were included in the calculation of earnings per share for the period ended June 30, 1999, earnings per share would have been $0.99, $0.85, $0.75, and $0.66, for the period then ended, based on the sale of shares at the minimum, midpoint, maximum and the maximum, as adjusted, of the estimated valuation range. See "Management -- Employee Stock Ownership Plan."

(2) Assumes issuance to the management recognition plan of 22,072, 25,968, 29,863 and 34,342 at the minimum, mid-point, maximum, and maximum, as adjusted, of the estimated valuation range. The assumption in the pro forma calculation is that (i) shares were purchased by us following the reorganization, (ii) the purchase price for the shares purchased by the management recognition plan was equal to the purchase price of $8.00 per share and (iii) 20% of the amount contributed was an amortized expense during such period. Such amount does not reflect possible increases or decreases in the value of such stock relative to the purchase price. As we accrue compensation expense to reflect the five year vesting period of such shares pursuant to the management recognition plan, the charge against capital will be reduced accordingly. Implementation of the management recognition plan within one year of reorganization will require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the reorganization. For purposes of this table, it is assumed that the management recognition plan will be adopted by the board of directors, reviewed by the Office of Thrift Supervision, and approved by the stockholders, and that the management recognition plan will purchase the shares in the open market within the year following the reorganization. If the shares to be purchased by the management recognition plan are assumed at October 1, 1999, to be newly issued shares purchased from us by the management recognition plan at $8.00, at the minimum, midpoint, maximum and maximum, as adjusted, of the estimated valuation range, pro forma stockholders' equity per share would have been $14.54, $12.87, $11.64 and $10.56 , and pro forma earnings per share would have been $1.14, $0.98, $0.86 and $0.76 for the year ended June 30, 1999. As a result of the management recognition plan, stockholders' interests will be diluted by approximately 1.0%. See "Management -- Proposed Future Stock Benefit Plans."

(3) No effect has been given to the stock option plan. We intend to adopt the stock option plan, which if implemented within one year of reorganization would be subject to regulatory review and Board of Director and stockholder approval, and that such plan would be considered and voted upon at a meeting of our stockholders to be held no earlier than six months after the reorganization. Under the stock option plan, employees and directors could be granted options to purchase an aggregate amount of shares equal to 10% of the shares issued in the reorganization at an exercise price equal to the market price of the shares on the date of grant. In the event the shares issued under the stock option plan were awarded and exercised, the interests of existing stockholders would be diluted.


(4) Assuming 100% of the outstanding common stock of Eagle Bancorp is issued to the public rather than 47%, the offering price, as a percentage of pro forma stockholders' equity per share, would be 43.12% at the minimum of the estimated valuation range, 47.55% at the midpoint of the estimated valuation range, 51.45% at the maximum of the estimated valuation range, and 55.41% at 15% above the maximum of the estimated valuation range, and the ratio of the offering price as a multiple of pro forma net income per share would be 6.22 at the minimum at the estimated valuation range, 7.16 at the midpoint of the estimated valuation range, 8.07 at the maximum of the estimated valuation range, and 9.07 at 15% above the maximum of the estimated valuation range.

(5) Reflects $10,000 initial capitalization of Eagle Financial MHC, which is not included in the Pro Forma Historical consolidated stockholders equity of Eagle Bancorp.

                                  -------------

                               THE REORGANIZATION


         The board of directors of American Federal Savings Bank has adopted a plan authorizing the reorganization and the offering, subject to the approval of the Office of Thrift Supervision and by a majority of the votes cast by the members (depositors and borrowers as of April 18, 1991) of American Federal Savings Bank as of the voting record date ______, 2000, at a special meeting of members to be held on ______________________ and the satisfaction of other conditions. Office of Thrift Supervision approval, however, does not mean the Office of Thrift Supervision recommends or endorses American Federal's plan to reorganize.

General

         On September 16, 1999, the board of directors of American Federal Savings Bank adopted the plan of reorganization and stock issuance. American Federal Savings Bank will reorganize from a federally-chartered mutual savings bank to a federally-chartered stock savings bank. American Federal Savings Bank will be a wholly owned subsidiary of Eagle Bancorp. The majority of Eagle Bancorp's common stock will be owned by Eagle Financial MHC. The plan was approved in amended and restated form on December 7, 1999, by the board of directors of American Federal. Concurrently with the reorganization, Eagle Bancorp will sell a minority percentage of its common stock in the offering to American Federal's members and the general public. The board of directors unanimously adopted the plan. In doing so they considered the advantages and disadvantages of the reorganization, the offering and alternative transactions, including a full conversion from the mutual to the stock form of organization.

         The reorganization is contingent upon receipt of all the required regulatory approvals and the approval of the plan by American Federal's members, If these and all other conditions are


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


satisfied, American Federal Savings Bank will complete the reorganization as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the plan of reorganization:

          o by exchanging its federal mutual savings bank charter for a federal stock savings bank charter and becoming a 100% owned subsidiary of Eagle. Eagle Bancorp will then become a majority owned subsidiary of Eagle Financial MHC, and the depositors of American Federal Savings Bank will receive liquidation interests in Eagle Financial MHC similar to their liquidation interests in American Federal Savings Bank before the reorganization; or

          o    in any other manner  consistent  with the plan of  reorganization
               and   applicable   regulations.   See  "--   Description  of  the
               Reorganization."


         When the reorganization and the offering are complete, Eagle will begin business as a savings bank holding company. American Federal Savings Bank will continue its business in its new form, as a federally-chartered stock savings bank. The Eagle Financial MHC will begin business as the 53% owner of Eagle Bancorp's outstanding stock. The reorganization will be completed according to American Federal's plan, applicable laws and regulations, and the policies of the Office of Thrift Supervision. For additional information concerning the offering, see "The Offering."

Purposes of the Reorganization

         The board of directors of American Federal Savings Bank determined the reorganization to be in the best interests of American Federal. It has several business purposes for the reorganization, including, but not limited to the following:

          o the reorganization will convert American Federal Savings Bank to the stock form, a structure which is used by commercial banks, most major business corporations and an increasing number of savings institutions.

          o the reorganization will allow Eagle to issue stock, which is a source of capital for our organization. This source of capital is not available to mutual savings institutions and will increase our strong capital base to support increased lending and investments.

          o the reorganization will enable American Federal Savings Bank to achieve the benefits of a stock company without the loss of control that sometimes follows full mutual to stock conversions. The benefits of American Federal's mutual form of ownership will be preserved in Eagle Financial MHC. Eagle Financial MHC must continue to control at least a majority of Eagle's outstanding stock so long as it remains a mutual institution.


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


          o American Federal Savings Bank is committed to being an independent, community-oriented institution, and the board of directors believes that the mutual holding company structure is best suited for this purpose. Unlike a full mutual-to-stock conversion, the reorganization will not result in our organization becoming a fully public company. Eagle Financial MHC must own at least a majority of Eagle's outstanding voting stock, as long as it remains a mutual institution. This means that it has no stockholders. As a result of Eagle Financial MHC's majority ownership, Eagle can remain independent. Following a full conversion, some locally based, independent savings institutions have been acquired by larger, regional financial institutions. Acquisitions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support and involvement by a financial institution.

          o because of Eagle Financial MHC's required ownership interest, only a minority of our to-be outstanding shares must be offered for sale. By contrast, in a full conversion, all shares must be sold. Selling all of our to-be outstanding shares will substantially increase net proceeds. Because we will have much more capital from these increased proceeds, it will make it more difficult to achieve a desirable return on equity. Subject to Eagle Financial MHC's required majority ownership interest, Eagle Bancorp will have the flexibility to sell additional common stock in the future.

          o the reorganization will not preclude Eagle Financial MHC from converting to the fully public stock form in the future subject to member and regulatory approvals.

          o the mutual holding company structure will provide us with additional flexibility. It allows us to diversify our business activities through newly formed subsidiaries, holding company activities, or through acquisitions of, or mergers with other financial institutions, as well as other companies. We have no current arrangements or understandings to do any of these things after the reorganization. We will, however, be able to take advantage of opportunities that may arise after the reorganization subject to our financial condition at that time and regulatory requirements.

          o the reorganization will enable American Federal Savings Bank to achieve the benefits of a stock company, such as stock-related benefit plans, which will help us to attract and retain qualified personnel.

         Eagle Bancorp is offering for sale up to 47% of its to be issued common stock at an aggregate dollar amount based on an independent appraisal. Proceeds from the sale of common stock of Eagle will provide American Federal Savings Bank with new equity capital, which will support future growth and expanded operations. American Federal Savings Bank currently exceeds all regulatory capital requirements. New equity capital, coupled with the accumulation of future earnings, represents a means for the orderly preservation and expansion of American


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


Federal's capital base. It also allows flexibility to respond to sudden and unanticipated capital needs. The investment of the net proceeds of the offering also will provide additional income.

         The ability of Eagle to issue stock also will enable it to establish stock benefit plans for management and employees of Eagle and American Federal, including incentive stock option plans, stock award plans, and an employee stock ownership plan.

         The board of directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure, which include:


          o the inability of Eagle to sell to the public shares of common stock representing 50% or more of its total outstanding shares so long as Eagle Financial MHC remains in existence;


          o the more limited liquidity of the stock, as compared to a full mutual-to-stock conversion where all shares are sold to the public; and


          o the inability of public stockholders to obtain a majority ownership of Eagle, which may result in the perpetuation of the existing management and board of directors of Eagle and American Federal Savings Bank and may prevent minority stockholders from participating in transactions such as the acquisition of Eagle by another financial institution that they would approve.

         Eagle Financial MHC will be able to elect all members of the board of directors of Eagle. It will also be able to control the outcome of all matters presented to the stockholders of Eagle for resolution by vote, except for matters which by regulation must be approved by a majority of the shares owned by persons other than Eagle Financial MHC. For example, matters relating to stock compensation plans and votes regarding a conversion to stock form by Eagle Financial MHC can be approved only by shareholders other than Eagle Financial MHC. No assurance can be given that Eagle Bancorp will not take action adverse to the interests of the minority stockholders. For example, Eagle Bancorp can revise the dividend policy, prevent the sale of control of Eagle Bancorp or defeat a candidate for the board of directors of Eagle Bancorp or other proposals made by the minority stockholders.


Description of the Reorganization


         We need to receive approvals from the government agencies that regulate us and the approval of the plan of reorganization by American Federal's members before we can proceed with the reorganization. The reorganization is required to be completed in a manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization as amended and applicable laws and regulations. American Federal's intention is to complete the reorganization using a series of mergers, although it may elect to use any method consistent with applicable regulations, subject to Office of Thrift Supervision approval.


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


         For a detailed description of the merger structure, see "-- Federal and State Tax Consequences of the Reorganization." After the reorganization, the legal existence of American Federal Savings Bank will not terminate. The converted stock bank will be a continuation of American Federal. Further, all property and rights of American Federal Savings Bank of any nature whatsoever will continue to be owned by American Federal Savings Bank as the survivor of the merger. American Federal, as a stock institution, will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of American Federal Savings Bank in its mutual form. American Federal Savings Bank will maintain its headquarters operations in its present location.

         The foregoing description of the reorganization is qualified in its entirety by reference to the plan and the charter and bylaws of American
Federal, Eagle Financial MHC and Eagle Bancorp to be effective after the reorganization.


Effects of the Reorganization


         General. The reorganization will not have any effect on American Federal's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The reorganization will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. After the reorganization, American Federal Savings Bank will continue to be subject to regulation, supervision, and examination by the Office of Thrift Supervision and the FDIC.

         Deposits and Loans. Each holder of a deposit account in American Federal Savings Bank at the time of the reorganization will continue as an account holder in American Federal Savings Bank after the reorganization, and the reorganization will not affect the deposit balance, interest rate, or other terms of such accounts. Each such account will be insured by the FDIC to the same extent as before the reorganization. Depositors will continue to hold their existing certificates, passbooks, checkbooks, and other evidence of their accounts. The reorganization will not affect the loans of any borrower from American Federal. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the reorganization. See "-- Voting Rights" and "-- Liquidation Rights" below for a discussion of the effects of the reorganization on the voting and liquidation rights of the depositors and borrowers of American Federal.

         Voting Rights. As a federally chartered mutual savings bank, American Federal Savings Bank has no authority to issue capital stock and thus it has no stockholders. Control of American Federal Savings Bank in its mutual form is vested in the board of directors of American Federal. The directors are elected by American Federal's members. Holders of deposits in American Federal Savings Bank and borrowers of American Federal Savings Bank whose loans were outstanding on April 18, 1991, which remain outstanding are members of American Federal. In the consideration of all questions requiring action by members of American Federal, each holder of a qualifying deposit is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the voting depositor's account. Voting borrowers are entitled to cast one vote. No member may cast more than 1,000 votes.


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


         After the reorganization and stock issuance, members of American Federal Savings Bank will have no voting rights in American Federal Savings Bank or Eagle. For this reason, they will be unable to elect directors of American Federal Savings Bank or Eagle or to control their affairs. After the reorganization, the affairs of American Federal Savings Bank will still be under the direction of the board of directors of American Federal Savings Bank but all voting rights as to American Federal Savings Bank will be vested exclusively in Eagle, the holder of all the outstanding voting capital stock of American Federal. Eagle will elect American Federal's board of directors who will direct the business of American Federal. By virtue of its ownership of a majority of the outstanding shares of common stock of Eagle, Eagle Financial MHC will be able to elect all members of the board of directors of Eagle and generally will be able to control the outcome of most matters presented to the stockholders of Eagle for resolution by vote, excluding matters where shares held by Eagle Financial MHC are not counted. The common stock of Eagle held by Eagle Financial MHC and public stockholders is separate and apart from any deposit accounts in American Federal, and cannot be and is not insured by the FDIC or any other government agency.

         Eagle Financial MHC will be controlled by its board of directors, which will initially consist of the current directors of American Federal. Eagle Financial MHC will have no stockholders. All members of American Federal Savings Bank at the time of the reorganization will become members of and have voting rights transferred to Eagle Financial MHC. The directors of Eagle Financial MHC will be elected by its members, which could allow the current management of Eagle Financial MHC, Eagle Bancorp and American Federal Savings Bank to maintain control over these companies indefinitely.

         Liquidation Rights. In the unlikely event of a complete liquidation of American Federal Savings Bank in its present mutual form, existing holders of deposit accounts of American Federal Savings Bank are entitled to share in a liquidating distribution of any assets of American Federal Savings Bank remaining after the payment of claims of all creditors, including the claims of all deposit account holders, are satisfied. Each account holder's pro rata share of such liquidating distribution is in the same proportion as the value of his or her deposit accounts was to the total value of all deposit accounts in American Federal Savings Bank at the time of liquidation.

         After a complete liquidation of American Federal Savings Bank following the reorganization, Eagle, as holder of American Federal's common stock, will be entitled to any assets remaining after a liquidation or dissolution of American Federal. No depositor, except as discussed below, will have a claim to the assets of American Federal. However, after a voluntary or involuntary liquidation, dissolution or winding up of Eagle Financial MHC after the reorganization, each depositor will have a claim up to the pro rata value of his or her accounts, in the assets of Eagle Financial MHC remaining after the claims of the creditors of Eagle Financial MHC are satisfied. Depositors who have liquidation rights in American Federal Savings Bank immediately prior to the reorganization will continue to have such rights in Eagle Financial MHC after the reorganization for so long as they maintain deposit accounts in American Federal Savings Bank after the reorganization.


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


         After a complete liquidation of Eagle Bancorp, each holder of shares of the common stock are entitled to receive a pro rata share of Eagle's assets, following payment of all debts, liabilities and claims of greater priority of or against Eagle.

         Stockholders of Eagle have no liquidation or other rights with respect to Eagle Financial MHC unless they are also depositors of American Federal.


Federal and State Tax Consequences of the Reorganization


         The reorganization may be completed in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan and applicable laws, regulations, and policies. However, American Federal Savings Bank intends to complete the reorganization using a series of mergers as described below. This structure allows American Federal Savings Bank to retain all of its historical tax attributes and produces significant savings to American Federal Savings Bank because it simplifies regulatory approvals and conditions associated with the reorganization.


         The reorganization will be completed as follows:


          o American Federal Savings Bank will organize Eagle Financial MHC initially as a temporary federal stock institution;

          o Eagle Financial MHC will then organize a stock corporation under federal law (i.e., Eagle) as its 100% owned subsidiary; and

          o Eagle Financial MHC will also organize a temporary federal stock institution as its 100% owned subsidiary;


         The following transactions will then occur simultaneously:


          o American Federal Savings Bank will exchange its charter for a federal stock savings institution charter;

          o    Eagle  Financial   MHC's  100%  owned  temporary   federal  stock
               institution will merge with and into American Federal, with American Federal Savings Bank surviving;

          o the initially issued stock of American Federal, which will be constructively received by former members of American Federal Savings Bank when American Federal Savings Bank becomes a stock institution, will initially be issued to Eagle Financial MHC in exchange for liquidation interests in Eagle Financial MHC which will be held by American Federal's members;


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


          o Eagle Financial MHC will then contribute 100% of the stock of American Federal Savings Bank to Eagle which will be a wholly owned subsidiary of Eagle Financial MHC; and

          o Eagle will subsequently offer for sale 47% of its common stock pursuant to the plan of reorganization.


         As a result of these transactions:


          o American Federal Savings Bank will be a wholly owned subsidiary of Eagle;

          o    Eagle will be a majority-owned subsidiary of Eagle Financial MHC;
               and

          o the former depositors of American Federal Savings Bank will hold liquidation interests in Eagle Financial MHC.

         Under this structure the reorganization is intended to be a tax-free reorganization under Internal Revenue Code section 368(a)(1)(F). Also, the exchange of the shares of American Federal's initial common stock will be deemed constructively received by American Federal's depositors for liquidation interests in Eagle Financial MHC is intended to be a tax-free exchange under Internal Revenue Code section 351.

         The reorganization is conditioned on, among other things, the prior receipt by American Federal Savings Bank of either a private letter ruling from the IRS and Montana tax authorities or an opinion of American Federal's tax advisors as to the federal and Montana income tax consequences of the reorganization to American Federal Savings Bank (in both its mutual and stock form), Eagle and the Eligible Account Holders and Supplemental Account Holders. In Revenue Procedure 99-3, the IRS announced that it will not rule on whether a transaction qualifies as a tax-free reorganization under Internal Revenue Code section 368(a)(1)(F) or as a tax-free exchange of stock for stock in the formation of a holding company under Internal Revenue Code section 351. The IRS indicated that it will rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under either of these Internal Revenue Code sections.

         Nixon Peabody LLP has issued its opinion regarding federal income tax consequences of the reorganization. In the following discussion, "Mutual Bank" refers to American Federal Savings Bank before the reorganization and "Stock Bank" refers to American Federal Savings Bank after the reorganization.


         With regard to the reorganization, Nixon Peabody LLP has issued an opinion that:


          o the reorganization will constitute a reorganization under Internal Revenue Code section 368(a)(1)(F), and American Federal Savings Bank (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the reorganization;


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


          o the basis of each asset of Mutual Bank received by Stock Bank in the reorganization will be the same as Mutual Bank's basis for such asset immediately prior to the reorganization;

          o the holding period of each asset of Mutual Bank received by Stock Bank in the reorganization will include the period during which such asset was held by Mutual Bank prior to the reorganization;

          o for purposes of Internal Revenue Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of Mutual Bank (subject to application of Internal Revenue Code sections 381, 382, and 384) will be taken into account by Stock Bank as if the reorganization had not occurred;

          o Mutual Bank's qualifying depositors will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their interest (i.e., liquidation rights) in Mutual Bank; and no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in the Mutual Bank.


         Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached therein. Further, the opinion is based on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change and any change may be made with retroactive effect. Additionally, if the IRS disagrees with our attorney's opinion, there is no guarantee that the IRS would not prevail in a judicial or administrative proceeding.

         Anderson ZurMuehlen & Co., P.C. has issued an opinion that, for purposes of the Montana corporate income tax, the reorganization will not become a taxable transaction to American Federal Savings Bank (in either its status as Mutual Bank or Stock Bank), Eagle Financial MHC, Eagle, the stockholders of the Stock Bank or the depositors of American Federal. This opinion is not binding on the Montana taxing authorities. These taxing authorities could disagree with the conclusions reached in the opinion of Anderson ZurMuehlen & Co., P.C.

         Eagle and American Federal Savings Bank have received a letter from Feldman Financial Advisors, stating its belief that the subscription rights to be received by members of American Federal Savings Bank do not have any value. Feldman's letter is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration. Further, such rights give the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of these rights would be taxable only to those eligible subscribers who exercise the subscription rights, either as a capital gain or


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


ordinary income, in an amount equal to such value. In this case, Eagle and American Federal Savings Bank could recognize gain on any distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequence in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of Feldman Financial Advisors is not binding on the IRS, and the IRS could disagree with conclusions reached in the letter. In the event of any disagreement, there can be no assurance that the IRS would not prevail in judicial or administrative proceeding.


Accounting Consequences


         The reorganization will be accounted for in a manner similar to a pooling-of-interests under Generally Accepted Accounting Principles. Accordingly, the value on the books of American Federal of its assets, liabilities, and capital will be unaffected by the reorganization and will be reflected in Eagle's and American Federal's consolidated financial statements based on their historical amounts.


Conditions to the Reorganization


         Before we can complete the reorganization, Eagle and American Federal Savings Bank must receive all the required approvals from the government agencies that regulate us, including various approvals or non-objections from the Office of Thrift Supervision. The receipt of such approvals or non-objections from the Office of Thrift Supervision does not constitute a recommendation or endorsement of the plan of reorganization by the Office of Thrift Supervision. Consummation of the reorganization also is subject to approval of the plan by a majority of the total votes of members cast at a special meeting called for the purpose of approving the plan, as well as the receipt of satisfactory rulings or opinions with respect to the tax consequences of the reorganization, as discussed under "-- Federal and State Tax
Consequences" above. The board of directors may decide to consummate the reorganization even if the offering is terminated. If this happens Eagle Financial MHC will own all the stock of Eagle and Eagle will own all the stock of American Federal. Eagle, subject to regulatory approvals, would have the right to hold a new offering in the future.


Capital and Financial Resources of the Eagle Financial MHC


         Eagle Financial MHC may be capitalized with up to $200,000 in the reorganization. We currently anticipate capitalizing Eagle Financial MHC with $10,000. After the reorganization, Eagle Financial MHC's capital and financial resources will initially depend on the earnings from the investment of its initial capitalization and future dividends from Eagle. The payment of dividends by Eagle will be subject to declaration by Eagle's board of directors. See "Our Policy Regarding Dividends."

         Additional financial resources also may be available to Eagle Financial MHC through Eagle's additional stock or debt offerings, or from borrowings from an unaffiliated lender or


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


lenders. In connection with any such borrowings, Eagle Financial MHC can grant a security interest in the assets of Eagle Financial MHC, including the common stock held by Eagle Financial MHC. However, a mutual holding company generally may not pledge the stock of a subsidiary savings bank. It also may not be able to pledge the stock of Eagle Bancorp unless the proceeds of the loan secured by the pledge are infused into the institution whose stock is pledged. Further, the Office of Thrift Supervision must be notified of such pledge within 10 days. Any borrowings of Eagle Financial MHC would be serviced with available resources, which initially will consist of dividends from Eagle Bancorp, subject to applicable regulatory and tax considerations.


Amendment or Termination of the Plan of Reorganization

         If deemed necessary or desirable by the board of directors of American Federal, the plan may be amended by a vote of American Federal's board of directors, with the concurrence of the Office of Thrift Supervision, at any time prior to or after submission of the plan to members of American Federal Savings Bank for approval. The plan may be terminated by the board of directors of American Federal Savings Bank at any time prior to or after approval by the members, by a vote with the concurrence of the Office of Thrift Supervision.


Management of Eagle Financial MHC


         After the reorganization, Eagle Financial MHC will operate under essentially the same mutual organization structure as was previously applicable to American Federal. Directors of Eagle Financial MHC will be classified into three classes as equal in size as is possible, with one of such classes being elected on an annual basis for three-year terms by the board of directors of Eagle Financial MHC. All current members of the board of directors of American Federal Savings Bank will be the initial members of the board of directors of Eagle Financial MHC. For information about these persons, whose terms as directors of Eagle Financial MHC will be the same as their terms as directors of American Federal, see "Management." The initial executive officers of Eagle will be persons who are executive officers of American Federal Savings Bank immediately before the reorganization.

         It is not anticipated that the directors and executive officers of Eagle Financial MHC will receive separate compensation. They may receive compensation at a later date if Eagle Financial MHC becomes more active.

                                  THE OFFERING


         General. Concurrently with the reorganization, we, are offering shares of common stock to persons other than Eagle Financial MHC. We are offering between a minimum of 551,809 shares and an anticipated maximum of 746,566 shares of common stock in the offering (subject to adjustment to up to 858,550 shares if our estimated pro forma market value has increased at the conclusion of the offering). THE OFFERING WILL EXPIRE AT _______ P.M., MONTANA TIME, ON MARCH _______, 2000, UNLESS EXTENDED. The shares of common stock that will be sold in the offering will constitute 47% of the shares that will be outstanding after completion of the offering. The minimum purchase is 25 shares of common stock (minimum investment of $200). Our common stock is being offered at a fixed price of $8.00 per share in the offering.

         Subscription funds may be held by American Federal Savings Bank for up to 45 days after the last day of the subscription offering in order to consummate the reorganization and offering and thus, all orders will be irrevocable until May ______, 2000. The reorganization and offering may not be completed until American Federal Savings Bank receives approval from the Office of Thrift Supervision. If the Office of Thrift Supervision does not issue a letter of approval within 45 days after the last day of the subscription offering, or it requires a material change to the offering prior to the issuance of its approval or we have not received orders for at least _____ shares by May _____, 2000, we may decide to extend the offering. In that case, we will resolicit subscribers giving them the right to modify or rescind their subscriptions and to have their subscription funds returned with interest at American Federal's passbook rate and withdrawal authorizations from deposit accounts will be canceled.

         We may cancel the offering at any time. If we cancel the offering, we will return funds and cancel withdrawal authorizations and subscriptions, as described above.


Conduct of the Offering

         Subject to the limitations of the plan, shares of common stock are being offered in descending order of priority in the subscription offering to:

          o Depositors who held aggregate deposit accounts of at least $50 dollars with us on June 30, 1998 (Eligible Account Holders);


          o    The American Federal Savings Bank employee stock ownership plan;


          o Depositors who are not Eligible Account Holders and who held aggregate deposit accounts of at least $50 dollars with us on December 31, 1999 (Supplemental Eligible Account Holders); and


          o Other members of American Federal Savings Bank which includes depositors as of January 31, 2000, and borrowers as of January 31, 2000, whose borrowing was also outstanding on April 18, 1991 (Other Members).

         To the extent that shares remain available and subject to market conditions during or at the completion of the subscription offering, we will conduct a community and/or syndicated community offering.

Subscription Offering

         Subscription Rights. Non-transferable rights to subscribe for the purchase of common stock have been granted under the plan of reorganization to the following persons:

         Priority 1: Eligible Account Holders. Each Eligible Account Holder will be given the opportunity to purchase up to 17,500 shares, or $140,000, of common stock; subject to the overall limitations described under" - Limitations on
Purchases of Common Stock." If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled. These allocations will be provided in the same proportion that each such subscriber's qualifying deposit bears to the total dollar amount of qualifying deposits of all subscribing Eligible Account Holders, whose subscriptions remain unfilled. Subscription rights received by executive officers and directors and their associates, based on their increased deposits in American Federal Savings Bank in the one year preceding the eligibility record date will be subordinated to the subscription rights of other Eligible Account Holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of June 30, 1998, the Eligibility Record Date.

         Priority 2: The Employee Plans. The employee plans, including the employee stock ownership plan, will be given the opportunity to receive, without payment therefor, the right to purchase up to 10% of the common stock issued in the offering. It is expected that the employee stock ownership plan will purchase 8% of the common stock issued in the offering.

         Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Priority No. 1. However, notwithstanding any other provision of the plan of reorganization, the employee plans will have a first priority subscription right to the extent that the total number of shares of common stock sold in the offering is increased up to 15% above the maximum of the estimated valuation range as set forth in this prospectus. In the event that the total number of shares in the offering is so increased, the employee stock ownership plan will have a priority right to purchase the additional shares in order to fill its order for stock.

         Priority 3: Supplemental Eligible Account Holders. If any stock is available after satisfaction of subscriptions by Eligible Account Holders and the employee stock ownership plan, each Supplemental Eligible Account Holder will have the opportunity to purchase up to 17,500 shares, or $140,000, of common stock. This purchase is subject to the overall limitations described under "Limitations on Purchases of Common Stock." If Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the employee stock ownership plan, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders. The allocation will permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares ordered. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible account Holder whose subscription remains unfilled in the same proportion that each subscriber's qualifying deposit bears to the total dollar amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on December 31, 1999, whose subscriptions remain unfilled. To ensure proper allocation of stock each Supplemental Eligible Account Holder must list on his order form all deposit accounts in which he had an ownership interest as of December 31, 1999.


         Priority 4: Other Members. If any stock is available after satisfaction of all subscriptions by the Eligible Account Holders, the employee plans, and Supplemental Eligible Account Holders, each Other Member, who is not an Eligible or Supplemental Eligible Account Holder will have the opportunity to purchase up to 17,500 shares, or $140,000, of common stock. This purchase is subject to the overall limitation described under "Limitations on Purchases of Common Stock." If Other Members subscribe for a number of shares which, when added to the shares subscribed for by in the preceding categories, is in excess of the total number of shares offered in the offering, available shares will be allocated among subscribing Other Members. The allocation will permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares ordered. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 share (or whatever lesser amount is available) per order basis until the remaining shares have been allocated.

         State Securities Laws. We will make reasonable efforts to comply with the securities laws of any state in the United States in which American Federal Savings Bank members reside, and will only offer and sell the common stock in states in which the offers and sales comply with state securities laws. However, we are not required to offer stock to a person who resides in a foreign country or resides in a state of the United States with respect to which:

          o the number of persons otherwise eligible to subscribe for shares under the plan is small;

          o the offer or sale of shares of common stock to such persons would require us or American Federal Savings Bank or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify its securities for sale in such jurisdiction; and

          o such registration or qualification in the sole judgment of Eagle would be impracticable or unduly burdensome for reasons of cost or otherwise.

         Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in that state on a number of factors. These factors will include, but not be limited to, the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Eagle or American Federal, its officers, directors or employees as brokers, dealers or salesmen.

         Restrictions Against Transfer of Subscription Rights and Shares. The plan prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan or the shares of common stock to be issued when they are exercised. Subscription rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his or her own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights. We will not honor orders which we determine involve the transfer of such rights.

         Expiration Date. The subscription offering will expire at __________ p.m., Montana time, on March ________, 2000, unless it is extended, up to an additional 45 days with the approval of the Office of Thrift Supervision, if necessary, but without additional notice to subscribers. Extensions after such date will require resolicitation of subscribers. Subscription rights will become void if not exercised prior to the extended expiration date.


Community Offering



         If less than the total number of shares of common stock offered are subscribed for in the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to members of the public. The community offering is expected to take place immediately after the end of the subscription offering. However, it may also begin at any time during the subscription offering, subject to the discretion of Eagle Bancorp. The maximum amount of common stock that any person may purchase in the community offering is 17,500 shares, or $140,000, subject to the overall limitation of $200,000 described in "Limitations on Purchases of Common Stock." In the community offering, if any, we may give preference first, to borrowers of American Federal Savings Bank as of January 31, 2000; second to natural persons residing in Lewis and Clark, Gallatin, Jefferson, Silverbow and Broadwater counties in Montana and third, to other natural persons residing in the State of Montana. Shares may also be made available to the general public. We will attempt to issue common stock in such a manner as to promote a wide distribution of common stock.


         If purchasers in the community offering, whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner to be determined by us. Such allocations will be made giving priority in the manner described above. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in these counties. We may utilize depositor loan records or such other evidence to make a determination as to whether a person is a resident. In all cases, the determination of resident status will be made by us in our sole discretion.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering. The community offering must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Office of Thrift Supervision. We may conclude the community offering as soon as we receive orders for at least the minimum number of shares available for sale.

         We, in our absolute discretion, reserve the right to reject any or all community offering orders in whole or in part in our sole discretion , at the time of receipt or as soon as practicable following the completion of the community offering.


Syndicated Community Offering


         To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we may offer shares in a syndicated community offering on a best-efforts basis through a group of broker dealers to be managed by Ryan, Beck & Co. in a manner which will promote a wide distribution of the common stock. Orders received in connection with the syndicated community offering, if any, will receive a lower priority than orders received in the subscription offering and community offering. Common stock sold in the syndicated community offering will be sold at the same price as all other shares in the subscription offering. We have the right to reject orders, in whole or in part, in our sole discretion in the syndicated community offering. No person will be permitted to purchase more than 17,500 shares, or $140,000, of common stock in the syndicated community offering. Neither Ryan, Beck & Co. nor any other broker-dealer will be obligated to purchase any shares in the syndicated community offering. The syndicated community offering may commence during or after the community offering, if any. It must be completed within 45 days of the completion of the subscription offering unless extended by the Office of Thrift Supervision. If a syndicated community offering cannot be effected or is deemed inadvisable, we will seek to make other arrangements for distribution of the shares.


Limitations on Purchases of Common Stock

         The following limitations have been imposed on purchases of shares of common stock:


          o The aggregate amount of our outstanding common stock owned or controlled by persons other than Eagle Financial MHC at the close of the offering will be less than 50% of Eagle's total outstanding common stock.

          o The maximum number of shares of common stock which may be purchased in the subscription offering by any person in the first, third and fourth priorities cannot exceed 17,500 shares, or $140,000.

          o The maximum number of shares of common stock which may be purchased in the community offering by any person cannot exceed 17,500 or $140,000.

          o The maximum number of shares of common stock which may be purchased in the syndicated community offering by any person cannot exceed 17,500 shares, or $140,000.

          o The maximum number of shares of common stock which may be subscribed for or purchased in all categories of the offering combined by any person together with any associate or group of persons acting in concert is 25,000 shares, or $200,000. However, our employee plans may subscribe for up to 10% of the common stock issued in the offering, although the employee stock ownership plan currently intends to purchase only 8% of such shares.

          o The maximum number of shares of common stock which may be purchased in all categories in the offering by officers and directors of American Federal Savings Bank and their associates in the aggregate shall not exceed 33% of the total number of shares of common stock issued in the offering

          o A minimum of 25 shares of common stock must be subscribed for each person ordering shares in the offering.

          o Depending on market or financial conditions, the board of directors of American Federal may decrease or increase the maximum purchase limitations in the plan, provided that the purchase limitations may not be increased to a percentage in excess of 5% of the offering or 42,928 shares. If we increase the maximum purchase limitations, we are only required to resolicit persons who subscribed for the maximum purchase amount in the subscription offering and may, in our sole discretion, resolicit other large subscribers.

          o If the total number of shares offered increases in the offering due to an increase in the maximum of the estimated valuation range to up to 858,550 shares the additional shares will be allocated in the following order of priority:

               o    to fill the employee plan's subscription;

               o if there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders;

               o if there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders;

               o if there is an oversubscription at the Other Member level, to fill unfilled subscriptions of Other Members; and

               o    to fill unfilled subscriptions in the community offering.

          o No person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, particularly those regarding free riding and withholding. Eagle or American Federal Savings Bank and or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

          o The board of directors has the right to reject any order submitted by a person whose representations the board of directors believes to be false or who the Board otherwise believes is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan.

          o The foregoing restrictions on purchases by any person also apply to purchases by persons acting in concert under applicable regulations of the Office of Thrift Supervision.

         The term "associate" of a person is defined in the plan. The term associate also applies to any corporation or organization other than American Federal Savings Bank or a majority-owned subsidiary of American Federal Savings Bank of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, any trust or other estate of which such person is a substantial beneficiary for which that person serves as trustee or in a similar fiduciary capacity. It excludes tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans of which a person is a substantial beneficiary or serves as a trustee. Also, except for purposes of aggregating total shares that may be held by officers and directors, the term associate does not include any tax-qualified employee stock benefit plan. The term associate also includes any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a trustee or officer of American Federal, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations. We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." All such determinations are in our sole discretion and may be based on whatever evidence we believe to be relevant. Under regulations of the Office of Thrift Supervision, directors of American Federal Savings Bank are not deemed to be affiliates or a group acting in concert with other directors solely as a result of membership on the board of directors of American Federal.

         Each person purchasing shares of the common stock in the offering will be deemed to confirm that such purchase does not conflict with the maximum purchase limitation. If this purchase limitation is violated by any person or any associate or group of persons affiliated or otherwise acting in concert with such persons, we will have the right to purchase from such person at the purchase price per share all shares acquired by such person in excess of such purchase limitation. Further, we will have the right, if such excess shares have been sold by such person, to receive the difference between the purchase price per share paid for such excess shares and the price at which such excess shares were sold by such person. Our right to purchase these excess shares will be assignable.

         Common stock purchased in the offering will be freely transferable, except for shares purchased by directors and officers of American Federal. For restrictions on the common stock purchased by directors and officers, see "-- Restrictions on Transferability by Directors and Officers."


Ordering and Receiving Common Stock


         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering a properly executed order form and payment by mail or overnight courier to the address designated on the order form or may deliver the order form in person to any office of American Federal. If the employee stock ownership plan subscribes for shares during the subscription offering, it will not be required to pay for the shares until the completion of the offering. Once tendered, subscription orders cannot be revoked without the consent of American Federal Savings Bank unless the reorganization is not completed within 45 days of the expiration date.


         If a stock order form:


          o is not delivered and is returned to American Federal Savings Bank by the U.S. Postal Service;

          o is not received or is received after the applicable expiration date;

          o    is not completed correctly or executed;

          o is not accompanied by the full payment in the manner described on the order form including instances where account or certificate balance withdrawal is authorized; or

          o is not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights for the person to whom the rights have been granted will lapse as though such person failed to return the completed order form within the time period specified.

         However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we may otherwise specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We reserve the right in our sole discretion to accept or reject orders received on photocopies or facsimile order forms. Our interpretation of the terms and conditions of the plan and of the acceptability of the order forms will be final, subject to the authority of the Office of Thrift Supervision.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment and all properly completed and executed order forms, must be received by us on or prior to the expiration date specified on the order form unless we extend the date. Payment for shares of common stock may be made


          o    by personal check, bank draft or money order, or


          o by authorization on the order form of withdrawal from deposit accounts maintained with American Federal.


         Payment by Withdrawal From American Federal Savings Bank Deposit Accounts. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once a subscriber authorizes a withdrawal, the subscriber may not use any of the withdrawal amount for any purpose other than to purchase the common stock for which he or she has subscribed. A hold will be placed on the funds until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares. If a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate will be canceled at the time of withdrawal, without penalty. The remaining balance will then earn interest at the passbook savings account rate subsequent to the withdrawal.

        Payment By Check. In the case of payments made by check, bank draft or money order, such funds will be placed in a segregated account and interest will be paid at the passbook savings account rate from the date payment is received until the offering is completed. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent. However, if the offering is not completed within 45 days after the conclusion of the subscription offering, subscribers will be given the opportunity to maintain, increase, decrease, or rescind their subscription for a specified period of time. If a response is not received, a subscriber will be deemed to have rescinded his order. If the offering is not completed for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering. Persons with IRAs maintained at American Federal Savings Bank must have their accounts transferred to an entity such as a broker-dealer able to administer self-directed IRAs and to transact the purchase of shares of common stock in the offering. There will be no early withdrawal or IRS interest penalties for such transfers. Assistance on how to purchase stock in the offering through an IRA can be obtained from our stock information center. Depositors interested in using funds in an American Federal Savings Bank IRA to purchase common stock should contact the stock information center as soon as possible because IRA purchases take time.

         Federal regulations prohibit American Federal Savings Bank from lending funds or extending credit to any person to purchase the common stock in the reorganization.

         Stock Information Center. The stock information center is located at 1400 Prospect Avenue, Helena, Montana. Its phone number is (____) _____________.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock in jurisdictions where such participation is not prohibited. Other employees of American Federal Savings Bank may participate in the offering in ministerial capacities. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers of American Federal Savings Bank or registered representatives of Ryan, Beck & Co. No officer, director or employee of American Federal Savings Bank will be compensated in connection with the person's solicitations or other participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.


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


Restrictions on Repurchase of Shares


         Generally, during the first six months following the reorganization, Eagle may not repurchase its shares. During each of the second six months, second and third years following the reorganization, Eagle may repurchase up to five percent of the outstanding shares provided they are purchased in public markets and not privately from individuals or other entities. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the Office of Thrift Supervision. The Office of Thrift Supervision may disapprove a repurchase program after it determines that:


          o the repurchase program would adversely affect our financial condition and capital position;

          o the information submitted is not enough to base a conclusion as to whether our financial condition and capital position would be adversely affected; or

          o    a valid business purpose was not demonstrated.

In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by Eagle and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, Eagle may utilize the rules and regulations then in effect.


Stock Pricing and the Number of Shares to be Offered


         Feldman Financial, which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an appraisal of the estimated pro forma market value of the common stock. This independent valuation expresses our pro forma market value in terms of an aggregate dollar amount. Feldman Financial will receive fees of $17,500 for its appraisal services, including preparing and issuing the independent valuation and subsequent updates, and $5,000 for assistance in preparation of our business plan, plus its reasonable out-of-pocket expenses incurred in connection with the independent valuation and business plan. American Federal Savings Bank has agreed to indemnify Feldman Financial against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by American Federal Savings Bank to Feldman Financial. We will not indemnify Feldman Financial where Feldman Financial is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

         Feldman Financial has determined that as of January _____, 2000 the estimated aggregate pro forma market value of our common stock was $11.05 million. Pursuant to regulations, this estimate results in an estimated valuation range with a minimum of $9.39 million and a maximum of $12.71 million. The board of directors reviewed and approved Feldman Financial's appraisal. The board also reviewed the methodology and the assumptions used by Feldman Financial in preparing its appraisal. In particular, the appraisal considered (i) American Federal's financial condition and results of operations for the year ended June 30, 1999, and three months ended September 30, 1999, (ii) financial comparisons of American Federal Savings Bank in relation to financial institutions of similar size and asset quality and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the appraisal. The number of shares, are subject to change if the independent valuation changes at the conclusion of the offering.

         In accordance with regulations, the number of shares of Eagle common stock to be outstanding after the reorganization must be based on the valuation. The board of directors established a price per share of $8.00. Therefore, excluding the shares held by Eagle Financial MHC, between 551,809 and 746,566 shares will be outstanding, subject to a 15% increase to 858,550 shares. The offering range must also be based on the valuation. The board of directors has decided to offer for sale 47% of Eagle's to-be outstanding shares. The remaining shares will be owned by Eagle Financial MHC. The total number of shares of common stock that by regulation will be sold to persons other than the mutual holding company in the offering cannot exceed 49.99% of our issued and outstanding voting stock. We are offering between 551,809 and 746,566 shares of stock, subject to a 15% increase to 858,550 shares.

         The minority ownership can increase or decrease. If the updated estimate of the pro forma market value of American Federal Savings Bank just prior to the conclusion of the offering remains within the estimated valuation range, there will be no corresponding change to the number of shares issued to Eagle Financial MHC in the reorganization and sold to subscribers in the offering. If, however, the updated valuation exceeds $14.61 million or is less than $9.39 million, we may:

          o terminate the offering, return all subscription funds promptly, paying interest at the passbook rate and cancel all account withdrawal authorizations;

          o    establish a new estimated valuation range and either:

               o    hold new subscription and community offerings; or

               o provide subscribers the opportunity to change or cancel their orders (a "resolicitation"), or

          o take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.


         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, Feldman Financial has relied on and assumed the accuracy and completeness of financial and statistical information provided by American Federal. Feldman Financial did not independently verify the financial statements and other information provided by American Federal. Feldman Financial also did not value independently the assets and liabilities of American Federal. The independent valuation considers American Federal Savings Bank only as an operating business. It should not be considered as a indication of the value of American Federal Savings Bank if all of its assets were sold or if American Federal Savings Bank were sold. Moreover, because such independent valuation is based on estimates and projections, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell shares of common stock at a price equal to or greater than the $8.00 per share purchase price.


Plan of Distribution and Marketing Arrangements


         The common stock will be offered in the offering principally by the distribution of this prospectus. It is expected that a registered representative employed by Ryan, Beck & Co., Inc. will be working at, and supervising the operation of, the stock information center. Ryan, Beck & Co. will be responsible for responding to questions regarding the reorganization and the offering.

         American Federal Savings Bank and Eagle have entered into an agency agreement with Ryan, Beck & Co. under which Ryan, Beck & Co. will provide advisory assistance and assist, on a best-efforts basis, in the solicitation of subscriptions for the common stock in the offering. Ryan, Beck & Co. is a broker-dealer registered with the National Association of Securities Dealers, Inc. In the offering, Ryan, Beck & Co. will assist in the design and implementation of a marketing strategy for the offering. Ryan, Beck & Co. will also provide such other general advice and assistance as may be requested to promote the successful completion of the offering. Ryan, Beck & Co. has also agreed to manage a group of broker-dealers if we conduct a best efforts syndicated community offering.

         Ryan, Beck & Co. will receive as compensation, an advisory and marketing fee of $165,000. In the event that sufficient shares of stock are not sold through the subscription offering or in the community offering, Ryan, Beck & Co. will organize a syndicated community offering for which it will receive additional compensation for any sales it makes. If common stock is sold in a syndicated community offering through broker-dealers, we will pay the broker-dealers, including Ryan, Beck & Co. , a sales commission of 6% of the aggregate price of shares sold by the broker-dealers. Ryan, Beck & Co. will also be reimbursed for its legal fees and out-of-pocket expenses, not to exceed $50,000. American Federal Savings Bank has agreed to indemnify Ryan, Beck & Co., to the extent allowed by law, for reasonable costs and expenses in connection with claims or liabilities, including liabilities under the Securities Act of 1933, as amended. See "Pro Forma Data" for further information regarding expenses of the offering.


Restrictions on Transferability by Directors and Officers


         Shares of the common stock purchased by directors or officers of American Federal Savings Bank cannot be sold for a period of one year following completion of the reorganization, except for a disposition of shares after the death of an officer or director. Accordingly, stock certificates issued to directors and officers will bear a legend restricting their sale. Any shares


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


issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock are subject to the same restriction.

         For a period of three years following the reorganization, no director or officer of American Federal Savings Bank or their associates may purchase our common stock except through a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock. It also does not apply to purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual officers or directors.


Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering


         Before the completion of the reorganization and offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased by such person in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and they have not entered into an agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies if we become aware of any such agreement or understanding, and will not honor orders we reasonably believe to involve such an agreement or understanding.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding American Federal's financial condition and results of operations. The information in this section should also be read in conjunction with American Federal's financial statements and notes to the financial statements beginning at page F-_______. Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding American Federal's financial condition and results of operations. The information in this section should also be read in conjunction with American Federal's financial statements and notes to the financial statements beginning at page F-_______.
--------------------------------------------------------------------------------

General


         Eagle is a recently formed company. It has no operating history. The following discussion relates only to the financial condition and results of operations of American Federal. After the reorganization, Eagle will own all of the stock of American Federal.

         American Federal Savings Bank has operated as a community savings bank. We raise money by offering FDIC-insured deposit products and lending this money primarily for the purpose of home financing. As of September 30, 1999, 67.88% of our total loans were residential mortgage loans with fixed rates and 3.68% were residential mortgage loans with adjustable rates. Total first mortgage loans at September 30, 1999, were $80.68 million or 80.08% of our loan portfolio. Our other loan products include home equity loans, consumer and commercial loans. These loans totaled $20.07 million or 19.92% of our total loan portfolio.

         Our results of operations depend primarily on net interest income. Net interest income is determined by the difference between rates of interest we earn on our loans and investments and the rates we pay on interest-bearing deposits and borrowings. This is our interest rate spread. Our net interest income is also determined by the relative amounts of loans and investments and interest-bearing deposits and borrowings. Our results of operations are also affected by noninterest income. Noninterest income includes income from customer deposit account service charges, loan servicing fee income and gains and losses from the sale of loans. Noninterest expense is another factor in our results of operations. It includes salary and employee benefits, federal deposit insurance premiums, office occupancy costs and advertising and data processing. Our results of operations also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates and government policies and actions of regulatory authorities. All of these are beyond our control.


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

Note Concerning Forward-Looking Statements

         This document contains forward-looking statements which are identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Example of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business. They are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage or other loans, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of their dates.

Management Strategy


         American Federal Savings Bank was founded in 1922 and has operated continuously in Helena since that time. Our primary management strategy has been to offer a variety of savings deposits, including checking and NOW accounts as well as residential loans, consumer loans and commercial loans, to generate earnings and expand our customer base in the Montana counties in which we operate. We believe we provide competitive rates and services to individuals and businesses which we have served since 1922. We do this by:

          o Emphasizing core deposits. Our core deposits, including IRA certificates of deposit, were 68.93% of our total deposits, at September 30, 1999. Core deposits are a stable source of funds, and are less sensitive to withdrawal when rates fluctuate than are certificates of deposit. Our employees are actively encouraged through our sales culture to promote our core deposit products. We include as core deposits, transaction accounts, checking accounts, NOW accounts, passbook and statement savings accounts, money market accounts and IRA accounts funded by certificates of deposit.

          o Improving customer service. We believe that successful banking in our community begins with customer service. In that connection, in 1997 we opened a new, larger headquarters building in Helena. Our headquarters building is also our largest branch facility. It has four drive-through banking lanes, and a large parking area. We are committed to customer service in other ways as well, including convenient operating hours, assuring the tenure and continuity of our branch managers and senior staff, offering automated voice response systems for customer inquiries and developing and promoting new loan and deposit products to suit our customers' needs and objectives. We have emphasized a sales culture, training our staff in the development of a sales culture to make customers aware of our products and services.


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


          o Increasing noninterest income. We believe we have a relatively high amount of noninterest income. Our noninterest income to average assets ratio was an annualized .90% for the three months ended September 30, 1999, and 1.23% for the year ended June 30, 1999. We have emphasized both core deposit growth and loan sales growth as methods of achieving additional fee income.

          o Maintaining asset quality. Our high asset quality is reflected in our ratio of non-performing loans to total assets, which was .59% for the three months ended September 30, 1999, and .54% for the year ended June 30, 1999. Our ratio of non-performing loans to total loans, was .88% for the three months ended September 30, 1999; and .83% for the year ended June 30, 1999. We have achieved these levels of high asset quality through investment in high grade securities, conservative underwriting and loan monitoring, local lending, the experience of our senior lending officers and a strong awareness of business and economic trends in our market area.

          o Lending Diversification. We are committed to expanding our loan product offerings in addition to being a home mortgage lender. This strategy began in the early 1980's and has gradually enabled us to supplement our mortgage lending with consumer and commercial business loans and commercial real estate loans.


Asset/Liability Management

         Our assets and liabilities may be analyzed by examining the extent to which they are interest rate sensitive and by evaluating the expected effects of interest rate changes on our net portfolio value. The ability to maintain consistent net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates.


         Our lending activities have historically emphasized long-term fixed and adjustable rate mortgage loans secured by one-to-four family residences. Our deposits mature or are subject to repricing within a relatively short period of time. The combination of long term fixed rate loans and shorter term repricing of deposits has historically caused the income earned by us on our loans to adjust more slowly to changes in interest rates than the interest we pay on our deposits.

         We typically sell a significant portion of our residential loan originations to the secondary market and prefer to sell residential loans to investors on a servicing retained basis. This allows us to increase our fee income. It also allows us to provide a high degree of localized service to our customers. To accomplish this, we became an approved Seller/Servicer for both the Federal Home Loan Mortgage Corporation, or Freddie Mac and the Federal National Mortgage Association, or Fannie Mae. A significant amount of our conforming loan sales are to Freddie Mac. These loans are sold for cash with servicing retained. To a much lesser extent, we occasionally sell loans (primarily Federal Housing Administration, Veteran's Administration or Rural Development insured or guaranteed loans) to other investors with servicing released. All loans are sold without recourse to us. We expect to continue our present practice of selling most of our conforming loans to Freddie Mac for the foreseeable future. We were servicing $112.23 million in loans for the benefit of others at September 30, 1999.


Management of Interest Rate Risk and Market Risk


         Qualitative Analysis. The majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, our most significant form of market risk is interest rate risk, or the effect on net interest income of changes in interest rates. Our lending activities have historically emphasized the origination of long-term, fixed rate loans secured by single-family residences. The primary source of funds has been deposits with substantially shorter maturities. While having deposits and borrowings that reprice more frequently than loans and investments is generally beneficial to net interest income during a period of declining interest rates, it is generally detrimental during periods of rising interest rates.

         The board of directors has established an asset/liability committee which consists of senior officers and the Chairman of the Board. The committee meets on an as needed basis, but at least quarterly, to review loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics.

         To reduce the effect of interest rate changes on net interest income, we have adopted various strategies to enable us to improve matching of asset maturities to deposits and borrowings. The principal elements of these strategies include seeking to originate and retain loans with adjustable rate features or fixed rate loans with short maturities. We also sell 30 year fixed rate mortgage loans in the secondary market to Fannie Mae or Freddie Mac or, on occasion, other private investors. We also try to attract low or no cost transaction accounts and lengthen the terms in which our liabilities mature when we think it is beneficial from a cost standpoint. We do this through a concerted emphasis on NOW accounts and noninterest checking account sales by our tellers. When market conditions permit, we also extend maturities on certificates of deposit, lengthen terms of Federal Home Loan Bank advances when appropriate and originate and hold in our portfolio adjustable rate loans which have annual interest rate adjustments. We also purchase securities with adjustable rates and short-term maturities.

         Quantitative Analysis. Exposure to interest rate risk is actively monitored by management. Our objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. We use a variety of tools, including the Office of Thrift Supervision Net Portfolio Value Model to monitor our exposure to interest rate risk, which calculates changes in net portfolio value. The Office of Thrift Supervision measures an institution's interest rate risk by the changes in its Net Portfolio Value as a result of a hypothetical change in market interest rates.

         The following table presents our Net Portfolio Value as of September 30, 1999. This table is calculated by the Office of Thrift Supervision based on information provided by us.


                                     Net Portfolio Value
                     -----------------------------------------------------
    Change in                                                      Board
  Interest Rates                Estimated Increase (Decrease)     Approved
(basis points)(1)    Amount         in Net Portfolio Value        Limit(2)
-----------------    ------    ------------------------------     --------
     +300 bp        $12,459        $(6,118)          (33)%          (50)%
     +200 bp         14,668         (3,909)          (21)           (35)
     +100 bp         16,781         (1,795)          (10)           (20)
        0 bp         18,577              0             0              0
     -100 bp         19,761          1,184             6            (10)
     -200 bp         20,855          2,278            12            (15)
     -300 bp         22,238          3,661            20            (20)


(1)  Assumes  an   instantaneous   uniform  change  in  interest  rates  at  all
     maturities.

(2)  Represents maximum change pursuant to policy set by board of directors.


         Future interest rates or their effects on Net Portfolio Value or net interest income are not predictable. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments, and deposit run-offs, and should not be relied upon as indicative of actual results. Shortcomings are inherent in such computations. Although some assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rate on some assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Asset such as adjustable rate mortgages, generally have features which restrict making adjustments to a borrower's interest rate on a short-term basis and over the life of the loan. After a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result if our borrowers are unable to meet their repayment obligations as interest rates increase.

         Interest Rate Risk Analysis. In addition to the asset/liability committee, the board of directors reviews our asset and liability policies. The board of directors reviews interest rate risk and interest rate trends quarterly, as well as liquidity and capital ratio requirements. Management administers the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policy and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.


Analysis of Net Interest Income


         Our earnings have historically depended upon our net interest income, which is the difference between interest income earned on loans and investments and interest paid on deposits and any borrowed funds. It is the single largest component of our operating income. Net interest income is affected by (i) the difference between rates of interest earned on our loans and investments and rates paid on our interest-bearing deposits and borrowings (the "interest rate spread") and (ii) the relative amounts of our loans and investments and interest-bearing deposits and borrowings.

         The following tables present an analysis of selected aspects of our operations during the recent periods indicated. The first table presents the average balances of and the interest and dividends earned or paid on each major class of our loans and investments and interest-bearing deposits and borrowings. Nonaccruing loans are included in balances for all periods. Average balances are daily average balances. The yields and costs include fees, which are considered adjustments to yields.


                                                                              For the Three Months Ended September 30,
                                                                   -----------------------------------------------------------------
                                           At September 30, 1999               1999                               1998
                                           ---------------------   -----------------------------    ------------------------------
                                                                   Average    Interest              Average    Interest
                                                        Yield/       Daily       and      Yield/      Daily        and      Yield/
                                           Balance       Rate       Balance   Dividends    Rate      Balance    Dividends    Rate
                                           -------       ----       -------   ---------    ----      -------    ---------    ----
                                                                               (Dollars in thousands)
Assets:
  Interest-earning assets:
     Federal Home Loan Bank Stock......     $  1,325     7.25%     $  1,301     $   24      7.38%    $  1,208   $     23      7.62%
     Loans receivable, net(3)..........      100,449     7.89        98,917      1,982      8.01       97,210      2,074      8.53
     Investment securities.............       30,950     5.88        31,863        460      5.75       26,157        395      6.04
                                            --------
     Interest-bearing deposits with
      banks............................          550     5.53         3,239         42      5.19        6,437         90      5.59
                                            --------               --------     ------               --------      -----
Total interest-earning assets..........      133,274     7.41       135,320      2,508      7.41      131,012      2,582      7.85
Noninterest-earning assets.............       15,105                 14,517                            13,174
                                            --------               --------                          --------
Total assets...........................     $148,379               $149,837                          $144,186
                                            ========               ========                          ========
Liabilities and Retained Earnings:
  Interest-bearing liabilities:
   Deposit accounts:
     Money market......................     $ 15,906     3.71      $ 15,294     $  142      3.71     $ 11,448    $    98      3.42
     Passbooks.........................       21,030     3.00        21,264        161      3.03       20,156        153      3.04
     Checking..........................       21,990     1.50        21,827         75      1.37       21,449         81      1.51
     Certificates of deposit...........       58,917     5.02        58,501        741      5.07       57,261        790      5.52
     Advances from Federal Home Loan
      Bank.............................        8,508     6.32        10,389        169      6.51       13,572        223      6.57
                                            --------               --------     ------               --------     ------
Total interest-bearing liabilities.....      126,351     3.99       127,275      1,288      4.05      123,886      1,345      4.30
Noninterest-bearing liabilities........        1,992                  2,317                             2,393
Noninterest checking...................        5,961                  6,011                             4,532
                                            --------              ---------                          --------
Total liabilities......................      134,304                135,603                           130,811
Total equity...........................       14,075                 14,234                            13,375
                                            --------               --------                          --------
Total liabilities and equity...........     $148,379               $149,837                          $144,186
                                            ========               ========                          ========
Net interest rate spread(1)............                  3.42%                  $1,220      3.36%                 $1,237      3.55%
                                                         ====                   ======      ====                  ======      ====
Net interest margin(2).................                                                     3.61%                             3.78%
                                                                                            ====                              ====
Total interest-earning assets to total
 interest-bearing liabilities...........               105.55%                            106.32%                           105.68%
                                                       ======                             ======                            ======

-----------

(1)  Interest rate spread represents the difference between the average yield on
     interest-earnings   loans  and   investments   and  the  average   rate  on
     interest-bearing deposits and borrowings.

(2) Net interest margin represents income before the provision for loan losses divided by average interest-earning loans and investments.

(3)  Includes loans available for sale and nonaccruing loans.


                                                               For the Years Ended June 30,
                                           -----------------------------------------------------------------------
                                                         1999                                   1998
                                           ----------------------------------     --------------------------------
                                                                     (Dollars in thousands)
                                           Average       Interest                   Average     Interest
                                            Daily          and         Yield/       Daily         and        Yield/
                                           Balance       Dividends      Rate       Balance     Dividends      Rate
                                           -------       ---------      ----       -------     ---------      ----
Assets:
  Interest-earning assets:
   Federal Home Loan Bank Stock..........  $  1,243       $    94       7.56%     $  1,151      $    91        7.91%
   Loans receivable, net(3)..............    97,392         8,049       8.26        99,884        8,495        8.50
   Investment securities.................    25,362         1,498       5.91        23,967        1,457        6.08
   Interest-bearing deposits with banks..     7,661           381       4.97         4,026          225        5.59
                                           --------       -------                 --------      -------
Total interest-earning assets............   131,658        10,022       7.61       129,028       10,268        7.96
                                                                                                =======
Noninterest-earning assets...............    13,472                                 13,150
                                           --------                               --------
Total assets.............................  $145,130                               $142,178
                                           ========                               ========
Liabilities and Retained Earnings:
  Interest-bearing liabilities:
    Deposit accounts:
     Money market........................  $ 12,441       $   434       3.49      $ 11,423      $   386        3.38
     Passbook ...........................    20,393           614       3.01        20,027          603        3.01
     Checking............................    21,406           298       1.39        21,117          363        1.72
     Certificates of deposit.............    56,926         3,009       5.29        56,521        3,153        5.58
                                           --------
     Advances from Federal Home Loan Bank    12,892           838       6.50        14,463          935        6.46
                                           --------       -------                 --------      -------      ------
Total interes-bearing liabilities........   124,058         5,193       4.19       123,551        5,440        4.40
Other noninterest-bearing liabilities....     2,380                                  2,360
Noninterest checking.....................     4,818                                  3,725
                                           --------                               --------
Total liabilities........................   131,256                                129,636
Total equity.............................    13,874                                 12,542
                                           --------                               --------
Total liabilities and equity.............  $145,130                               $142,178
                                           ========                               ========
Net interest income/interest rate
  spread(1)..............................                 $ 4,829       3.42%                   $ 4,828        3.56%
                                                          =======     ======                    =======      ======
Net interest margin(2)...................                               3.67%                                  3.74%
                                                                      ======                                 ======
Total interest-earning assets to total
  interest-bearing liabilities...........                             106.11%                                104.41%
                                                                      ======                                 ======

---------

(1)  Interest rate spread represents the difference between the average yield on
     interest-earnings   loans  and   investments   and  the  average   rate  on
     interest-bearing deposits and borrowings.

(2) Net interest margin represents income before the provision for loan losses divided by average loans and investments.

(3)  Includes loans available for sale and nonaccruing loans.

Rate/Volume Analysis


         The following table sets forth information regarding changes in our interest income and interest expense for the periods indicated. For each category of our loans and investments and our interest-earning deposits and borrowings, information is provided on changes attributable to change in volume (change in volume multiplied by the old rate). The table also provides information on change in rate (changes in rate multiplied by old volume). The combined effects of changes in rate and volume have been allocated proportionately to the change due to rate and the change due to volume.



                                         For the Three                  For the
                                    Months Ended September 30,    Years Ended June 30,
                                       Increase (Decrease)        Increase (Decrease)
                                  ----------------------------    ------------------------
                                         1999 vs. 1998               1999 vs. 1998
                                  ----------------------------    -------------------------
                                              Due to                       Due to
                                    -------------------------    -------------------------
                                    Volume     Rate      Net     Volume      Rate      Net
                                    ------     ----      ---     ------      ----      ---
                                                      (In thousands)
Interest Earning Assets:
  Loans receivable, net ..........  $ 205     $(297)    $(92)    $(209)     $(237)   $(446)
  Investment securities ..........    168      (103)      65        85        (44)      40
  Interest-bearing deposits
    with banks ...................    (41)       (7)     (48)      183        (27)     156
  Other earning assets ...........      5        (4)       1         7         (4)       3
                                    -----     -----     ----     -----      -----    -----
Total interest earning assets ....    337      (411)     (74)       66       (312)    (245)
                                    -----     -----     ----     -----      -----    -----
Interest-bearing liabilities:
  Passbook, money market
and checking accounts ............     34        12       46        41        (47)      (5)
  Certificates of deposit ........     96      (145)     (49)       23       (167)    (144)
  Borrowings(1) ..................    (52)       (2)     (54)      (97)         0      (97)
                                    -----     -----     ----     -----      -----    -----
Total interest-bearing liabilities     78      (135)     (57)      (33)      (214)    (246)
                                    -----     -----     ----     -----      -----    -----
Net interest income ..............  $ 259     $(276)    $(17)    $  99      $ (98)   $   1
                                    =====     =====     ====     =====      =====    =====


----------

(1)  Includes advances from Federal Home Loan Bank



Financial Condition

         Total assets increased by $4.46 million, or 3.09%, from $144.43 million at June 30, 1998, to $148.89 million at June 30, 1999. At September 30, 1999, total assets were $148.38 million. Total liabilities increased by $3.43 million or 2.61% from $131.57 million at June 30, 1998, to $135.00 million at June 30, 1999. At September 30, 1999, total liabilities were $134.30 million. The consistency in asset size reflects the relatively moderate growth in the economy in American Federal's market area.

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


Comparison of Operating Results for the Three Months Ended September 30, 1999 and 1998



         Net Income. The operations of American Federal Savings Bank are impacted by a wide variety of economic and business factors. See "Business of American Federal Savings Bank -- Current Operations." American Federal Savings Bank had net income of $209,000 for the three months ended September 30, 1999, compared to net income of $340,000 for the three months ended September 30, 1998. This decrease of 38.53% was due primarily to an increase in noninterest expense from $1.14 million for the three months ended September 30, 1998, to $1.21 million for the three months ended September 30, 1999 and a decrease in noninterest income from $455,000 for the three months ended September 30, 1998, to $330,000 for the three months ended September 30, 1999. The increase in noninterest expense was the result of a $38,000 increase in salaries, an increase in furniture and equipment depreciation of $17,000 and an increase of $17,000 in consulting expenses. The increased salaries were primarily due to the slowdown of mortgage loan originations which accelerated recognition of salary related loan origination costs. The increased depreciation and consulting expenses were due to the installation of a new software system used in operations. The decrease in noninterest income is due primarily to the decrease in net gain on sale of loans of $188,000 caused by the decline in loan sales.


         Net Interest Income. Net interest income for the three months ended September 30, 1999, and September 30, 1998, was nearly identical. Such income was $1.22 million in 1999 versus $1.24 million in 1998. The ratio of average interest earning assets to average interest bearing liabilities increased from 105.68% as of September 30, 1998, to 106.32% as of September 30, 1999.

         Interest and Dividend Income. Total interest and dividend income was $2.51 million for the three months ended September 30, 1999, compared to $2.58 million for the three months ended September 30, 1998, representing a small decrease of $74,000 or 2.87%. This decrease was due to a decrease in average yield on loans, partially offset by an increase in average loan and investment securities volumes.

         Interest Expense. Total interest expense, which consists primarily of interest on savings deposits, decreased slightly from $1.34 million for the three months ended September 30, 1998, to $1.29 million for the three months ended September 30, 1999, a decrease of $57,000 or 4.23%. This decrease was primarily the result of a decrease in average rates paid, slightly offset by increased retail deposit volume.

         Provision for Loan Losses. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level considered adequate by American Federal Savings Bank to provide for probable loan losses based on prior loss experience, volume and type of lending conducted by American Federal, available peer group information, and past due loans in the loan portfolio. Our policies require the review of assets on a quarterly basis. We classify loans as well as other assets if warranted. See "Business -- Lending Activity." While we believe we use the best information available to make a determination with respect to the allowance for loan losses, we recognize that future adjustments may be necessary. We provided $15,000 for loan losses for the three months ended September 30, 1999 and 1998. The amount was provided primarily because of a slight increase in loans originated. The amount of possible increase was offset by the fact that the economy in our market has been stable, interest rates have not risen materially and employment conditions appeared stable as well. We continue to monitor our loan portfolio and will increase or decrease the provision for loan losses as our portfolio size and composition changes or we note an increase in non-performing loans or change in economic conditions which may cause an increase in non-performing loans.


         Noninterest Income. Total noninterest income decreased from $455,000 for the three months ended September 30, 1998 to $330,000, or 26.81%, for the three months ended September 30, 1999. This decrease in noninterest income was primarily attributable to a decrease in net gain on sale of loans from $188,000 for the three months ended September 30, 1998, to $88,000 for the three months ended September 30, 1999, because of a decline in mortgage loan originations, a reduction in loan sales due to decreased originations and a decision to retain more loans with 15 year terms. Additionally, there was an increase in the net loss on the sale of available for sale securities from a loss of $6,000 for the three months ended September 30, 1998, to $30,000 for the three months ended September 30, 1999 because of the sale of low yielding corporate debt obligations. "Other" noninterest income decreased $13,600, or 14.27%, from $95,300 for the three months ended September 30, 1998, to $81,700 for the three months ended September 30, 1999. Miscellaneous non-operating income decreased $500 from $8,900, or $8,400. Late charges assessed on loans decreased $2,000 from $11,300 to $9,300, and commission income decreased $2,000 from $7,900 to $5,900. Servicing income on Small Business Administration loans declined by $2,300 from $5,300 to $3,000.

         Noninterest Expense. Noninterest expense increased from $1.14 million for the three months ended September 30, 1998, to $1.21 million for the three months ended September 30, 1999, an increase of $73,000 or 6.43%. This increase was the result of a 6.29% increase in salaries and employee benefits from $604,000 for the three months ended September 30, 1998, to $642,000 for the three months ended September 30, 1999, and an increase in furniture and equipment depreciation of $17,000, or 27.42% from $62,000 for the three months ended September 30, 1998, to $79,000 for the three months ended September 30, 1999 because of the installation in October 1998 of a new Windows NT system and an increase in consulting fees. We paid no consulting fees in the three months ended September 30, 1998, as compared to $17,000 in the three months ended
September 30, 1999. The consulting fees in 1999 represented payments to a consultant in connection with our installation of new computer software to support the Windows NT system. Other noninterest expense decreased $12,200, or 6.71%, from $181,800 for the three months ended September 30, 1998 to $169,600 for the three months ended September 30, 1999. Office supplies expense decreased $9,200 from $19,900 to $10,700. Real estate loan expenses decreased $5,500 from $12,700 to $7,200. Dues and subscriptions expense decreased $2,300 from $9,900 to $7,600. Travel and entertainment expense increased $3,100 from $6,700 to $9,800.


         Income Taxes. Our income tax expense was $202,000 for the three months ended September 30, 1998, compared to $120,000 for the three months ended September 30, 1999. The effective tax rate was 37.25% for the three months ended September 30, 1998, and was

36.55% for the three months ended September 30, 1999. The decrease was attributable to a decrease in net income which was $542,000 before the provision for income taxes for the three months ended September 30, 1998, to $329,000 for the three months ended September 30, 1999.


Comparison of Operating Results for the Years Ending June 30, 1998 and 1999



         Net  Income.  American  Federal  Savings  Bank had net  income of $1.25 million for the year ended June 30, 1999, compared to net income of $1.24 million for the year ended June 30, 1998. Income before the provision for income taxes decreased from $2.16 million for the year ended June 30, 1998, to $1.96 million for the year ended June 30, 1999, a decrease of $197,000, or 9.13%. This decrease occurred primarily because noninterest expense increased from $4.26 million for the year ended June 30, 1998, to $4.61 million for the year ended June 30, 1999, and noninterest income increased from $1.59 million to $1.80 million.


         Net Interest Income. Net interest income was approximately $4.83 million for both of the years ended June 30, 1998 and 1999. The ratio of average interest-earning loans and investments to average interest-bearing deposits and borrowings increased from 104.41% to 106.11%.

         Interest and Dividend Income. Total interest and dividend income was $10.02 million for the year ended June 30, 1999, compared to $10.27 million for the year ended June 30, 1998, representing a decrease of $245,000, or 2.39%. Interest on loans decreased from $8.49 million for the year ended June 30, 1998, to $8.05 million for the year ended June 30, 1999. This decrease of $446,000, or 5.25%, was due primarily to a decrease in the average yield on loans from 8.50% for the year ended June 30, 1998, to 8.26% for the year ended June 30, 1999 as well as a decline in the balance of loans receivable. This was somewhat offset by interest earned from deposits held at other banks which increased from $225,000 for the year ended June 30, 1998, to $381,000 for the year ended June 30, 1999. This increase reflected an increase in the average balances partially offset by a decreased yield.

         Interest Expense. Total interest expense decreased from $5.44 million for the year ended June 30, 1998, to $5.19 million for the year ended June 30, 1999, a decrease of $246,000 or 4.53%. Interest on deposits decreased $150,000 or 3.31% from $4.50 million for the year ended June 30, 1998, to $4.36 million for the year ended June 30, 1999. This decrease was due primarily to a decrease in the average rates paid. Total interest expense also decreased as a result of a decrease in borrowings from the Federal Home Loan Bank of Seattle. The increase in our retail deposits enabled us to reduce the amount of advances we borrowed from the Federal Home Loan Bank. Interest on borrowings from the Federal Home Loan Bank of Seattle decreased from $935,000 for the year ended June 30, 1998, to $838,000 for the year ended June 30, 1999.

         Provision for Loan Losses. We provided $60,000 for loan losses for both years ended June 30, 1998 and 1999, respectively. In establishing such provision, management considered the stability of the loan portfolio and general economic conditions in our market area. In monitoring our loan portfolio, we may increase or decrease the provision for the loan losses as we consider necessary. Increases are based on our management's review of such factors as employment rates, delinquency trends, loan growth and portfolio composition. In its discussion on whether to modify the loan loss allowance, we noted that total loans, as of June 30, 1999, grew by about $2 million. This growth was, however, accompanied by relatively favorable conditions in other areas such as employment rates and interest rates. We also noted that loans in higher risk areas such as consumer lending increased by $783,000 and home equity loans by $1.76 million. However, commercial lending and commercial real estate lending decreased by $1.50 million as of June 30, 1999. Management determined that the net growth in loans in high risk categories warranted the $60,000 provision.


         Noninterest Income. Total noninterest income increased from $1.65 million for the year ended June 30, 1998, to $1.80 million for the year ended June 30, 1999, an increase of $156,000 or 9.48%. This change was the result of an increase in gains on sales of loans from $630,000 for the year ended June 30, 1998, to $715,000 for the year ended June 30, 1999, a gain of $85,000 or 13.49%.
This increase was attributable to increased loan originations during the year ended June 30, 1999, in a period where there was significant loan refinance activity. Noninterest income was reduced by a slight decrease in the net gain on sale of available securities from $5,000 for the year ended June 30, 1998, to a loss of $6,000 for the year ended June 30, 1999. "Other" noninterest income increased $11,600, or 3.27%, from $354,200 for the year ended June 30, 1998 to $365,800 for the year ended June 30, 1999. Late charges assessed on loans increased $7,800 from $34,400 to $42,200. ATM and debit card fee income increased $6,900 from $29,300 to $36,200. Credit card fee income increased $5,400 from $9,300 to $14,700. Contract collection fees decreased $9,800 from $29,500 to $19,700.

         Noninterest Expense. Noninterest expense increased by $354,000 or 8.32% from $4.26 million for the year ended June 30, 1998, to $4.61 million for the year ended June 30, 1999. This increase was primarily due to a slight increase in salaries and employee benefits from $2.37 million for the year ended June 30, 1998, to $2.42 million for the year ended June 30, 1999, an increase of $51,000 or 2.15%, as well as an increase in furniture and equipment depreciation from $245,000 for the year ended June 30, 1998, to $289,000 for the year ended June 30, 1999, an increase of $44,000 or 17.96%. This increase was attributable to installation of a new Windows NT system. In-house computer expense increased from $133,000 for the year ended June 30, 1998 to $164,000 for the year ended June 30, 1999, an increase of $31,000 or 23.67%. This increase, as well as an increase in consulting fees from $2,000 for the year ended June 30, 1998, to $40,000 for the year ended June 30, 1999, was primarily due to our decision to install a new computer network designed to operate all of our computer systems based on the Windows NT operating system. "Other" noninterest expenses also increased from $574,000 for the year ended June 30, 1998, to $640,000 for the year ended June 30, 1999. This increase was primarily the result of charitable contributions which increased by $18,000, loan related expenses which increased by $18,000, office supplies which increased by $13,000 and travel and entertainment-related expenses which increased by $13,000.


         Income tax expense. American Federal's income tax expense was $914,000 for the year ended June 30, 1998, as compared to $708,000 for the year ended June 30, 1999. The effective tax rate for the year ended June 30, 1998, was 42.40% and was 36.10% for the year ended June 30, 1999. During the year ended June 30, 1999, American Federal Savings Bank

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


recognized a deferred tax expense of $72,000 for an increase in net deferred tax liabilities due primarily to the recognition of an additional provision for depreciation for federal tax purposes.


Liquidity and Capital Resources


         We are required to maintain minimum levels of liquid assets as defined by Office of Thrift Supervision regulations. This requirement, which varies from time to time depending upon economic conditions and our deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio of liquidity is currently 5.0%. Our liquidity ratio average was 20.82%, 20.27% and 18.06% at June 30, 1998, June 30, 1999, and September 30, 1999,
respectively. It is our belief that upon completion of the reorganization our liquidity ratio will initially increase.

         Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and deposits, funds provided from operations and advances from the Federal Home Loan Bank of
Seattle. Scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are generally predictable. However, other sources of funds, such as deposit flows and loan prepayments, can be greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments. We also use them to fund maturing certificates of deposit, demand deposit withdrawals and to invest in other loans and investments, maintain liquidity, and meet operating expenses.


         Net cash provided by our operating activities which is primarily comprised of cash transactions affecting net income for the three months ended September 30, 1999, was $1.26 million. Net cash provided by our operating activities for the year ended June 30, 1999, was $2.90 million and $1.06 million for the year ended June 30, 1998. The increase was the result of a liquidation in loans held for sale portfolio.


         Net cash used in our investing activities which is primarily comprised of cash transactions from our investment securities and mortgage-backed securities portfolios and our loan portfolio for the three months ended September 30, 1999, was $2.99 million. Net cash used in our investing activities was $6.60 million for the year ended June 30, 1999, and $2.06 million for the year ended June 30, 1998.

         For the three months ended September 30, 1999, net cash used by our financing activities which is primarily cash transactions from net increases in deposits and net Federal Home Loan Bank advances was $1.08 million. Net cash provided by our financing activities totaled $3.66 million for the year ended June 30, 1999, and $5.46 million for the year ended June 30, 1998. This decrease was the result of the payment of advances from the Federal Home Loan Bank of Seattle.


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



         Liquidity may be adversely affected by unexpected deposit outflows, higher interest rates paid by competitors, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and management's assessment of our ability to generate funds.


         We are subject to federal regulations that impose minimum capital requirements. For a discussion on such capital levels, see "Historical and Pro Forma Capital Compliance" and "Regulation Regulatory Capital Requirements."


Financial Services Modernization Bill

         On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, federal legislation intended to modernize the financial services industry by establishing a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms and other financial service providers. Generally, the Act:


     o repeals the historical restrictions and eliminates many federal and state law barriers to affiliations among banks, securities firms, insurance companies and other financial service providers;

     o provides a uniform framework for the functional regulation of the activities of banks, savings institutions and their holding companies;

     o broadens the activities that may be conducted by national banks, banking subsidiaries of bank holding companies and their financial subsidiaries;

     o provides an enhanced framework for protecting the privacy of consumer information;

     o    adopts  a  number  of  provisions   related  to  the   capitalization,
          membership, corporate governance and other measures designed to modernize the Federal Home Loan Bank system;

     o modifies the laws governing the implementation of the Community Reinvestment Act; and

     o    addresses a variety of other  legal and  regulatory  issues  affecting
          day-to-day   operations   and   long-term   activities   of  financial
          institutions.

         Thrift holding companies such as Eagle and mutual holding companies such as Eagle Financial MHC will be permitted to engage in financial activities in the same manner as bank holding companies with respect to insurance and securities activities. In addition, in a change from prior law, thrift holding companies can be owned, controlled or acquired only by companies engaged in financially-related activities.

         We do not believe that the Act will have a material adverse effect on our operations in the near-term. However, to the extent that it permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This could result in a growing number of larger financial institutions that can offer a wider variety of financial services that we currently offer and that can aggressively compete in the markets we currently serve.


Impact of Inflation and Changing Prices

         Our financial statements and the accompanying notes presented elsewhere in this prospectus, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. Interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


Recent Accounting Pronouncements


         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" which, when originally issued, was required to be adopted by American Federal Savings Bank as of July 1, 1999. However, in June 1999, FASB issued Statement of Financial Accounting Standards No. 137 which defers the effective date of Statement No. 133 by one year to July 1, 2000. Statement of Financial Accounting Standards No. 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities. Upon adoption of Statement of Financial Accounting Standards No. 133, all derivatives must be recognized at fair value as either assets or liabilities in the statement of financial position. Changes in the fair value of derivatives not designed as hedging instruments are to be recognized currently in earnings or are to be recognized as a component of other comprehensive income, depending on the intended use of the derivatives and the resulting designations. Upon adoption, retroactive application of this statement to financial statements of prior periods is not permitted. We are currently in the process of evaluating the impact of Statement of Financial Accounting Standards No. 133 on our consolidated financial position and results of operations.

         In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise, an amendment of Statement of Financial Accounting Standards No. 65." This statement amends Statement of
Financial Accounting Standards No. 65 to require that after the securitization of mortgage loans held-for-sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interest based on its ability and interest to sell or hold these investments. Management does not expect this statement to have a significant impact on our financial condition or results of operation.


                     BUSINESS OF THE MUTUAL HOLDING COMPANY

         As part of the reorganization, American Federal Savings Bank will organize Eagle Financial MHC as a federally chartered mutual holding company. As long as they remain depositors, and, in some instances, borrowers, of American Federal, persons who had liquidation rights with respect to American Federal Savings Bank as of the date of the reorganization, will continue to have such rights solely with respect to Eagle Financial MHC after the reorganization.
Voting rights in Eagle Financial MHC will be limited to members of Eagle Financial MHC. At any point in time, members of Eagle Financial MHC consist of persons who either have deposits in American Federal Savings Bank or a loan from American Federal Savings Bank which was outstanding on April 18, 1991, and is still outstanding.

         Eagle Financial MHC's principal assets will be its shares of stock of Eagle Bancorp received in the reorganization and its initial capitalization in the reorganization. Immediately after consummation of the reorganization, it is expected that Eagle Financial MHC will not engage in any business activity other than its investment in a majority of the common stock of Eagle Bancorp and its initial capitalization. However, Eagle Financial MHC may, at a later date, engage in other business activities allowed by law or regulation. Eagle Financial MHC will be a mutual holding corporation chartered under federal law and regulated by the Office of Thrift Supervision. Eagle Financial MHC will be subject to the limitations and restrictions on mutual holding companies required by federal law.


                                BUSINESS OF EAGLE

         After the reorganization Eagle Bancorp will own all of the stock of American Federal. Eagle has not yet engaged in any business and will not transact any material business before the reorganization. We will invest our initial capital as discussed in the "How We Intend to Use the Proceeds of the Offering" section. In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current plans for such activities. Initially, we will not maintain offices separate from those of American Federal Savings Bank or employ any persons other than American Federal's officers. Our officers will not be separately compensated for their services.


                          BUSINESS OF AMERICAN FEDERAL

         American Federal Savings Bank was founded in 1922 as a Montana chartered building and loan association and has conducted operations in Helena since that time as a mutual savings bank. In 1975, we adopted a federal thrift charter and in the period thereafter utilized less restrictive federal branching laws to expand our branch structure. From 1976 to the present, seven new branch facilities were opened and a new headquarters building in Helena was constructed. We consolidated several of these facilities and currently have four full service branches and one drive-up facility. We also have six automated teller machines located in our market area and we participate in the CashCard ATM network.

         Since our founding in Helena in 1922, we have operated in the southcentral portion of Montana. Since the advent of NOW accounts and low and no cost checking or other transaction accounts, we have sought to operate in fashion similar to a commercial bank offering these kinds of deposits and changing our emphasis on home mortgage lending by broadening and diversifying the kind of loans we offer. As a result of these efforts, we provide full retail banking services, including one- to four-family residential mortgage loans, home equity loans, lines of credit, consumer loans and commercial loans for businesses as well as certificates of deposit, checking accounts and savings accounts. We also originate commercial real estate loans, NOW accounts, credit cards, debit cards and other services to individuals and businesses within our market area. We also engage in extensive mortgage banking which means that we originate and sell loans to Fannie Mae, Freddie Mac or private investors. We have sought to introduce a sales culture at all our branches by encouraging the cross selling of a wide variety of bank products and services to our customers. As a result, at September 30, 1999, our core deposits consisting of passbook statement savings, checking and NOW accounts and IRA accounts were $85.33 million or 68.93% of total deposits. We have, as a result, a favorable ratio or transaction accounts and passbook accounts to certificates of deposit. Because of our core deposit ratio, we believe that we operate in a manner similar to that of a commercial bank. This is also evidenced by the significant amount of consumer loans in our loan portfolio and the amount of our fee income. Our expense ratios also more closely resemble the higher ratios of a commercial bank as opposed to a thrift institution. At September 30, 1999, we had total assets of $148.38 million, deposits of $123.80 million and equity of $14.08 million.

         We attract deposits from the general public and use these deposits primarily to originate loans and to purchase investment and mortgage-backed and other securities. The principal sources of funds for lending and investing activities are deposits, Federal Home Loan Bank advances, the repayment, sale and maturity of loans and sale and maturity of securities. The principal sources of income are interest on loans and investments. The principal expense is interest paid on deposits and Federal Home Loan Bank advances.


Market Area

         From our headquarters in Helena, Montana, we operate four full service offices, including our main office, and one drive-in facility. Our headquarters/main office and our drive-in facility are located in Helena and full service branches are located in each of Bozeman (opened 1980), Butte (opened 1979) and Townsend (opened 1979), Montana.

         Montana is one of the largest states in terms of land mass but ranks as one of the least populated states. In 1997, it ranked 44th with a population of 880,000. Helena, where we are headquartered, is the county seat of Lewis and Clark County which has a population of approximately 54,000 and is located within 120 miles of four of Montana's other five largest cities: Missoula, Great Falls, Bozeman and Butte. It is approximately midway between Yellowstone and Glacier National Parks. Helena is also Montana's state capital. Its economy has shown slow growth, in terms of both employment and income. State government and the numerous offices of the federal government comprise the largest employment sector. Helena also has significant employment in the service industries. Specifically, it has evolved into a central health care center with employment in the medical and the supporting professions as well as the medical insurance industry. The local economy is also dependent to a lesser extent upon ranching and agriculture. These have been more cyclical in nature and remain vulnerable to severe weather conditions, increased competition, both domestic and international, as well as commodity prices.

         Bozeman, where we have a branch, is approximately 95 miles southeast of Helena. It is located in Gallatin County, which has a population of approximately 63,000. Bozeman is home to Montana State University and has achieved its recent growth in part due to the growth of the University as well as the increased tourism for resort areas in and near Bozeman. Agriculture, however, remains an important part of Bozeman's economy. Bozeman has also become an attractive location for retirees, primarily from the West Coast, owing to its many winter and summer recreational opportunities and the presence of the University. Residential construction in Bozeman has increased more rapidly than such construction in Helena and the other cities in which we operate.

         Butte, Montana is approximately 64 miles southwest of Helena. We have one branch in Butte. Butte and the surrounding Silverbow County have a population of approximately 35,000. Butte's population has declined as a result of the decline in the mining industry which had afforded many higher paying jobs to residents of Butte and Silverbow County. Since mining's decrease in the 1980's, population losses have stabilized and new manufacturing jobs related to production of materials for computer chips have been created.

         Townsend is the smallest community in which we operate. We have one branch in Townsend. It has a population of about 2,000. Many of its residents commute to other Montana locations for work. Other employment in Townsend is primarily in agriculture and services. Townsend is approximately 32 miles southeast of Helena.


Competition

         We face strong competition in our primary market area for the attraction of retail deposits and the origination of loans. Until recently Montana was a unit banking state. This means that the ability of Montana state banks to create branches was either prohibited or significantly restricted. As a result of unit banking, Montana has a significant number of independent financial institutions serving a single community in a single location. While the state's population is approximately 880,000 people, there were approximately 79 credit unions in Montana as well as five federally chartered thrift institutions, and 89 commercial banks as of December 31, 1998. Our most direct competition for depositors has historically come from locally owned and out-of-state commercial banks, thrift institutions and credit unions operating in our primary market area. The number of such competitor locations has increased significantly in recent years. Our competition for loans also comes from banks, thrifts and credit unions in addition to mortgage bankers and brokers. Our principal market areas can be characterized as markets with moderately increasing incomes, low unemployment, increasing wealth (particularly in the growing resort areas such as Bozeman), and moderate population growth.


Lending Activities


         General. American Federal Savings Bank primarily originates one- to four-family residential real estate loans and, to a lesser extent commercial real estate loans, real estate construction loans, home equity loans, consumer loans and commercial loans. Commercial real estate loans include loans on multi-family dwellings and loans on nonresidential property and loans on developed and undeveloped land. Home equity loans include loans secured by the borrower's primary residence. Typically, the property securing such loans is subject to a prior lien. Consumer loans consist of loans secured by collateral other than real estate, such as automobiles, recreational vehicles and boats, personal loans and lines of credit and loans made on deposits held by American Federal. Commercial loans consist of business loans and lines of credit on a secured and unsecured basis.

         Loan   Portfolio   Composition.   The  following   table  analyzes  the
composition of American Federal's loan portfolio by loan category at the dates indicated.



                                                                                        At June 30,
                                                                       ------------------------------------------------
                                             At September 30, 1999            1999                       1998
                                            -----------------------    ---------------------     ----------------------
                                                         Percent of               Percent of                 Percent of
                                            Amount         Total       Amount       Total        Amount        Total
                                            ------         -----       ------       -----        ------        -----
                                                                   (Dollars in thousands)
First mortgage loans:
  Residential mortgage (1-4 family)(1)..    $71,936        71.41%      $71,120       72.64%      $69,724       72.68%
  Commercial real estate................      7,529         7.47         6,811        6.96         7,555        7.87
  Real estate construction.............       1,210         1.20           654        0.67         1,132        1.18
                                            -------       ------       -------      ------       -------       -----
    Total first mortgage loans.........      80,675        80.08        78,585       80.27        78,411       81.73

Other loans:
  Home equity...........................     11,823        11.74        11,867       12.12        10,103       10.53
  Consumer..............................      6,335         6.29         5,332        5.45         4,549        4.74
  Commercial............................      1,909         1.89         2,120        2.16         2,877        3.00
                                            -------       ------       -------      ------       -------      ------
    Total other loans...................     20,067        19.92        19,319       19.73        17,529       18.27
                                            -------       ------       -------                   -------      ------
Total loans.............................    100,742       100.00%       97,904      100.00%       95,940      100.00%
                                                          ======                    ======                    ======
Less:
  Deferred loan fees....................        130                        131                       213
  Allowance for loan losses.............        748                        737                       678
                                            -------                    -------                   -------
  Total loans, net......................    $99,864                    $97,036                   $95,049
                                            =======                    =======                   =======


----------

(1)  Excludes loans held for sale.

         Fee Income. American Federal Savings Bank receives lending related fee income from a variety of sources. Its principal source of this income is from the origination and subsequent servicing of sold mortgage loans. Fees generated from mortgage loan servicing, which generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing for loans held by others, were $74,000 for the three months ended September 30, 1999, and $264,000 and $190,000 for the years ended June 30, 1999 and 1998, respectively. Other loan related fee income for contract collections, late charges, credit life commissions and credit card fees were $19,000 for the three months ended September 30, 1999, and were $94,000 and $93,000 for the years ended June 30, 1999 and 1998, respectively.

         Loan Maturity Schedule. The following table sets forth the estimated maturity of American Federal's loan portfolio at September 30, 1999. Scheduled principal repayments of loans do not necessarily reflect the actual life of such assets. The average life of a loan is typically substantially less than its contractual terms because of prepayments. In addition, due on sale clauses on loans generally give American Federal Savings Bank the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property, subject to the mortgage, and the loan is not repaid. The average life of a mortgage loan tends to increase, however, when the current mortgage loan market rates are substantially higher than the rates of existing mortgage loans. Conversely, the average life of a loan decreases when rates on existing mortgage loans are substantially higher than current mortgage loan market rates. All mortgage loans are shown to be maturing based on the date of the last payment required by the loan agreement, except as noted. Loans having no stated maturity, those without a scheduled payment, demand loans and delinquent loans, are shown as due within six months.



                                                                   More than     More than 2
                                         Within 6     6 to 12      1 year to       years to    Over 5 years
                                          Months       Months       2 years        5 years         years         Total
                                          ------       ------       -------        -------         -----         -----
                                                                           (In thousands)
Residential mortgage
 (1-4 family)(1)..................       $  435        $   56        $ 228         $ 2,328        $69,474       $ 72,521
Commercial real estate  ..........          249           308          137             409          6,426          7,529
Real estate construction..........        1,060           150            0               0              0          1,210
Home equity.......................           93           180          309           4,398          6,843         11,823
Consumer..........................          494           213          671           3,338          1,619          6,335
Commercial .......................          230           320          249             458            652          1,909
                                         ------        ------       ------         -------        -------       --------
      Total Loans(1)..............       $2,561        $1,227       $1,594         $10,931        $85,014       $101,327
                                         ======        ======       ======         =======        =======       ========

(1)  Includes loans held for sale.



         The following table sets forth the dollar amount of all loans, at September 30, 1999, due after September 30, 2000, which have pre-determined interest rates and which have floating or adjustable interest rates:


                                               Fixed      Adjustable     Total
                                               -----      ----------     -----
                                                  (Dollars in thousands)
Residential mortgage (1-4 family) .......     $68,307      $ 3,723      $72,030
Commercial real estate ..................       6,393          579        6,972
Real estate construction ................           0            0            0
Home equity .............................       9,761        1,789       11,550
Consumer ................................       5,381          247        5,628
Commercial ..............................       1,030          329        1,359
                                              -------      -------      -------

Total ...................................     $90,872      $ 6,667      $97,539
                                              =======      =======      =======

Percent of total ........................       93.16%        6.84%       100.0%

         The following table sets forth information with respect to our loan originations, purchases and sales activity for the periods indicated.


                                  For the Three Months        For the Years
                                   Ended September 30,        Ended June 30,
                                  --------------------     --------------------
                                    1999        1998         1999        1998
                                    ----        ----         ----        ----
                                                 (In thousands)
Net loans receivable at
  beginning of period: ........  $ 98,103    $98,100      $98,100     $97,926


Loans originated:
  Residential mortgage
   (1-4 family) ...............    10,208     14,757        71,150      59,028
  Commercial real estate ......       863        538         1,645       2,034
  Real estate construction ....     1,762      2,098         3,643       5,015
  Home equity .................     2,087      2,562         9,670       5,667
  Consumer ....................     1,740      2,287         3,857       5,917
  Commercial loans ............       379        391         1,028       2,141
                                 --------    -------       -------     -------
      Total loans originated...    17,039     22,633        90,993      79,802
                                 --------    -------       -------     -------
Loans sold:
  Whole loans .................     5,185     12,891        48,243      37,960
  Participations ..............         0          0             0         729
                                 --------    -------       -------     -------
      Total loans sold ........     5,185     12,891        48,243      38,689
                                 --------    -------       -------     -------
Principal repayments ..........     9,497     10,652        42,689      40,945
Allowance for losses increase..       (11)       (16)          (58)          6
Net loan increase (decrease)...     2,346       (926)            3         174
                                 --------    -------       -------     -------
Net loans receivable
 at end of period .............  $100,449    $97,174       $98,103     $98,100
                                 ========    =======       =======     =======



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


         Residential Lending. American Federal's primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in American Federal's market area. Approximately 71.41% of American Federal's loans as of September 30, 1999, were comprised of such loans. American Federal Savings Bank generally originates one- to four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or the selling price of the mortgaged property without requiring private mortgage insurance. American Federal Savings Bank will originate a mortgage loan in an amount up to 97% of the lesser of the appraised value or selling price of a mortgaged property; however, private mortgage insurance is required on the amount financed in excess of 80%. A mortgage loan originated by American Federal, whether fixed rate or adjustable rate, can have a term of up to 30 years. American Federal Savings Bank originates fixed rate loans with terms of 8, 10, 12, 15 and 30 years. All 30 year fixed rate loans are sold in the secondary market. American Federal Savings Bank holds substantially all of its 8, 10 and 12 year loans in portfolio; its fixed rate 15 year loans are held in portfolio or sold in the secondary market depending on market conditions.


         Adjustable rate loans limit the periodic interest rate adjustment and the minimum and maximum rates that may be charged over the term of the loan. The majority of these loans are retained in American Federal's portfolio.


         The majority of American Federal's one- to four-family residential loans (both fixed rate and adjustable rate) are underwritten in accordance with Freddie Mac guidelines, regardless of whether they will be sold to Freddie Mae or other investors. However, American Federal Savings Bank also originates both fixed and adjustable residential loans that do not conform to Freddie Mac guidelines. Such loans are usually retained in portfolio. Substantially all of American Federal's residential mortgages include "due on sale" clauses. These clauses give American Federal Savings Bank the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party. American Federal Savings Bank also originates FHA insured, VA guaranteed and Rural Development guaranteed loans in amounts up to 100% of the appraisal value or selling price of the mortgaged property, whichever is less.

         American Federal Savings Bank obtains a significant portion of its noninterest income from servicing on loans. American Federal Savings Bank offers most of the fixed rate loans it originates for sale in the secondary market on a servicing retained basis. This means that we process the borrower's payments and maintain loan accounts. The retention of servicing enables American Federal Savings Bank to increase fee income and maintain a relationship with the borrower. Servicing income was $74,000 for the three months ending September 30, 1999, and was $264,000 for the year ended June 30, 1999. At September 30, 1999, American Federal Savings Bank had $112.23 million in loans sold with servicing retained. We believe that by retaining servicing, we are better able to serve our local customers. From time to time, we will sell some loans to other investors other than Freddie Mac, primarily large banks or mortgage banking firms on a servicing released basis. This means that the purchasers of these loans handle loan processing and loan payments by the borrowers on the purchased loans. All loans are sold without recourse. We believe we will continue the current practice of selling conforming loans to Freddie Mac for the immediate future. American Federal Savings Bank does not ordinarily purchase home mortgage loans from other financial institutions.

         Property appraisals on real estate securing American Federal's single-family residential loans are made by state certified and licensed independent appraisers approved annually by the board of directors. Appraisals are performed in accordance with applicable regulations and policies. American Federal Savings Bank generally obtains title insurance policies on all first mortgage real estate loans originated. On occasion, refinancings of mortgage loans are approved using title reports instead of title insurance. Title reports are also allowed on home equity loans. Borrowers generally remit funds with each monthly payment of principal and interest, to a loan escrow account from which American Federal Savings Bank makes disbursements for such items as real estate taxes and hazard and mortgage insurance premiums as they become due.

         Home Equity Loans. American Federal Savings Bank also originates home equity loans. These loans are secured by the borrowers' primary real estate, but are typically subject to a prior lien. At September 30, 1999, $11.82 million or 11.74% of our total loans, were home equity loans. Borrowers may use the proceeds from American Federal's home equity loans for many purposes, including home improvement, debt consolidation, or other purchasing needs. American Federal's home equity loans are generally fixed rate, fixed payment loans and typically have terms of no longer than eight years.

         Although home equity loans are secured by real estate, they carry a greater risk than first lien residential mortgages because of the existence of a prior lien on the property securing the loan, as well as the flexibility the borrower has with respect to the loan proceeds. American Federal Savings Bank attempts to minimize this risk by maintaining conservative underwriting policies on such loans by. We make home equity loans for up to only 85% of appraised value of the underlying real estate collateral, less the amount of any existing prior liens on the property securing the loan. Even for home equity loans secured by real estate, the risk to American Federal Savings Bank is greater than that inherent in the residential mortgage loan portfolio in that the ultimate collection of amounts due may depend on whether any value remains after collection by a holder with a higher priority than American Federal.

         Commercial Real Estate. American Federal Savings Bank originates non-residential commercial real estate mortgage loans, including both developed and undeveloped land loans, and loans on multi-family dwellings. Commercial real estate loans make up 7.47% of American Federal's total loan portfolio, or $7.53 million at September 30, 1999. The majority of these loans are non-residential commercial real estate loans. American Federal's commercial real estate mortgage loans are primarily permanent loans secured by improved property such as office buildings, retail stores, commercial warehouses and apartment buildings. The terms and conditions of each loan are tailored to the needs of the borrower and based on the financial strength of the project and any guarantors. Generally, commercial real estate loans originated by American Federal Savings Bank will not exceed 70% of the appraised value or the selling price of the property, whichever is less. The average loan size is approximately $106,000 and is typically made with fixed rates of interest with five to 15 year maturities. Upon maturity, the loan is repaid or the terms and conditions are renegotiated. Generally, all originated commercial real estate loans are within American Federal's market area and all are within the state of

Montana. American Federal's largest commercial single real estate loan had a balance of approximately $455,000 on September 30, 1999, and was secured by a commercial office building. See also "-- Loans to One Borrower."


         Commercial real estate, multi-family and land loans generally have significantly greater risk than those that involve 1-4 family residential mortgage lending. The repayment of these loans typically depends on the successful operations and income stream of the commercial real estate and the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial real estate lending generally requires substantially greater oversight efforts compared to residential real estate lending.


         Real Estate Construction Lending. American Federal Savings Bank also lends funds for the construction of one- to four-family homes. Real estate construction loans are made both to individual homeowners for the construction of their primary residence and to a lesser extent, to local builders for the construction of pre-sold houses or houses that are, being built for speculative purposes. Real estate construction loans accounted for $1.21 million or 1.20% of American Federal's loan portfolio at September 30, 1999.


         Real estate construction lending is generally considered to involve a higher degree of credit risk than long term financing of residential properties. American Federal's risk of loss on a real estate construction loan depends largely on the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property after the project is completed prove to be inaccurate, we may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to serve as collateral for the loan.


         American Federal Savings Bank limits its exposure for real estate construction loans made to local builders through periodic credit analysis on the individual builder and a series of inspections throughout the construction phase. In addition, American Federal Savings Bank limits the amount and number of loans made to an individual builder for the construction of pre-sold and speculative houses based on the financial strength of the builder.

         Consumer Loans. As part of its strategy to invest in higher yielding shorter term loans, American Federal Savings Bank has made significant efforts to grow its consumer lending portfolio. This portfolio includes personal loans secured by collateral other than real estate, personal loans and lines of credit, and loans secured by deposits held by American Federal. As of September 30, 1999, consumer loans totaled $6.34 million or 6.29% of American Federal's total loan portfolio. These loans consist primarily of auto loans, boat loans, personal loans and credit lines and deposit account loans. Consumer loans are originated in American Federal's market area and generally have maturities of up to 10 years. For loans secured by savings accounts, American Federal Savings Bank will lend up to 90% of the account balance on single payment loans and up to 100% for monthly payment loans.

         Consumer loans have a shorter term and generally provide higher interest rates than residential loans. Consumer loans can be helpful in improving the spread between average loan yield and cost of funds and at the same time improve the matching of the maturities of rate sensitive assets and liabilities. Increasing its consumer loans has been a major part of American Federal's strategy of operating more like a commercial bank than a traditional savings bank.

         Consumer loans may entail greater risks than one- to four-family residential mortgage loans, particularly consumer loans secured by rapidly depreciable assets such as automobiles or loans that are unsecured. In such cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections depend on the borrower's continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Finally, the application of various federal laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans after a default. American Federal Savings Bank limits its consumer loans on new vehicles to 85% of the purchase price and to 80% of the retail value on used vehicles.

         The underwriting standards employed by American Federal Savings Bank for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount.

         Commercial Loans. Commercial loans amounted to $1.91 million, or 1.89% of American Federal's total loan portfolio at September 30, 1999. American Federal's commercial loans are traditional business loans and are not secured by real estate. Such loans may be structured as unsecured lines of credit or may be secured by inventory, accounts receivable or other business assets. While the commercial loan portfolio amounts to only 1.89% of the total portfolio at September 30, 1999, American Federal Savings Bank intends to increase such lending by focusing on market segments which it has not previously emphasized, such as business loans to doctors, lawyers, architects and other professionals as well as to small businesses within its market area. Our management believes that this strategy provides opportunities for growth, without significant additional cost outlays for staff and infrastructure.

         Commercial loans of this nature usually involve greater risk than 1-4 family residential mortgage loans. The collateral we receive is typically related directly to the performance of the borrower's business which means that repayment of commercial loans is dependent on the successful operations and income stream of the borrower's business. Such risks can be significantly affected by economic conditions. In addition, commercial lending generally requires substantially greater oversight efforts compared to residential real estate lending.

         Loans to One Borrower. Under federal law, savings institutions have, subject to certain exemptions, lending limits to one borrower in an amount equal to the greater of $500,000 or 15% of the institution's unimpaired capital and surplus. As of September 30, 1999, our largest aggregation of loans to one borrower was $788,000, consisting of two loans secured primarily by commercial office buildings. This was well below our federal legal lending limit to one borrower of approximately $2.11 million at such date. At September 30, 1999, these loans were current. The increase in the capital of American Federal Savings Bank from this offering will increase its legal lending limit.

         Loan Solicitation and Processing. Our customary sources of mortgage loan applications include repeat customers, walk-ins, and referrals from home builders and real estate brokers. We also advertise in local newspapers and on local television. Our branch managers and loan officers located at our headquarters and in branches, have authority to approve loans when presented with a completed application. Other loans must be approved at our main offices as disclosed herein. No loan consultants or loan brokers are currently used by us for either residential or commercial lending activities.

         After receiving a loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant's employment, income and credit standing. When required by our policies, an appraisal of the real estate intended to secure the proposed loan is undertaken by an independent fee appraiser. In connection with the loan approval process, our staff analyze the loan applications and the property involved. Officers and branch managers are granted lending authority based on the kind of loan types where they possess expertise and their level of experience. We have established a series of loan committees to approve any loans which may exceed the lending authority of particular officers or branch managers. A quorum of the board of directors is required for approval of any loan in excess of $500,000.


         Loan applicants are promptly notified of the decision by a letter setting forth the terms and conditions of the decision. If approved, these terms and conditions include the amount of the loan, interest rate basis, amortization term, a brief description of real estate to be mortgaged , tax escrow and the notice of requirement of insurance coverage to be maintained. We generally require title insurance on first mortgage loans and fire and casualty insurance on all properties securing loans, which insurance must be maintained during the entire term of the loan.

         Loan Commitments. We generally provide commitments to fund fixed and adjustable-rate single-family mortgage loans for periods of 60 days at a specified term and interest rate. The total amount of our commitments to extend credit as of September 30, 1999 was approximately $7.5 million.

Non-performing Loans and Problem Assets


         Collection Procedures. Generally, our collection procedures provide that when a loan is 15 or more days delinquent, the borrower is notified with a past due notice. If the loan becomes 30 days delinquent, the borrower is sent a written delinquent notice requiring payment. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower, including face to face meetings and counseling to resolve the delinquency. All collection actions are undertaken with the objective of compliance with the Fair Debt Collection Act. In some instances, we may modify the loan or grant a limited suspension on loan payments to enable the borrower to reorganize his financial affairs and attempt to work with the borrower to establish a repayment schedule to cure the delinquency.

         For mortgage loans and home equity loans, if the borrower is unable to cure the delinquency or reach a payment agreement, we will institute foreclosure actions. If a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which we may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until such time as it is sold or otherwise disposed of. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial recordation of any loss is charged to the allowance for loan losses. As of September 30, 1999, American Federal Savings Bank had no real estate owned.

         Loans are reviewed on a quarterly basis and are placed on non-accrual status when they are more than 90 days delinquent. Loans may be placed on non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At September 30, 1999, we had $878,000 of loans that were non-performing and held on non-accrual status.


         Delinquent Loans. The following table provides information regarding American Federal's loans delinquent 30 to 89 days at September 30, 1999:


                                                             Percentage Of Total
                                      Number      Amount      Delinquent Loans
                                      ------      ------      ----------------
Loan Type:

 Mortgage (1-4 family) ..........        2        $102,306           27.26%
 Consumer .......................       15         265,394           70.70
 Commercial .....................        1           7,654            2.04
                                        --        --------          ------

 Total ..........................       18        $375,354          100.00%
                                        ==        ========          ======

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


         Non-Performing Assets. The following table sets forth information regarding American Federal's non-performing assets as of the dates indicated. American Federal Savings Bank does not have any troubled debt restructurings within the meaning of the Statement of Financial Accounting Standards No. 114.


                                                                   At June 30,
                                               At September 30,  ---------------
                                                    1999         1999      1998
                                                    ----         ----      ----
                                                        (Dollars in thousands)
Non-accrual loans ..............................    $878         $805      $263
Accruing loans delinquent 90 days or more ......       0            0         4
Real estate owned ..............................       0            0       143
                                                    ----         ----      ----
Total ..........................................    $878         $805      $410
                                                    ====         ====      ====
Total non-performing loans as a
percentage of total loan portfolio .............    0.88%        0.83%     0.28%

Percentage of total assets .....................    0.59%        0.54%     0.18%


         The increase in non-accrual loans during the year ended June 30, 1999, was attributable primarily to $543,000 in residential loans which were placed in non-accrual status. During the year ended June 30, 1999, American Federal Savings Bank did not foreclose on any properties.

         During the year ended June 30, 1999, approximately $10,538 of interest would have been recorded on loans accounted for on a non-accrual basis if such loans had been current according to the original loan agreements for the entire period. These amounts were not included in American Federal's interest income for the respective periods. The amount of interest income on loans accounted for on a non-accrual basis that was excluded from income was insignificant during the year ended June 30, 1998.

         Classified Assets. Management, in compliance with regulatory guidelines, conducts an internal loan review program, whereby loans are placed or classified in categories depending upon the level of risk of non-payment or loss. These categories are special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish an allowance for loan losses in an amount that is deemed prudent. When management classifies a loan as a loss asset, a reserve equal to 100% of the loan balance is required to be established or the loan is required to be charged-off. The allowance for loan losses is composed of an allowance for both inherent risk associated with lending activities and particular problem assets.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets of American Federal

Savings Bank without the establishment of a loss reserve is not warranted. Assets which do not currently expose the institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated special mention by management. In addition, each loan that exceeds $200,000 and each group of loans to one borrower that exceeds $200,000 is monitored more closely.


         Management's evaluation of the classification of assets and the adequacy of the allowance for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process. The following table reflects our classified assets.



                                                                 At June 30,
                                            At September 30,   -----------------
                                                   1999        1999        1998
                                                   ----        ----        ----
                                                        (In thousands)
Residential mortgages (1-4 family:
   Special mention .........................      $  318      $  319      $  499
   Substandard .............................         869         903         862
   Doubtful ................................           0           0           0
   Loss ....................................           0           0          13

Home equity:
   Special mention .........................           0           0           0
   Substandard .............................         229         201         171
   Doubtful ................................           0           0           0
   Loss ....................................           2           2           3

Consumer:
   Special mention .........................           0           0           0
   Substandard .............................          48          21          18
   Doubtful ................................           0           0           0
   Loss ....................................          22          24          30

Commercial:
   Special mention .........................           0           0          75
   Substandard .............................         161         168         116
   Doubtful ................................           0           0           5
   Loss ....................................          54          56          54

Real estate owned:
   Special mention .........................           0           0           0
   Substandard .............................           0           0         143
   Doubtful ................................           0           0           0
   Loss ....................................           0           0          30
                                                  ------      ------      ------

Total classified loans and real
estate owned ...............................      $1,703      $1,694      $2,029
                                                  ======      ======      ======


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


         Allowance for Loan Losses and Real Estate Owned. American Federal Savings Bank segregates the loan portfolio for loan losses into the following broad categories: residential mortgages (1-4 family), commercial real estate, real estate construction, commercial loans, home equity loans and consumer loans. American Federal Savings Bank provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based on historical analyses and other factors. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as:


     o    trends in delinquencies and non-accruals;

     o    trends in volume, terms and portfolio mix;

     o    new credit products;

     o    changes in lending policies and procedures;

     o    changes in the outlook for the local,  regional and national  economy;
          and

     o    peer group comparisons.

         At least quarterly, American Federal's management evaluates the need to establish reserves against losses on loans and other assets based on estimated losses on specific loans and on any real estate owned when a finding is made that a loss is estimable and probable. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters:

     o the estimated market value of the underlying collateral of problem loans;

     o    prior loss experience; economic conditions; and

     o    overall portfolio quality.

         Provisions for losses are charged against earnings in the period they are established. We had $748,000 in allowances for loan losses at September 30, 1999.

         While we believe we have established our existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request that we significantly increase our allowance for loan losses, or that general economic conditions, a deteriorating real estate market, or other factors will not cause us to significantly increase our allowance for loan losses, therefore negatively affecting our financial condition and earnings.

         In making loans, we recognize that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan.

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

         It is our policy to review its loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. Additionally, we maintain a program of reviewing loan applications prior to making the loan and immediately after loans are made in an effort to maintain loan quality.

         The following table sets forth information with respect to our allowance for loan losses at the dates indicated:



                                       For Three Months Ended  For Years Ended
                                            September 30,           June 30,
                                          ----------------    ------------------
                                           1999      1998      1999      1998
                                           ----      ----      ----      ----
                                                 (Dollars in thousands)
Balance at beginning
 of period .............................   $ 737     $ 678     $ 678     $ 684
Loans charged-off ......................      (4)      (5)       (18)       (8)
Recoveries .............................       0        16        17        15
                                           -----     -----     -----     -----
Net loans charged-off ..................      (4)       11        (1)      (66)
                                           -----     -----     -----     -----
Provision for possible
 loan losses ...........................      15        15        60        60
                                           -----     -----     -----     -----

Balance at end of period ...............   $ 748     $ 704     $ 737     $ 678
                                           =====     =====     =====     =====

Allowance for loan
 losses to total loans .................    0.75%     0.74%     0.76%     0.71%

Allowance for loan losses to
total non-performing loans .............   85.19%    247.02%   91.55%    253.93%

Net charge-offs to average loans
  outstanding during the period ........   (0.00)%    0.01%    (0.00)%   (0.07)%

         The following table presents our allocation of the allowance for loan losses by loan category and the percentage of loans in each category to total loans at the periods indicated.


                                        At September 30,                                           At June 30,
                              ---------------------------------   ------------------------------------------------------------------
                                              1999                             1999                               1998
                              ----------------------------------  --------------------------------  --------------------------------
                                      Percentage of                    Percentage of                     Percentage of
                                      Allowance to  Loans in Each       Allowance to Loans in Each        Allowance to Loans in Each
                                          Total     Category to           Total      Category to            Total       Category to
                               Amount   Allowance   Total Loans  Amount  Allowance   Total Loans  Amount   Allowance     Total Loans
                               ------   ---------   -----------  ------  ---------   -----------  ------   ---------     -----------
                                                                       (Dollars in thousands)
First Mortgage Loans :
  Residential mortgage (1-4
    family) ...................  $157      20.99%     71.41%     $161      21.84%     72.64%       $161        23.75%       72.68%
  Commercial real estate ......   218      29.15       7.47       206      27.95       6.96         195        28.76         7.87
  Real estate construction ....     1       0.13       1.20         1       0.14       0.67           2         0.30         1.18
                                 ----     ------     ------      ----     ------     ------        ----       ------       ------
     Total mortgage loans .....   376      50.27      80.08       368      49.93      80.27         358        52.81        81.73

Other loans:
  Home equity .................   171      22.86      11.74       174      23.61      12.12         131        19.32        10.53
  Consumer ....................   103      13.77       6.29        92      12.48       5.45          78        11.50         4.74
  Commercial ..................    98      13.10       1.89       103      13.98       2.16         111        16.37         3.00
                                 ----     ------     ------      ----     ------     ------        ----       ------       ------
     Total other loans ........   372      49.73      19.92       369      50.07      19.73         320        47.19        18.27

     Total ....................  $748     100.00%    100.00%     $737     100.00%    100.00%       $678       100.00%      100.00%
                                 ====     ======     ======      ====     ======     ======        ====       ======       ======


Investment Activities


         General. Federally chartered savings banks such as American Federal Savings Bank have the authority to invest in various types of investment securities, including United States Treasury obligations, securities of various Federal agencies (including securities collateralized by mortgages), certificates of deposits of insured banks and savings institutions, municipal securities, corporate debt securities and loans to other banking institutions.

         American Federal Savings Bank maintains liquid assets which may be invested in specified short-term securities and other investments. See "Regulation - Regulation of American Federal Savings Bank - Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." Liquidity levels may be increased or decreased depending on the yields on investment alternatives. They may also be increased based on management's judgment as to the attractiveness of the yields then available in relation to other opportunities. Liquidity levels can also change based on management's expectation of future yield levels, as well as management's projections as to the short-term demand for funds to be used in American Federal's loan origination and other activities. American Federal Savings Bank maintains an investment securities portfolio and a mortgage- backed securities portfolio as part of its investment portfolio.

         Investment Policies. The investment policy of American Federal, which is established by the board of directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing American Federal's lending activities. The policy provides for available for sale, held to maturity and trading classifications. However, American Federal Savings Bank does not hold any securities for purposes of trading and does not anticipate doing so in the future. The policy permits investments in high credit quality instruments with diversified cash flows while permitting us to maximize total return within the guidelines set forth in our interest rate risk and liquidity management policy. Permitted investments include but are not limited to U. S. government obligations, government agency or government-sponsored agency obligations, state, county and municipal obligations, and mortgage-backed securities. Collateralized mortgage obligations guaranteed by government or government-sponsored agencies, investment grade corporate debt securities, and commercial paper are also included. We also invest in Federal Home Loan Bank overnight deposits and federal funds, but these instruments are not considered part of the investment portfolio.

         Our investment policy also includes several specific guidelines and restrictions to insure adherence with safe and sound activities. The policy prohibits investments in high risk mortgage derivative products (as defined within the policy) without prior approval from the board of directors. Management must demonstrate the business advantage of such investments. In addition, the policy limits the maximum amount of the investment in a specific investment category. We do not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further,
American Federal Savings Bank does not invest in securities which are not rated investment grade.

         The Board through its asset liability committee has charged the Chief Financial Officer to implement the investment policy. All transactions are reported to the board of directors monthly, as well as the current composition of the portfolio, including market values and unrealized gains and losses.

         Investment Securities. We maintain a portfolio of investment securities, classified as either available for sale or held to maturity to enhance total return on investments. At September 30, 1999, our investment securities were U.S. government and agency obligations, Small Business
Administration pools, municipal securities, mortgage-backed securities and corporate obligations, all with varying characteristics as to rate, maturity and call provisions. Investment securities held to maturity represented 47.18% of American Federal's total investment portfolio.


         Corporate Debt. We invest in corporate securities. Corporate bonds may offer a higher yield than a U.S. Treasury security of comparable duration. These debt instruments also may have a higher risk of default due to adverse change in the creditworthiness of the issuer. Our policy limits investments in corporate bonds to securities rated investment grade or better.


         Mortgage-backed Securities and Small Business Administration Loan Pools. We invest in mortgage-backed securities to provide earnings, liquidity, cash flows, and diversification to our overall balance sheet. These mortgage-backed securities are classified as either available for sale or held to maturity. These securities are participation certificates issued and guaranteed by the Government National Mortgage Association, Freddie Mac and Fannie Mae and secured by interests in pools of mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus investments on mortgage-backed securities secured by single-family mortgages. Expected maturities will differ from the maturities actually set forth in the loans in the pools due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.


         Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable rate mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.


         American Federal Savings Bank also invests in securities secured by pools of Small Business Administration loans. The securities are created and serviced by various issuers and consist of pools of the guaranteed portions of Small Business Administration business loans which are consolidated by the issuers and which are guaranteed by the Small Business Administration as to payment of principal and interest. There is an active secondary market for such securities and American Federal Savings Bank believes that its investments in such pools are liquid investments.

         Collateralized Mortgage Obligations. We also invest in collateralized mortgage obligations, issued or sponsored by Fannie Mae and Freddie Mac. Collateralized mortgage obligations are a type of debt security that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes which have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities as opposed to pass through mortgage-backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage-backed securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage-backed securities underlying collateralized mortgage obligations are paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche may carry prepayment risk which may be different from that of the underlying collateral and other tranches. Investing in collateralized mortgage obligations allows us to protect ourselves to a degree from reinvestment risk resulting from unexpected prepayment activity associated with conventional mortgage-backed securities. Management believes these securities represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available. At September 30, 1999, 1.38% of our investment portfolio consisted of collateralized mortgage obligations.

         Other Securities. Equity securities owned consist of a $1.32 million investment in Federal Home Loan Bank of Seattle common stock as of September 30, 1999. As a member of the Federal Home Loan Bank of Seattle, ownership of Federal Home Loan Bank of Seattle common shares is required. The remaining securities and deposits provide diversification and complement our overall investment strategy.


         The following table sets forth the carrying value of American Federal's investment and mortgage-backed securities portfolio at the dates indicated.

                                                                                                    At June 30,
                                                                              ---------------------------------------------------
                                                    At September 30, 1999              1999                     1998
                                                    ---------------------     ----------------------      -----------------------
                                                     Book     Percentage      Book        Percentage      Book         Percentage
                                                     Value     of Total       Value        of Total       Value         of Total
                                                     -----     --------       -----        --------       -----         --------
                                                                            (Dollars in thousands)
Securities available for sale,
 at fair value:
U.S. Government and agency obligations ...          4,385         13.36        3,536          9.67        6,365         19.37
Corporate  obligations ...................          4,505         13.72        5,543         15.16        3,595         10.95
Municipal obligations ....................          3,026          9.22        3,118          8.53            0             0
Collateralized mortgage obligations ......            453          1.38          570          1.56        1,656          5.04
Mortgage-backed securities ...............          3,980         12.12        3,823         10.45        2,246          6.84
MBS-mutual fund ..........................              0             0            0             0        2,018          6.14
                                                  -------        ------       ------        ------       ------        ------
Total securities available-for-sale ......          6,349         49.80       16,590         45.37       15,880         48.34
                                                  -------        ------       -------        ------      -------        ------
Securities held to maturity, at book value:
U.S. Government and Agency obligations....          6,700         20.41        6,700         18.32        6,417         19.53
Mortgage-backed securities ...............          6,838         20.83        6,843         18.72        4,163         12.67
Municipal obligations ....................          1,063          3.24          955          2.61          786          2.39
                                                  -------        ------       ------        ------       ------        ------
   Total securities held-to-maturity......         14,601         44.48       14,498         39.65       11,366         34.59
                                                  -------        ------       ------        ------       ------        ------
Total securities .........................         30,950         94.28       31,088         85.02       27,246         82.93
Interest-bearing deposits ................            550          1.68        4,175         11.42        4,400         13.40
Federal Home Loan Bank
  capital stock, at cost .................          1,325          4.04        1,301          3.56        1,207          3.67
                                                  -------        ------       ------        ------       ------        ------
Total ....................................        $32,825        100.00%     $36,564        100.00%     $32,853        100.00%
                                                  =======        ======       ======        ======       ======        ======

         The following table sets forth information regarding the carrying values, weighted average yields and maturities of American Federal's investment and mortgage-backed securities portfolio at September 30, 1999.


                                                                        At September 30, 1999
                                       ---------------------------------------------------------------------------------------------
                                       One Year or Less     One to Five Years   More than Five Years   Total Investment Securities
                                     --------------------  -------------------  --------------------  ------------------------------
                                               Annualized           Annualized            Annualized                      Annualized
                                                Weighted             Weighted              Weighted           Approximate   Weighted
                                     Carrying    Average   Carrying   Average   Carrying   Average   Carrying    Market      Average
                                       Value      Yield      Value     Yield      Value     Yield      Value     Value        Yield
                                       -----      -----      -----     -----      -----     -----      -----    -----         -----
                                                                          (Dollars in thousands)
Securities available for sale:
U.S. Government and Agency
  obligations......................       $0         0%      $1,487      6.32%     $2,898    5.99%     $4,385   $ 4,385       6.10%
Corporate obligations..............      428      5.85        4,077      6.22           0       0       4,505     4,505       6.18
Municipal obligations..............        0         0            0         0       3,026    6.24       3,026     3,026       6.24
Collateralized mortgage obligations        0         0            0         0         453    6.20         453       453       6.20
Mortgage-backed securities.........        0         0            0         0       3,980    6.33       3,980     3,980       6.33

Total securities available for sale      428      5.85        5,564      6.24      10,357    6.20      16,349    16,349       6.21

Securities held to maturity:
U.S. Government and agency
 obligations.......................    4,302      5.49        2,398      6.12           0       0       6,700     6,696       5.72
Mortgage-backed securities.........        0         0        1,854      6.43       4,984    6.09       6,838     6,774       6.18
Municipal obligations..............      227      6.16          726      5.89         110    6.34       1,063     1,044       5.95
                                      ------      ----       ------      ----      ------     ----      -----   -------       ----

Total securities held to maturity..    4,529      5.53        4,978      6.20       5,094    6.10      14,601    14,514       5.82

Total securities...................    4,957      5.55       10,542      6.22      15,451    6.17      30,950    30,863       6.09
                                       -----                 -------               ------              ------   -------
Interest-bearing deposits..........      550      5.53            0         0           0       0         550       550       5.53
Federal Home Loan Bank
  capital stock....................        0         0            0        0        1,325    7.25       1,325     1,325       7.25

Total..............................   $5,507      5.55%     $10,542      6.22%    $16,776    6.25%    $32,825   $32,738       6.13%
                                      ======                =======               =======             =======   =======

Sources of Funds


         General. Deposits are the major source of our funds for lending and other investment purposes. Borrowings (principally from the Federal Home Loan
Bank) are also used to compensate for reductions in the availability of funds from other sources. In addition to deposits and borrowings, we derive funds from loan and mortgage-backed securities principal repayments, and proceeds from the maturity, call and sale of mortgage-backed securities and investment securities and from the sale of loans. Loan and mortgage-backed securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions.


         Deposits. We offer a variety of deposit accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

         Our current deposit products include certificates of deposit accounts ranging in terms from 90 days to five years as well as checking, savings and money market accounts. Individual retirement accounts (IRAs) are included in certificates of deposit.

         Deposits are obtained primarily from residents of Helena, Bozeman, Butte and Townsend. We believe we are able to attract deposit accounts by offering outstanding service, competitive interest rates, and convenient locations and service hours. We use traditional methods of advertising to attract new customers and deposits, including radio, television, print media advertising and sales training and incentive programs for employees. We do not utilize the services of deposit brokers and management believes that an insignificant number of deposit accounts are held by non-residents of Montana.

         We pay interest on deposits which are competitive in our market. Interest rates on deposits are set weekly by senior management, based on a number of factors, including:

     o    projected cash flow;

     o a current survey of a selected group of competitors' rates for similar products;

     o    external  data  which  may  influence   interest   rates;   investment
          opportunities and loan demand; and

     o    scheduled certificate maturities and loan and investment repayments.


         Core deposits are deposits which are more stable and somewhat less sensitive to rate changes. They also represent a lower cost source of funds than rate sensitive, more volatile accounts such as certificates of deposit. We believe that our core deposits are our checking, as well as NOW accounts, passbook and statement savings accounts, money market accounts and IRA accounts. Based on our historical experience, we include IRA accounts funded by certificates of deposit as core deposits because they exhibit the principal features of core deposits in that they are stable and generally are not rate sensitive. Core deposits amounted to $85.33 million or 68.93% of American Federal's deposits at September 30, 1999 ($64.89 million or 52.41% if IRA certificates of deposit are excluded). The presence of a high percentage of core deposits and, in particular, transaction accounts, is part of our strategy to restructure our liabilities to more closely resemble the lower cost liabilities of a commercial bank. However, a significant portion of our deposits remain in certificate of deposit form. These certificates of deposit, should they mature and be renewed at higher rates, will result in an increase in our cost of funds.

         The following table sets forth American Federal's distribution of deposit accounts at the dates indicated and the weighted average interest rate on each category of deposit represented:

                                                                                    At June 30,
                                                               -----------------------------------------------------------
                                     At September 30, 1999               1999                           1998
                               -----------------------------   --------------------------    ------------------------------
                                                    Weighted                     Weighted                        Weighted
                                         Percent    Average             Percent   Average              Percent    Average
                               Amount    of Total    Rate      Amount   of Total    Rate     Amount    of Total     Rate
                               ------    --------    ----      ------   --------    ----     ------    --------     ----
                                                           (Dollars in thousands)
Noninterest checking.......   $  5,961      4.82%    0.00%    $  5,223     4.32%    0.00%   $  4,376       3.81%    0.00%
Passbook savings...........     21,030     16.99     3.00       21,430    17.74     3.00      20,174      17.59     3.00
NOW account/Interest-
 bearing checking..........     21,990     17.76     1.50       21,467    17.77     1.50      21,287      18.55     2.00
Money market accounts......     15,906     12.85     3.71       14,446    11.96     3.61      11,659      10.16     3.43
                              --------    ------              --------   ------             --------     ------
Total......................     64,887     52.41     2.39       62,566    51.78     2.38      57,496      50.11     2.49
Certificates of deposit
accounts:
   IRA certificates........     20,450     16.52     5.03       20,204    16.73     5.03      20,510      17.87     5.35
   Step-rate certificates .      5,157      4.17     5.12        5,358     4.43     5.04       7,606       6.63     5.68
   Other certificates......     33,310     26.90     4.99       32,694    27.06     5.03      29,117      25.39     5.51
                              --------    ------                         ------             --------     ------
Total certificates of
 deposit accounts..........     58,917     47.59     5.04       58,256    48.22     5.04      57,233      49.89     5.47
                              --------    ------              --------   ------             --------     ------
     Total.................   $123,804    100.00%    3.63%    $120,822   100.00%    3.64%   $114,729     100.00%    3.93%
                              ========    ======              ========   ======             ========     ======

         The following table sets forth the amounts and maturities of our certificates of deposit as of September 30, 1999, for the maturity dates indicated:

                          Certificate Of Deposit Maturity
           ---------------------------------------------------------------------
                                     (In thousands)
                                                           After
           September 30,  September 30,  September 30,  September 30,
                2000        2001           2002            2002          Total
               ------      ------         ------          ------         ------
4.01-6%.....  $40,345      $10,563        $4,660           $868          $56,436
6.01-8%.....    1,663          459           359              0            2,481
              -------     --------        ------          -----          -------
Total.......  $42,008      $11,022        $5,019           $868          $58,917
              =======      =======        ======           ====          =======


         The following table shows the amount of certificates of deposit of $100,000 or more by time remaining until maturity as of September 30, 1999:

         Maturity Period                                  Amount
         ---------------                                  ------
                                                       (In thousands)
     3 months or less..........................           $1,660
     Over 3 to 6 months........................            1,713
     Over 6 to 12 months.......................            1,432
     Over 12 months............................            2,045
                                                           -----
               Total...........................           $6,850
                                                          ======

         The following table sets forth the net changes in deposit accounts for the periods indicated:



                                                           Year Ended June 30,
                                                        ------------------------
                                  Three Months Ended
                                  September 30, 1999      1999           1998
                                  ------------------      ----           ----
                                               (Dollars in thousands)
Opening balance ................      $120,822          $114,729       $110,288
Deposits/Withdrawals, Net .........      1,907             1,914            117
Interest credited .................      1,075             4,179          4,324
                                      --------          --------       --------
Ending balance ....................   $123,804          $120,822       $114,729
                                      ========          ========       ========

Net increase ......................   $  2,982          $  6,093       $  4,441

Percent increase ..................       2.47%             5.31%          4.03%

Weighted average cost of
  deposits during the period ......       3.64%             3.76%          3.99%

Weighted average cost
   of deposits at end of period ...       3.63%             3.64%          3.93%



         Our depositors are primarily residents of the state of Montana and only 3% of its deposits ($3.7 million) as of September 30, 1999, were from out-of-state residents. We believe that many of these deposits are owned by retirees who reside elsewhere but spend portions of the year in Montana. As a result, these deposits, although owned by persons whose principal residence is elsewhere, are less likely to be withdrawn. We have no brokered deposits.


         Borrowings. Deposits are the primary source of funds for our lending and investment activities and for general business purposes. However, as the need arises or in order to take advantage of funding opportunities, we also borrow funds in the form of advances from the Federal Home Loan Bank to supplement our supply of lendable funds and to meet deposit withdrawal requirements. Advances from the Federal Home Loan Bank are typically secured by our stock in the Federal Home Loan Bank and a portion of our residential mortgage loans. They may be secured by other assets (principally securities which are obligations of or guaranteed by the U.S. Government). Typically, we fund loan demand and investment opportunities out of current loan and mortgage-backed securities repayments, investment maturities and new deposits. However, we recently utilized Federal Home Loan Bank advances to supplement these sources and as a match against assets in order to better manage interest rate risk.

         The following table sets forth information concerning our borrowing from the Federal Home Loan Bank of Seattle at the end of, and during, the periods indicated:


                                           At or For
                                        the Three Months        At or For the
                                       Ended September 30,   Year Ended June 30,
                                       ------------------    -------------------
                                         1999      1998       1999        1998
                                         ----      ----       ----        ----
                                               (Dollars in thousands)
Advances from Federal Home Loan Bank:
  Average balance ..................   $10,389    $13,572    $12,892    $14,463
  Maximum balance at any
   month-end .......................    12,552     14,819     14,819     15,019
  Balance at period end ............     8,508     12,774     12,574     14,841
  Weighted average interest rate
   during the period ...............      6.51%      6.51%      6.50%      6.46%
  Weighted average interest rate
   at period end ...................      6.32       6.48       6.48       6.43



Subsidiary Activity

         We are permitted to invest its assets in the capital stock of, or originate secured or unsecured loans to, subsidiary corporations. We do not have any subsidiaries.

Personnel

         As of September 30, 1999, we had 69 full-time employees and 4 part-time employees. The employees are not represented by a collective bargaining unit. We believe our relationship with our employees to be good.

Competition


         We face strong competition in attraction of deposits, which are our primary source of funds for lending, and in the origination of real estate, commercial and consumer loans. Our competition for deposits and loans historically has come from local and regional commercial banks and credit unions located in our market area. We also compete with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans. Mutual fund accounts, short-term money funds and corporate and government securities also represent significant sources of competition for investor funds. Our primary market area is Lewis and Clark, Gallatin, Silverbow, Broadwater and Jefferson counties in Montana.

         We compete for loans by charging competitive interest rates and loan fees, and emphasizing outstanding service for its customers. We offer consumer banking services such as checking, passbook and statement savings accounts, money market accounts and certificates of deposit, including IRA accounts, overdraft protection, and consumer, commercial and mortgage loans. American Federal Savings Bank also provides drive-up facilities and offers a debit card program and ATMs. The emphasis on outstanding services differentiates American Federal Savings Bank in its competition for deposits, although American Federal Savings Bank also


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offers  competitive  market rates.  American  Federal Savings Bank is the second largest locally based financial institution in terms of deposit share in its primary market area of Helena and offers an array of retail products and considers itself a full service community bank.


Properties and Equipment


         American Federal's executive office is located at 1400 Prospect Avenue in Helena, Montana. American Federal Savings Bank conducts its business through five offices, which are located in Helena, Bozeman, Butte, and Townsend, Montana. All of its offices are owned. Its principal banking office in Helena also serves as its executive headquarters and operations center. It houses over 50% of American Federal Savings Bank's full-time employees. The following table sets forth the location of each of American Federal's offices, the year the office was opened, and the net book value including land, buildings, computer software and its related equipment and furniture. The square footage at each location is also shown.


                                                     Net Book Value
                                                     At September 30,    Square
Location             Address               Opened          1999          Footage
--------             -------               ------          ----          -------

Helena Main          1400 Prospect Ave.     1997       $4,496,078        32,304
 Office              Helena, MT  59601

Helena Downtown      28 Neill Ave.          1987       $  389,943         1,391
 Drive-up            Helena, MT  59601

Butte Office         3401 Harrison          1979       $  684,212         3,890
                     Butte, MT  59701

Bozeman Office       606 North Seventh      1980       $  622,366         5,886
                     Bozeman, MT  59715

Townsend Office      416 Broadway           1979        $  41,729         1,973
                     Townsend, MT  59644

         As of  September  30,  1999,  the net book  value  of land,  buildings,
furniture,   and  equipment  owned  by  American   Federal,   less   accumulated
depreciation, totaled $7.2 million.



Legal Proceedings


         American Federal, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which American Federal Savings Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of American Federal. There were no lawsuits pending or known to be contemplated against American Federal Savings Bank at September 30, 1999.


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                                   REGULATION


         Set forth below is a brief description of laws which relate to the regulation of American Federal, Eagle and Eagle Financial MHC. The description does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.


Regulation of Eagle Financial MHC


         Upon completion of the reorganization and stock issuance, Eagle Financial MHC, will become a federal mutual holding company within the meaning of Section 10(o) of the Home Owners Loan Act. As such, Eagle Financial MHC will be required to register with and be subject to Office of Thrift Supervision examination and supervision as well as reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Eagle Financial MHC and its non-savings institution subsidiaries, if any. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the financial safety, soundness or stability of a subsidiary savings bank.


         A mutual holding company is permitted to, among other things:

          o    invest in the stock of a savings institution;

          o acquire a mutual institution through the merger of such o institution into a savings institution subsidiary of such mutual holding company or an interim savings institution of such mutual holding company;

          o merge with or acquire another mutual holding company, one of whose subsidiaries is a savings institution;

          o    acquire   non-controlling   amounts   of  the  stock  of  savings
               institutions and savings institution holding companies, subject to various restrictions;

          o invest in a corporation the capital stock of which is available for purchase by a savings institution under Federal law or under the law of any state where the subsidiary savings institution or institutions have their home offices;

          o furnish or perform management services for a savings institution subsidiary of such company;

          o hold, manage or liquidate assets owned or acquired from a savings institution subsidiary of such company;

          o    hold  or  manage   properties  used  or  occupied  by  a  savings
               institution subsidiary of such company; and

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


          o    act as a trustee under deed or trust.


         As a result of the Gramm-Leach-Bliley Financial Modernization Act of 1999, the activities of a newly formed mutual holding company and a unitary savings and loan holding company is restricted to those of a financial nature permitting securities and insurance activities as well as affiliations with financial companies such as insurance and securities firms.


Regulation of American Federal

         General. As a federally chartered, Savings Association Insurance Fund insured savings bank, American Federal Savings Bank is subject to extensive regulation by the Office of Thrift Supervision and the FDIC. Lending activities and other investments must comply with federal statutory and regulatory requirements. American Federal Savings Bank is also subject to reserve requirements of the Federal Reserve System. Federal regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the Savings Association Insurance Fund of the FDIC and depositors. This regulatory structure gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies regarding to the classification of assets and the establishment of adequate loan loss reserves.

         The Office of Thrift Supervision regularly examines American Federal Savings Bank and prepares a report on its examination findings to American Federal's board of directors. American Federal's relationship with its depositors and borrowers is also regulated by federal law, especially in such matters as the ownership of savings accounts and the form and content of American Federal's mortgage documents.

         American Federal Savings Bank must file reports with the Office of Thrift Supervision and the FDIC concerning its activities and financial condition, and must obtain regulatory approvals prior to entering into transactions such as mergers with or acquisitions of other financial institutions. Any change in such regulations, whether by the Office of Thrift Supervision, the FDIC or the United States Congress, could have a material adverse impact on Eagle and American Federal, and their operations.

         Insurance of Deposit Accounts. The deposit accounts held by American Federal Savings Bank are insured by the Savings Association Insurance Fund to a maximum of $100,000 as permitted by law. Insurance on deposits may be terminated by the FDIC if it finds an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

         As a member of the Savings Association Insurance Fund, American Federal Savings Bank paid an insurance premium to the FDIC equal to a minimum of 0.23% of its total deposits during 1996 and prior years. The FDIC also maintains another insurance fund, Bank Insurance Fund, which primarily insures commercial bank deposits. In 1999, the annual insurance premium for institutions in the lowest risk category, which included most Bank Insurance Fund members, was $2,000, regardless of size. The nominal deposit insurance premium for Bank Insurance Fund members placed Savings Association Insurance Fund members at a competitive disadvantage to Bank Insurance Fund members.

         Effective September 30, 1996, a federal law was enacted which mandated a one-time special assessment on Savings Association Insurance Fund members such as American Federal Savings Bank of approximately 0.657% of deposits held on March 31, 1995. The law had the effect of eliminating the deposit insurance premium differential. Specifically, beginning January 1, 1997, the deposit insurance assessment for most Savings Association Insurance Fund members was reduced to 0.064% of deposits on an annual basis through the end of 1999. During this same period, Bank Insurance Fund members will be assessed approximately 0.013% of deposits. It is expected that these continuing assessments for both Savings Bank Insurance Fund and Bank Insurance Fund members will be used to repay outstanding Financing Corporation bond obligations. As a result of these changes, beginning January 1, 1997, the rate of deposit insurance paid by American Federal Savings Bank declined from 0.23% of total deposits to .064% of the total deposits, a reduction of approximately 70%.

         Regulatory Capital Requirements. Office of Thrift Supervision capital regulations require savings institutions to meet three capital standards. The standards are tangible capital equal to 1.5% of adjusted total assets, core capital equal to at least 3% of total adjusted assets, and risk-based capital equal to 8% of total risk- weighted assets. American Federal's capital ratios are set forth under "Historical And Pro Forma Capital Compliance."

         Tangible capital is defined as core capital less all intangible assets, less mortgage servicing rights and less investments. Core capital is defined as common stockholders' equity, noncumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, nonwithdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less nonqualifying intangible assets, mortgage servicing rights and investments.

         The risk-based capital standard for savings institutions requires the maintenance of total risk-based capital of 8% of risk-weighted assets. Risk-based capital is comprised of core and supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. The portion of the allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, supplementary capital is limited to 100% of core capital. A savings association must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the Office of Thrift Supervision, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets.


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


         Office of Thrift Supervision rules require a deduction from capital for institutions which have unacceptable levels of interest rate risk. The Office of Thrift Supervision calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the Office of Thrift Supervision. The amount of the interest rate risk component, if any, is deducted from an institution's total capital in order to determine if it meets its risk-based capital requirement. Federal savings institutions with less than $300 million in assets and a risk- based capital ratio above 12% are exempt from filing the interest rate risk schedule. However, the Office of Thrift Supervision may require any exempt institution to file such schedule on a quarterly basis and may be subject to an additional capital requirement based on its level of interest rate risk as compared to its peers.

         Dividend and Other Capital Distribution Limitations. The Office of Thrift Supervision imposes various restrictions or requirements on the ability of savings institutions to make capital distributions, including dividend payments.

         Office of Thrift Supervision regulations impose limitations on all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all capital requirements before and after a proposed capital distribution and has not been advised by the Office of Thrift Supervision that it is in need of more than the normal supervision has the greatest amount of flexibility for determining dividends. Such institutions can, after prior notice but without the approval of the Office of Thrift Supervision, make capital distributions during a calendar year. These distributions can be equal to the greater of 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its excess capital divided by its fully phased-in capital requirements at the beginning of the calendar year. At the institution's discretion, dividends can also be 75% of its net income over the most recent four-quarter period. Any additional capital distributions require prior regulatory notice. As of September 30, 1999, American Federal Savings Bank had this level of flexibility with respect to dividends.

         If American Federal's capital falls below its fully phased-in requirement or if the Office of Thrift Supervision notified it that it was in need of more than normal supervision, American Federal Savings Bank would have less flexibility. Its ability to make capital distributions could be restricted. Institutions that before and after the proposed distribution meeting their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four-quarter period. Institutions that do not meet current minimum capital requirements and propose to make any capital distribution, and institutions not in the highest category for capital purposes that propose to make a capital distribution in excess of safe harbor levels, must obtain Office of Thrift Supervision approval prior to making such distribution. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the Office of Thrift Supervision determines that such distribution would constitute an unsafe or unsound practice.


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


         A federal savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would not meet any one of its minimum regulatory capital requirements. Further, a federal savings institution cannot distribute regulatory capital that is needed for its liquidation account.

         Qualified Thrift Lender Test. Federal savings institutions must meet a qualified thrift lender test or they become subject to operating restrictions. Until recently, the chief restriction was the elimination of borrowing rights from the Federal Home Loan Bank. However, with passage of the Gramm-Leach-Bliley Financial Modernization Act of 1999 by Congress, the failure to maintain qualified thrift lender status will not affect borrowing rights with the Federal Home Loan Bank. Notwithstanding these changes, American Federal Savings Bank anticipates that it will maintain an appropriate level of investments consisting primarily of residential mortgages, mortgage-backed securities and other mortgage-related investment, and otherwise qualify as a qualified thrift lender. The required percentage of these mortgage-related investments is 65% of portfolio assets. Portfolio assets are all assets minus intangible assets, property used by the institution in conducting its business and liquid assets equal to 10% of total assets. Compliance with the qualified thrift lender test is determined on a monthly basis in nine out of every twelve months.

         Transactions With Affiliates. Generally, federal banking law requires that transactions between a savings institution or its subsidiaries and its affiliates must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, some transactions can be restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

         Liquidity Requirements. All federal savings institutions are required to maintain an average daily balance of liquid assets equal to a percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Depending on economic conditions and savings flows of all savings institutions, the Office of Thrift Supervision can vary the liquidity requirement from time to time between 4% and 10%. Monetary penalties may be imposed on institutions for liquidity requirement violations.

         Federal Home Loan Bank System. We are a member of the Federal Home Loan Bank of Seattle, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by financial institutions and proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members pursuant to policies and procedures established by the board of directors of the Federal Home Loan Bank.

         As a member, we are required to purchase and maintain stock in the Federal Home Loan Bank of Seattle in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 20% of our outstanding advances, whichever is larger. We are in compliance with this requirement. The Federal Home Loan Bank imposes various limitations on advances such as limiting the amount of real estate related collateral to 30% of a member's capital and limiting total advances to a member. As a federal savings bank, we were mandatory members of the Federal Home Loan Bank of Seattle. Under the recently enacted Gramm-Leach-Bliley Financial Modernization Act of 1999, we are now voluntary members of the Federal Home Loan Bank of Seattle. We could withdraw or significantly reduce our required stock ownership in the Federal Home Loan Bank of Seattle.

         In the past, the Federal Home Loan Banks provided funds for programs to resolve the problems created by troubled savings institutions and also contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid and could continue to do so in the future.

         Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain noninterest bearing reserves at specified levels against their checking, NOW, and Super NOW checking accounts and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the Office of Thrift Supervision liquidity requirements.


         Savings institutions have authority to borrow from the Federal Reserve System "discount window," but Federal Reserve System policy generally requires savings institutions to exhaust all other sources before borrowing from the Federal Reserve System.


Regulation of Eagle Bancorp

         General. After the reorganization, Eagle Bancorp, as a federal stock corporation in a mutual holding company structure, will be deemed a federal mutual holding company within the meaning of Section 10(o) of the Home Owners Loan act ("HOLA"). Eagle will be required to register and file reports with the Office of Thrift Supervision and will be subject to regulation and examination by the Office of Thrift Supervision. In addition, the Office of Thrift Supervision will have enforcement authority over Eagle and any nonsavings institution subsidiary. The Office of Thrift Supervision can restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of Eagle.


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


                                    TAXATION
Federal Taxation

         Savings institutions are subject to the Internal Revenue Code of 1986, as amended, in the same general manner as other corporations. Prior to changes to the Internal Revenue Code in 1996, thrift institutions enjoyed a tax advantage over banks with respect to determining additions to its bad debt reserves. All thrift institutions, prior to 1996, were generally allowed a deduction for additions to a reserve for bad debts. In contrast, only "small banks" (the average adjusted bases of all assets of such institution equals $500 million or less) were allowed a similar deduction for additions to their bad debt reserves. In addition, while small banks were only allowed to use the experience method in determining their annual addition to a bad debt reserve, all thrift institutions generally enjoyed a choice between the percentage of taxable income method and the experience method, for determining the annual addition to their bad debt reserve. This choice of methods provided a distinct advantage to thrift institutions that continually experienced little or no losses from bad debts, over small banks in a similar situation. The reason is that thrift institutions in comparison to small banks were generally allowed a greater tax deduction by using the percentage of taxable income method (rather than the experience method) to determine their deductible addition to their bad debt reserves.

         The Internal Revenue Code was revised in August 1996 to equalize the taxation of thrift institutions and banks, effective for taxable years beginning after 1995. All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debt. Now only thrift institutions that are treated as small banks under the Internal Revenue Code may continue to account for bad debts under the reserve method; however such institutions may only use the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks may no longer use the reserve method to account for their bad debts but must now use the specific charge-off method.

         The revisions to the Internal Revenue Code in 1996 also provided that all thrift institutions must generally recapture any "applicable excess reserves" into their taxable income, over a six year period beginning in 1996; however, such recapture may be delayed up to two years if a thrift institution meets a residential-lending test. Generally, a thrift institution's applicable excess reserves equals the excess of the balance of its bad debt reserves as of the close of its taxable year beginning before January 1, 1996, over the balance of such reserves as of the close of its last taxable year beginning before January 1, 1988. These are known as pre-1988 reserves. American Federal Savings Bank will be required to recapture $350,000 of applicable excess reserve as of September 30, 1999.

         In addition, all thrift institutions must continue to keep track of their pre-1988 reserves because this amount remains subject to recapture in the future under the Internal Revenue Code. A thrift institution such as American Federal, would generally be required to recapture into its taxable income its pre-1988 reserves in the case of excess distributions to, and redemptions of American Federal's stock and in the case of a reduction in American Federal's outstanding loans when comparing loans currently outstanding to loans outstanding at the end of the base year. For taxable years after 1995, American Federal Savings Bank will continue to account for its bad


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


debts under the reserve method. The balance of American Federal's pre-1988 reserves equaled $915,000.

         Eagle may exclude from its income 100% of dividends received from American Federal Savings Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.


         American Federal's federal income tax returns for the last five tax years have not been audited by the IRS.


State Taxation

         American Federal Savings Bank files Montana tax returns. For Montana tax purposes, savings institutions are presently taxed at a rate equal to 6.75% of taxable income which is calculated based on federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations).

         American Federal's state tax returns have not been audited for the past five years by the state of Montana.


                                  MANAGEMENT

Directors and Executive Officers

         The board of directors of American Federal Savings Bank currently consists of seven individuals. After the reorganization, the Boards of Directors of American Federal, Eagle and Eagle Financial MHC will initially be identical. The board of directors will appoint executive officers to manage the day to day affairs of the respective corporations. We currently expect the individuals who currently serve as executive officers of American Federal Savings Bank to continue to serve in such positions, and as executive officers of Eagle and Eagle Financial MHC, after the reorganization. Each member of our board of directors serves for a term of three years, with approximately one-third of the directors elected each year. Our proposed charter and bylaws also require that directors be divided into three classes, as nearly equal in number as possible.

         Our officers are elected annually by our board and serve at the board's discretion. These provisions also apply to American Federal Savings Bank and Eagle Financial MHC, which will have the same directors and executive officers that we have.

         The following table sets forth information with respect to the directors and executive officers, all of whom will continue to serve in the same capacities after the reorganization.


                           Age At           Director                            Term
    Name              September 30, 1999     Since      Position             Expires(1)
    ----              ------------------     -----      --------             ----------
Robert L. Pennington         67               1973     Chairman of the Board     2001

Larry A. Dreyer              54               1990     President, Director       2002

Don O. Campbell              65               1994     Director                  2001

Teresa Hartzog               69               1993     Director                  2002

Charles G. Jacoby            67               1979     Vice Chairman             2001

James A. Maierle             52               1997     Director                  2000

Thomas J. McCarvel           50               1998     Director                  2000

-------------


(1) The terms for directors of Eagle Bancorp and Eagle Financial MHC will be the same as those of American Federal.


Other Executive Officers



                             Age At
       Name             September 30, 1999              Position
       ----             ------------------              --------
Peter J. Johnson               42              Senior Vice President, Treasurer
Michael C. Mundt               45              Senior Vice President, Lending
Joanne Y. Sanderson            56              Senior Vice President, Operations


         There are no arrangements or understandings between American Federal Savings Bank and any other person pursuant to which any director was elected or any officer appointed.


         The principal business experience for the past five years of each of the directors and executive officers is as follows:

         Robert L. Pennington is the Chairman of American Federal. He was previously the President and Chief Executive Officer of American Federal Savings Bank from 1974 through 1995, when he retired. He has served as Chairman since 1993.

         Teresa Hartzog is retired. She was formerly employed by the Leaphart law firm where she served as office manager and a legal secretary.

         Don O. Campbell was a certified public accountant and previously served as Vice President and Controller of Capri, Inc., an investment management company located in Helena.

         Charles G. Jacoby is retired. He formerly owned a retail clothing establishment in Helena. He serves as Vice Chairman of the Board.

         James A. Maierle currently serves as President of Morrison-Maierle, Inc., a civil engineering corporation, headquartered in Helena.

         Thomas J. McCarvel currently serves as a Vice President of Carroll College in Helena. He was previously the Chief Operating Officer of Anderson ZurMuehlen & Co., P.C., a public accounting firm in Helena, and one of American Federal Savings Bank's auditors.

         Larry A. Dreyer is currently President (since 1993) and Chief Executive Officer (since 1995) of American Federal. He joined American Federal Savings Bank in 1973, serving as its Controller. He is a board member of the Lewis and Clark County United Way, a member and past president of the Downtown Helena Kiwanis Club and past chairman of both the St. Peter's Hospital Foundation and Diocese of Helena Finance Council. He is also a member of the Independent Community Bankers of America National Policy Development Committee.


Executive Officers Who Are Not Directors

         Peter J. Johnson is American Federal Savings Bank's Senior Vice President and Treasurer, a position he has held since 1993. He joined American Federal Savings Bank in 1981 and became its Treasurer in 1983. He serves on various committees of the Helena area Chamber of Commerce. He is a member of the Diocese of Helena Finance Council and the City of Helena Open Space Bond Advisory Committee.

         Michael C. Mundt is American Federal Savings Bank's Senior Vice President for Lending. He joined American Federal Savings Bank in 1988 as a Vice President for Commercial and Consumer Loans. He is a member of the Carroll College Financial Affairs Committee and the Helena Housing Task Force.

         Joanne Y. Sanderson is American Federal Savings Bank's Senior Vice President of Operations. She joined American Federal Savings Bank in 1972 as a teller. She is a member and past president of the Zonta Club of Helena.


Meetings and Committees of the Board of Directors

         The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended June 30, 1999, the board of directors held 12 regular meetings and one special meeting. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during the year ended June 30, 1999. American Federal Savings Bank has a standing Audit Committee, as well as other standing committees such as Investment, Compensation, and Asset Liability Management. The entire board of directors serves as a Nominating Committee.

         The Compensation Committee consists of Directors Pennington, Hartzog and Campbell. The Compensation Committee meets at least annually to review performance and renumeration of the officers of American Federal Savings Bank. It met once during the year ended June 30, 1999.

         The Audit Committee consists of Directors Jacoby and Campbell. The Audit Committee meets at least quarterly and meets with American Federal's independent certified public accountants to review the results of the annual audit and other related matters. The Audit Committee met five times during the year ended June 30, 1999.

         The Investment Committee consists of Directors Dreyer, Jacoby and Maierle, as well as executive officers Johnson and Mundt. The Investment Committee meets at least quarterly in order to review investment performance and strategy. The Investment Committee met four times during the year ended June 30, 1999.

         The Asset Liability Management Committee consists of Directors Pennington and Dreyer as well as executive officers Johnson and Mundt. The Asset Liability Management Committee meets at least quarterly to review American Federal Savings Bank's policies concerning interest rate risk and loan and deposit rates. It met four times during the year ended June 30, 1999.


Director Compensation

         During 1999, each director, except for the Chairman of the Board, was paid an annual fee of $12,000. The Chairman of the Board receives an annual fee of $19,800. Also, each non-employee director, other than the Chairman of the Board, was paid $130 for each committee meeting attended. The total fees paid to the directors of American Federal Savings Bank for the year ended June 30, 1999, were approximately $95,100. American Federal Savings Bank has no other director compensation plans or director deferred compensation plans.


Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by American Federal's officers for the year ended June 30, 1999, who earned in excess of $100,000.



                                            Annual Compensation
                        ----------------------------------------------------------
                           As of                                     Other Annual          All Other
  Name and Position     June 30,(1)     Compensation     Bonus     Compensation(2)      Compensation(3)
  -----------------     -----------     ------------     -----     ---------------      ---------------
Larry A. Dreyer             1999          $96,000       $9,025         $12,000              $29,875
President and Chief
Executive Officer

---------------

(1) Compensation information for the fiscal years ended June 30, 1998 and 1997 has been omitted as American Federal Savings Bank was not a public company nor a subsidiary thereof at such times.

(2) Represents compensation for serving on the board of directors of American Federal.

(3) Includes $10,406 paid pursuant to American Federal's profit sharing plan as well as employer paid medical and group term life premiums and employer 401(k) and deferred compensation payments.


         Employment Agreement. American Federal Savings Bank has entered into an Employment Agreement with its President, Larry A. Dreyer. The Employment Agreement has an initial term of three years. The Employment Agreement is effective on January 1, 2000. The Employment Agreement is terminable by us for cause as defined in the Employment Agreement. If we terminate Mr. Dreyer without cause, he will be entitled to a continuation of his salary plus bonuses and deferred compensation from the date of termination through the remaining term of the Employment Agreement. The aggregate payment made to Mr. Dreyer would be an expense to us and would result in reductions to our net income and capital. After the first three years, the Employment Agreement may be renewed annually by our board of directors after a determination of the satisfactory performance of Mr. Dreyer in the Board's sole discretion. If Mr. Dreyer becomes disabled during the term of the Employment Agreement, he would continue to receive payment of 75% of the base salary until he returns to full-time employment at American Federal Savings Bank, reaches age 65, accepts another full-time position with another employer, or upon his death. Such payments shall be reduced by any other benefit payments made under a disability plan in effect for Mr. Dreyer and American Federal Savings Bank's other employees.

         Non-Contributory Profit Sharing Plan. American Federal Savings Bank has no pension plan for its employees, but has established a non-contributory profit sharing plan for eligible employees who have completed one year of service with American Federal Savings Bank. The non-contributory plan enables American Federal Savings Bank to contribute up to 15% of qualified salaries each year. Typically 10% is contributed. The percentage amount of the contribution is determined by the board of directors each year and is based primarily on profitability for the past year. For the year ended June 30, 1999, the Board authorized profit sharing contributions to Mr. Dreyer of $10,406 and total contributions of $169,000.

         The Non-Contributory Profit Sharing Plan also allows employees to make contributions to a tax-qualified defined contribution savings plan or an employee owned 401(k) plan. Employees can contribute a portion of their salaries, (up to a maximum of $10,000 for 1999), to a 401(k) plan. American Federal Savings Bank's board of directors has the authority to match up to a maximum of 50% of an employee's contribution provided that the matching amount does not exceed 3.0% of such employee compensation. For the year ended June 30, 1999, American Federal Savings Bank contributed $1,418 to Mr. Dreyer's 401(k) program and $18,000 in total to the 401(k) program.

         Salary Continuation Agreement. Another benefit offered by American Federal Savings Bank is a program to increase overall retirement benefits for employees to levels which more closely approximate those in comparable businesses. American Federal Savings Bank consulted with independent compensation consultants and developed a plan to supplement retirement benefits. The plan American Federal Savings Bank adopted covers eight of its senior officers, including Mr. Dreyer and all senior vice presidents and vice presidents. It is a non-qualified retirement plan which is designated the American Federal Savings Bank Salary Continuation Agreement (the "Salary Continuation Agreement" or the "Plan."). Under the Salary Continuation Agreement, each officer receives a fixed retirement benefit based on his or her years of service with American Federal Savings Bank. This plan is funded by insurance policies owned by American Federal Savings Bank. The Plan also provides for partial payments in the event of early retirement, death or disability. In Mr. Dreyer's case, if he retires at age 65, the Salary Continuation Agreement provides for a lump sum payment of $414,000, or an annual payment for life of $45,000. American Federal Savings Bank has purchased life insurance contracts for each covered executive to fund the payments. American Federal Savings Bank recognizes expenses to maintain the Plan. For the year ended June 30, 1999, the total expenses were $84,000.

         The Plan also contains a provision which reduces the annual or lump sum benefit to Mr. Dreyer by 10% and to other executives by 5% in the event any of the executives or Mr. Dreyer is the recipient of stock options from Eagle Bancorp or American Federal Savings Bank.

         Bonus Plan. American Federal Savings Bank also provides a discretionary bonus program ("Bonus Program") for all eligible employees. The Bonus Program is based on the after-tax net profitability of American Federal Savings Bank and is linked specifically to American Federal Savings Bank's return on assets. In the case of non-officer employees, bonus amounts are based on salary levels. Under the Bonus Program, American Federal Savings Bank's return on assets for the period from January through October is used to determine the bonus levels of Bank officers. Officers' bonuses are directly linked to the return on assets. For example, if American Federal Savings Bank produces a return on assets of
 .90%, then each officer would receive a bonus of 9% of annual base salary. For the year ended June 30, 1999, American Federal Savings Bank paid total bonuses of $117,000. Mr. Dreyer's bonus during this period was $9,025.

         Employee Stock Ownership Plan. We have established an employee stock ownership plan, or ESOP, for the exclusive benefit of participating employees of ours, to be effective January 1, 2000. Participating employees are all employees who have completed one year of service with us or our subsidiary and have attained the age of 21. They must also have been credited with 1,000 or more hours of service in any one year. An application for a letter of determination as to the tax-qualified status of the employee stock ownership plan will be submitted to the IRS. Although no assurances can be given, we expect that the employee stock ownership plan will receive a favorable letter of determination from the IRS.

         The employee stock ownership plan is to be funded by contributions made by us in cash or common stock. Benefits will be paid in shares of the common stock. The ESOP is expected to borrow funds from Eagle with which to acquire up to 8% of the common stock to be sold in the offering. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Shares purchased with such loan proceeds will be held in a suspense account and allocated among participants as principal on the loan is repaid. The loan will be secured by the unallocated shares held in the suspense account. It is anticipated that all contributions to the plan will be fully tax-deductible by American Federal.

         Shares sold above the maximum of the offering range (i.e., more than 746,566 shares) may be sold to the employee stock ownership plan before satisfying remaining unfilled orders of Eligible Account Holders to fill the plan's subscription, or the plan may purchase some or all of the shares covered by its subscription after the offering in the open market.

         Contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of their annual compensation. Generally, annual compensation is defined as W-2 pay increased by salary reduction contributions to a 401(k) plan and by pre-tax contributions to a cafeteria plan, up to a maximum of $80,000 for each participant. All participants must be employed on the last day of the plan calendar year and have worked at least 1,000 hours in the plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation for the year. Participants become fully vested in their plan allocations based on a seven year graded vesting schedule which provides 0% vesting for the first two years of service; 20% vesting for three years; 40% vesting for four years; 60% vesting for five years; 80% vesting for six years and 100% vesting after seven years. Vesting years of service are plan years in which an employee is credited with 1,000 or more hours of service and include periods of employment before the adoption of the employee stock ownership plan. Our contributions to the employee stock ownership plan to the extent necessary to repay the acquisition loan are mandatory and may cause a reduction in discretionary contributions to other qualified plans.

         The board of directors will appoint Larry A. Dreyer, Peter J. Johnson and Don O. Campbell to serve as the plan's trustees and Larry A. Dreyer, Peter
J. Johnson and Teresa Artz make up the committee which administers the plan. The trustees must vote all allocated shares held in the plan as directed by plan participants. Allocated shares for which no instructions are received will not be voted. Unallocated shares will be voted as directed by the trustees in the exercise of their fiduciary responsibilities.


Potential Stock Benefit Plans

         Stock Option Plans. Following the offering, we intend to adopt a stock option plan for directors and key employees within one year after the reorganization. Any plan adopted will be subject to stockholder approval and applicable laws. Any plan adopted within one year of the reorganization will require the approval of a majority of the shares of stock held by our stockholders, other than Eagle Financial MHC, and will also be subject to various other regulatory limitations. However, if a stock option plan is implemented upon stockholder approval, options to purchase our common stock in an amount up to 10% of the amount sold in our offering will be awarded to our key employees and directors. Shares awarded upon the exercise of option plans pursuant to the stock option plan will be acquired through open market purchases or from authorized but unissued shares.

         The purpose of the stock option plan is to attract and retain qualified personnel in key positions, provide officers, key employees and directors with a proprietary interest in Eagle Bancorp as an incentive to contribute to our success and reward officers and key employees for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of options to purchase the common stock intended to qualify as incentive stock options under the Internal Revenue Code. The stock plan will also provide for options that do not so qualify. These are known as non-statutory stock options. Any stock option plans would be in effect for up to ten years from the earlier of adoption by the board of directors or approval by the stockholders.

         Under the Office of Thrift Supervision regulations, a stock option plan adopted within a year of the reorganization would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the board of directors. The options awarded would vest equally over not less than a five year period, beginning one year after the date of grant of the option. Options would expire no later than 10 years from the date granted and would expire earlier if the option committee so determines or in the event of termination of employment. Options would be granted based on several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

         Restricted Stock Program. Following the offering, we also intend to establish a management recognition plan to provide our officers and outside directors with a proprietary interest in Eagle Bancorp. The management recognition plan is expected to provide for the award of common stock, subject to vesting restrictions, at no cost to eligible officers, employees and directors. Any management recognition plan adopted within one year of the reorganization would require the approval of a majority of the shares of stock held by our stockholders, other than Eagle Financial MHC, and will also be subject to various other regulatory limitations.

         We expect to contribute funds to the management recognition plan to acquire, in the aggregate, up to 4% of the shares of common stock sold in the offering. Shares used to fund the management recognition plan may be acquired through open market purchases or from authorized but unissued shares. No determinations have been made as to the specific terms of stock programs. If we sell 746,566 shares of stock in the offering, and the shares of stock issued pursuant to the management recognition plan are authorized but unissued stock, existing stockholders would be diluted by up to approximately 1.0%.

         Restrictions on Stock Benefit Plans. If we adopt a stock option plan or management recognition plan within one year from the date of our reorganization, these plans must comply with the following Office of Thrift Supervision restrictions:


               o    the plans must be fully disclosed in this prospectus;

               o for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares sold in the reorganization;

               o for the management recognition plan, the shares may not exceed 4% of the shares sold in the reorganization;

               o the aggregate amount of stock purchased by the employee stock ownership plan in the reorganization may not exceed 8%;

               o no individual employee may receive more than 25% of the available awards under the stock option plan or management recognition plan;

               o directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan;

               o all plans must be approved by a majority of the total votes eligible to be cast (excluding the shares held by Eagle Financial MHC) at any duly called meeting of Eagle Bancorp stockholders held no earlier than six months following the reorganization;

               o for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant;

               o neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death, or if consistent with applicable Office of Thrift Supervision regulations in effect at such time, after a change in control;

               o the proxy material must clearly state that the Office of Thrift Supervision in no way endorses or approves of the plans; and

               o prior to implementing the plans, all plans must be submitted to the Regional Director of the Office of Thrift Supervision within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.


Transactions with Management and Others

         No directors, executive officers or immediate family members of such individuals were engaged in transactions with American Federal Savings Bank or any subsidiary involving more than $60,000 (other than through a loan) during the fiscal year ended June 30, 1999. Furthermore, American Federal Savings Bank had no "interlocking" relationships in which any executive officer is a member of the board of directors of another entity, one of whose executive officers are a member of American Federal's board of directors. It also does not have any executive officer who is a member of the compensation committee of another entity, one of whose executive officers is a member of American Federal's board of directors.

         American Federal Savings Bank has followed the policy of offering residential mortgage loans for the financing of personal residences, and consumer loans to its officers, directors and employees. Loans are made in the ordinary course of business. They are also made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons. These loans do not include more than the normal risk of collectibility or present other unfavorable features. As of June 30, 1999, the aggregate principal balance of loans outstanding to all directors, executive officers and immediate family members of such individuals was approximately $89,000.


                          PROPOSED MANAGEMENT PURCHASES

         The following table sets forth information regarding the approximate number of shares of our common stock, each director, executive officer and their associates intends to purchase in the reorganization. All shares will be purchased for investment purposes and not for purposes of resale. For purposes of the following table, it has been estimated that 649,188 shares (the mid-point of the estimated valuation range, of common stock will be sold at $8.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories.


                                                                          Aggregate Price    Percentage of
                                                          Total Shares       of Shares        Total Shares
  Name                      Position                     Purchased (1)       Purchased          Offered
  ----                      --------                     -------------       ---------          -------
Robert L. Pennington    Chairman of the Board                17,500          $140,000            2.70%
Charles G. Jacoby       Vice-Chairman                        13,750           110,000            2.12
Larry A. Dreyer         President, CEO and Director          17,500           140,000            2.70
Don O. Campbell         Director                              6,250            50,000               *
Teresa Hartzog          Director                             11,250            90,000            1.73
James A. Maierle        Director                             12,500           100,000            1.93
Thomas J. McCarvel      Director                              8,250            66,000            1.27
Michael C. Mundt        Senior Vice President/Lending         5,000            40,000               *
Peter J. Johnson        Senior Vice President/Treasurer      12,500           100,000            1.93
Joanne Y. Sanderson     Senior Vice President/Operations     17,500           140,000            2.70
                                                            -------          --------           -----
         Total                                              122,000          $976,000           18.79%
                                                            =======          ========           =====

-------------

(1) Does not include shares expected to be purchased by the ESOP or shares awarded to participants in the management recognition plan, if implemented, or under the stock option plan, if implemented.

*    Represents less than 1% of outstanding shares.


                  RESTRICTIONS ON ACQUISITION OF EAGLE BANCORP

         The following discussion is a summary of statutory and regulatory restrictions on the acquisition of our common stock. In addition, the following discussion summarizes the mutual holding company structure, provisions of certificates of incorporation and bylaws and regulatory provisions that have an anti-takeover effect.

Mutual Holding Company Structure

         The mutual holding company structure will restrict the ability of our stockholders to effect a change of control of management because Eagle Financial MHC, as long as it remains in existence as a mutual entity, will control a majority of our voting stock. In addition, voting rights in Eagle Financial MHC are vested with the depositors of American Federal. As such, management of American Federal Savings Bank will be able to exert voting control over Eagle Financial MHC.


Change in Bank Control Act

         Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless the Office of Thrift Supervision has been given 60 days prior written notice. Federal law provides that no company may acquire control of a savings and loan holding company without the prior approval of the Office of Thrift Supervision. Any company that acquires control becomes a "savings and loan holding company" subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control is conclusively deemed to have occurred when an entity, among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, after the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a savings institution, where enumerated control factors are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition of control if:


          o    it  would   result  in  a  monopoly   or   substantially   lessen
               competition;

          o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

          o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.

                       EAGLE BANCORP'S CHARTER AND BYLAWS

General

         Our charter and bylaws are available at our administrative office or by writing or calling us, at 1400 Prospect Avenue, P.O. Box 4999, Helena, MT 59604-4999. Our telephone number is (406) 442-3080.

         Classified Board of Directors and Related Provisions. Our board of directors is divided into three classes which are as nearly equal in number as possible. Directors serve for terms of three years. As a result, each year, only one-third of the directors are to be elected and it would take at least two years to elect a majority of our directors. A director may be removed only by the affirmative vote of the holders of a majority of the shares then entitled to vote.

         Restrictions on Voting of Securities. The charter provides that for five years no person shall directly or indirectly acquire the beneficial ownership of 10% or more of our securities other than Eagle Financial MHC. Any shares so acquired will not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. It is possible for such a person to have voting authority for less than 10% of our shares, depending on how the shares are registered.

         Prohibition Against Cumulative Voting. Our charter also prohibits cumulative voting by stockholders in the election of directors. Cumulative voting allows a shareholder in an election for directors to cast a total number of votes equal to the number of directors to be elected, multiplied by the number of shares he owns. He may then distribute such votes in any manner he chooses, including casting them for a single director. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors elected at the meeting. It therefore precludes a minority stockholder from obtaining representation on the board of directors unless the minority stockholder is able to obtain the support of a majority. In accordance with the law that relates to mutual holding companies, Eagle Financial MHC must remain the majority holder of our voting stock for as long as it exists.

         Additional Anti-Takeover Provisions. The provisions described above are not the only provisions of our charter and bylaws having an anti-takeover effect. For example, the charter authorizes the issuance of up to 1,000,000 shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. This preferred stock, none of which has been issued, together with authorized but unissued shares of the common stock (the charter authorizes the issuance of up to eight million shares of the common stock), also could represent additional capital required to be purchased by the acquiror.

         In addition to discouraging a takeover attempt which a majority of our stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult. It is possible that incumbent officers and directors might be able to retain their positions even though a majority of our stockholders, other than Eagle Financial MHC, desire a change.


                          DESCRIPTION OF CAPITAL STOCK


         We are authorized to issue 10,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, no par value. We currently expect to issue between 1,174,063 and 1,588,438 shares of common stock in the reorganization, including between 551,809 and 746,566 shares to persons other than Eagle Financial MHC. After payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. The common stock will represent nonwithdrawable capital, will not be an account of an insurable type and will not be insured by the FDIC or any other governmental agency.



Voting Rights

         The holders of common stock will possess exclusive voting rights in Eagle Bancorp. The holders of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote.


Liquidation Rights

         After any liquidation, dissolution, or winding-up of Eagle Bancorp, the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of Eagle Bancorp and American Federal, all assets of Eagle Bancorp available for distribution. See also "The Reorganization Effects of the Reorganization -- Liquidation Rights."


Preemptive Rights; Redemption

         The holders of the common stock do not have any preemptive rights with respect to any shares we may issue. Any subsequent stock issuance, however, may only be effected through a Stock Issuance Plan approved by the Office of Thrift Supervision which would grant subscription priorities to Eagle Financial MHC's members unless Eagle Bancorp demonstrates that a non-conforming stock issuance would be more beneficial to Eagle Bancorp. The common stock will not be subject to any redemption provisions.


Preferred Stock

         We are authorized to issue up to 1,000,000 shares of preferred stock and to fix and state voting powers, designations, preferences, or other special rights of such shares and the qualifications, limitations and restrictions of those shares as the board of directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to requirements for eligibility for quotation of the common stock on the NASDAQ Stock Market or by any exchange on which the common stock may then be listed.


                                 INDEMNIFICATION

         The Office of Thrift Supervision's regulations concerning the permissible extent of indemnification of directors and officers will govern Eagle Bancorp's indemnification of its directors and executive officers against any potential liability under the Securities Act of 1933, as amended. Specifically, Eagle Bancorp will provide indemnification to executive officers and directors, including the payment of such officer's or director's reasonable costs and expenses, in connection with defense or settlement of a claim under the Securities Act of 1933, as amended, if there shall be a final judgment on the merits in favor of such officer or director, or in the case of settlement of such action other than on the merits, if the majority of the directors of Eagle Bancorp determine that the director or executive officer seeking indemnification acted in good faith within what he was reasonably entitled to believe under the circumstances was in the best interests of Eagle Bancorp or its stockholders. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors and executive officers of Eagle Bancorp pursuant to the forgoing provisions or otherwise Eagle Bancorp has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.


                               CHANGE IN AUDITORS

         On August 19, 1999, the board of directors of American Federal Savings Bank approved a change in auditors. Specifically, the Board determined to replace Anderson ZurMuehlen & Co., P.C. with Moss Adams LLP. Moss Adams LLP was engaged to audit the financial statements of American Federal Savings Bank for the year ended June 30, 1999. The board of directors engaged Moss Adams LLP because the Board determined that it was in our best interests to engage an auditor with broad experience in the auditing of public companies in anticipation of the reorganization.

         Anderson ZurMuehlen & Co., P.C.'s report on the financial statements for the fiscal year ended June 30, 1998, did not contain an adverse opinion or disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles. During the fiscal year ended June 30, 1998, and through the date hereof, there were no disagreements between us and Anderson ZurMuehlen & Co., P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

         During the fiscal year ended June 30, 1999, and through the date hereof, Anderson ZurMuehlen & Co., P.C. did not advise, and has not indicated to us that it had any reason to advise us of the following:


          o that the internal controls necessary for us to develop reliable financial statements did not exist;

          o that information had come to Anderson ZurMuehlen & Co. P.C.'s attention that had led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management;

          o that it needed to expand significantly the scope of our audit, or that information had come to Anderson ZurMuehlen & Co. P.C.'s attention during such time period that if further investigated might materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements. Further, Anderson ZurMuehlen & Co., P.C. did not advise us that matters came to its attention which would materially impact upon the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements). In addition, we were not advised by Anderson ZurMuehlen & Co., P.C. of any matters that would cause it to be unwilling to rely on management's representation or to be associated with our financial statements'

          o that information had come to Anderson ZurMuehlen & Co., P.C.'s attention that it had concluded materially impacted the fairness or reliability of either a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal periods subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to Anderson ZurMuehlen & Co., P.C.'s satisfaction, have prevented it from rendering an unqualified audit report on those financial statements);

         During the two most recent fiscal years and the subsequent interim periods preceding the selection of Moss Adams LLP, we had not consulted Moss Adams LLP regarding the application of accounting principles, either contemplated or proposed, the type of audit opinion that might be rendered on our financial statements or any other matters that would be required to be reported therein.

                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and matters relating to the reorganization and federal taxation will be passed upon for us by Nixon Peabody LLP , Washington, D.C. Matters relating to state taxation will be passed upon for us by Anderson ZurMuehlen & Co., P.C., Helena, Montana. Legal matters will be passed upon for Ryan, Beck & Co., Inc. by Luse, Lehman, Gorman, Pomerenk & Schick, Washington, D.C.


                                     EXPERTS

         Our financial statements as of June 30, 1999, and for the year ended June 30, 1999, have been included in this prospectus in reliance upon the report of Moss Adams LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of this firm as experts in accounting and auditing.

         Our financial statements as of June 30, 1998, and for the year ended June 30, 1998, have been included in this prospectus in reliance upon the report of Anderson ZurMuehlen & Co., P.C., independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of this firm as experts in accounting and auditing.

         Feldman Financial has consented to the publication in this document of a summary of its letter to American Federal Savings Bank setting forth its opinion as to the estimated pro forma market value of the common stock upon the reorganization and stock offering and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.


                            REGISTRATION REQUIREMENTS

         Our common stock will be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Securities Exchange Act of 1934, as amended. We may not deregister the common stock under the Securities Exchange Act of 1934, as amended for a period of at least three years following the reorganization.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and must file reports and other information with the SEC.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. The SEC also maintains an internet address or website that contains reports, proxy and information statements and other information regarding registrants, including Eagle Bancorp, that file electronically with the SEC. The address for the SEC site is "http:www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.


         A copy of the Amended and Restated Plan Of Mutual Holding Company Reorganization And Stock Issuance, our charter and bylaws, as well as those of American Federal Savings Bank and Eagle Financial MHC, are available for review without charge from American Federal. They are available at all of our branches.

         We filed a notice of mutual holding company reorganization with the Office of Thrift Supervision on Form MHC-1 and Form MHC-2 and an application
H-(e)1 with the Office of Thrift Supervision. This prospectus omits some information contained in that application. The Application may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the West Regional Office of the Office of Thrift Supervision, Pacific Telesis Tower, 1 Montgomery Street, Suite 400, San Francisco, CA 94104.

                          AMERICAN FEDERAL SAVINGS BANK


                          INDEPENDENT AUDITOR'S REPORT
                                       AND
                              FINANCIAL STATEMENTS


                             JUNE 30, 1999 AND 1998

                         AMERICAN FEDERAL SAVINGS BANK


CONTENTS
--------------------------------------------------------------------------------

                                                                  PAGE
                                                                  ----
INDEPENDENT AUDITOR'S REPORT .................................... F2-3

FINANCIAL STATEMENTS
    Statements of financial condition ........................... F4-5
    Statements of income ........................................ F6-7
    Statements of retained earnings and accumulated other
        comprehensive income .................................... F8
    Statements of cash flows .................................... F9-10
    Notes to financial statements ............................... F11-38

-------------

1. Certain schedules are omitted because the required information is not applicable or is included in the financial statements and related notes.

2. The mutual holding company financial statements have not been included because it has not yet been formed.

                          [MOSS ADAMS LLP LETTERHEAD]


INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
American Federal Savings Bank

We have audited the accompanying statement of financial condition of American Federal Savings Bank (the "Bank") as of June 30, 1999, and the related statements of income, retained earnings and accumulated other comprehensive income, and cash flows for the year ended June 30, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Federal Savings Bank as of June 30, 1999, and the results of its operations and its cash flows for the year ended June 30, 1999, in conformity with generally accepted accounting principles.






Moss Adams LLP
Portland, Oregon
October 26, 1999

                        [ANDERSON ZURMUEHLEN LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
American Federal Savings Bank


We have audited the accompanying statements of financial condition of American Federal Savings Bank (the Bank) as of June 30, 1998, and the related statements of income, equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Federal Savings Bank as of June 30, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/  Anderson ZurMuehlen & Co., P.C.


Helena, Montana
August 13, 1998

AMERICAN FEDERAL SAVINGS BANK
STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------

                                     ASSETS


                                                                          JUNE 30,
                                                 SEPTEMBER 30,  ---------------------------
                                                      1999          1999          1998
                                                      ----          ----          ----
                                                 (Unaudited)
ASSETS
     Cash and due from banks .................   $  3,381,616   $  2,566,171   $  2,387,538
     Interest-bearing deposits with banks ....        550,000      4,175,000      4,400,000
                                                 ------------   ------------   ------------
            Total cash and cash equivalents ..      3,931,616      6,741,171      6,787,538

Investment securities available-for-sale,
     at market value .........................     16,349,061     16,590,332     15,880,243
Investment securities held-to-maturity,
     market value of $14,513,681, in September
     1999, $14,409,769 and $11,458,818 in
     June 1999 and 1998, respectively ........     14,601,372     14,497,696     11,365,879
Federal Home Loan Bank stock, at cost ........      1,324,900      1,301,200      1,207,400
Mortgage loans held-for-sale .................        585,449      1,066,384      3,050,827
Loans receivable, net of deferred loan fees
     and allowance for loan losses ...........     99,863,665     97,036,135     95,048,906
Accrued interest and dividends receivable ....        886,903        739,071        769,016
Mortgage servicing rights ....................      1,322,960      1,279,041        751,573
Property and equipment, net ..................      7,242,207      7,361,072      7,167,527
Cash surrender value of life insurance .......      1,971,445      1,948,570      1,857,652
Other assets .................................        299,160        330,700        538,829
                                                 ------------   ------------   ------------

            Total assets .....................   $148,378,738   $148,891,372   $144,425,390
                                                 ============   ============   ============

                                                   AMERICAN FEDERAL SAVINGS BANK
                                               STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------



                             LIABILITIES AND EQUITY


                                                                      JUNE 30,
                                                SEPTEMBER 30,  -------------------------
                                                    1999         1999          1998
                                                    ----         ----          ----
                                               (Unaudited)
LIABILITIES
     Deposit accounts:
        Noninterest-bearing ...............   $  5,960,717   $  5,222,747   $  4,376,198
        Interest-bearing ..................    117,843,579    115,598,941    110,352,392
     Advances from Federal Home Loan Bank .      8,507,778     12,574,445     14,841,111
     Accrued expenses and other liabilities      1,991,408      1,601,720      2,000,611
                                              ------------   ------------   ------------
                Total liabilities .........    134,303,482    134,997,853    131,570,312
                                              ------------   ------------   ------------


COMMITMENTS AND CONTINGENCIES
     (Note 12)


EQUITY
     Retained earnings (substantially
      restricted) ....................         14,308,482      14,099,920     12,847,668
     Accumulated other comprehensive
      (loss) income ..................           (233,226)       (206,401)         7,410
                                             ------------    -------------    ----------
          Total equity ...............         14,075,256       13,893,519    12,855,078
                                             ------------    -------------    ----------

          Total liabilities and equity      $ 148,378,738    $ 148,891,372  $144,425,390
                                            =============    =============  ============



See accompanying notes.

AMERICAN FEDERAL SAVINGS BANK
STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------



                                                                           THREE-MONTH
                                                                           PERIOD ENDED                        YEARS ENDED
                                                                           SEPTEMBER 30,                         JUNE 30,
                                                                ------------------------------       -------------------------------
                                                                    1999               1998               1999               1998
                                                                    ----               ----               ----               ----
                                                                 (Unaudited)        (Unaudited)
INTEREST AND DIVIDEND INCOME
     Interest and fees on loans .........................      $  1,982,300       $  2,074,220       $  8,048,779       $  8,494,705
     Interest on deposits with banks ....................            41,466             90,086            381,255            225,143
     Federal Home Loan Bank stock
        dividends .......................................            23,778             22,825             93,925             90,603
     Interest and dividends on investment
        securities available-for-sale ...................           245,610            210,408            728,099            687,596
     Interest and dividends on investment
        securities held-to-maturity .....................           214,820            184,838            769,918            769,027
                                                               ------------       ------------       ------------       ------------
            Total interest and dividend income ..........         2,507,974          2,582,377         10,021,976         10,267,074
                                                               ------------       ------------       ------------       ------------

INTEREST EXPENSE
     Deposits ...........................................         1,119,214          1,122,197          4,355,392          4,504,605
     Federal Home Loan Bank advances ....................           168,790            222,591            837,692            934,863
                                                                                  ------------       ------------       ------------
            Total interest expense ......................         1,288,004          1,344,788          5,193,084          5,439,468
                                                                                  ------------       ------------       ------------

NET INTEREST INCOME .....................................         1,219,970          1,237,589          4,828,892          4,827,606
LOAN LOSS PROVISION .....................................            15,000             15,000             60,000             60,000
                                                               ------------       ------------       ------------       ------------
            Net interest income after loan
                loss provision ..........................         1,204,970          1,222,589          4,768,892          4,767,606
                                                               ------------       ------------       ------------       ------------

NONINTEREST INCOME
     Demand deposit service charges .....................           118,605            119,388            463,320            469,377
     Net gain on sale of loans ..........................            88,337            187,901            714,369            629,244
     Mortgage loan servicing fees .......................            37,347             31,832            115,113            129,535
     Net (loss) gain on sale of available-for-
        sale securities .................................           (30,355)            (6,039)            (6,039)             4,903
     Other ..............................................            81,678             95,272            365,808            354,232
                                                               ------------       ------------       ------------       ------------
            Total noninterest income ....................           295,612            428,354          1,652,571          1,587,291
                                                               ------------       ------------       ------------       ------------

                                                   AMERICAN FEDERAL SAVINGS BANK
                                               STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------



                                                                           THREE-MONTH
                                                                           PERIOD ENDED                        YEARS ENDED
                                                                           SEPTEMBER 30,                         JUNE 30,
                                                                ------------------------------       -------------------------------
                                                                    1999               1998               1999               1998
                                                                    ----               ----               ----               ----
                                                                 (Unaudited)        (Unaudited)
NONINTEREST EXPENSE
     Salaries and employee benefits .....................      $    642,073       $    603,604       $  2,421,586       $  2,370,471
     Occupancy ..........................................           106,670            107,302            430,805            425,858
     Furniture and equipment depreciation ...............            79,466             61,838            289,246            245,282
     Data processing ....................................            38,843             42,065            164,454            132,973
     Advertising ........................................            40,521             34,265            160,297            145,068
     Federal insurance premiums .........................            16,866             17,360             68,384             69,450
     Consulting .........................................            16,620                 --             40,168              2,100
     Postage ............................................            23,636             25,920             98,709             87,952
     ATM processing .....................................            19,674             15,050             69,407             60,743
     Legal, accounting, and examination fees ............            17,909             19,931             78,861             84,672
     Other ..............................................           169,625            181,834            639,723            573,590
                                                               ------------       ------------       ------------       ------------
            Total noninterest expense ...................         1,171,903          1,109,169          4,461,640          4,198,159
                                                               ------------       ------------       ------------       ------------

INCOME BEFORE PROVISION FOR
     INCOME TAXES .......................................           328,679            541,774          1,959,823          2,156,738

PROVISION FOR INCOME TAXES ..............................           120,117            201,800            707,571            914,474
                                                               ------------       ------------       ------------       ------------

NET INCOME ..............................................      $    208,562       $    339,974       $  1,252,252       $  1,242,264
                                                               ============       ============       ============       ============



See accompanying notes.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                               STATEMENTS OF FINANCIAL CONDITION
                                                      OTHER COMPREHENSIVE INCOME
--------------------------------------------------------------------------------



                                                               ACCUMULATED
                                                                 OTHER
                                                  RETAINED    COMPREHENSIVE
                                                  EARNINGS        INCOME           TOTAL
                                                  --------        ------           -----
BALANCE, July 1, 1997 .......................   $ 11,605,404   $     15,108    $ 11,620,512

Comprehensive income:
     Net income .............................      1,242,264             --       1,242,264
     Change in net unrealized gain on
        securities available-for-sale, net of
        tax effects of $(4,810) .............             --         (7,698)         (7,698)
                                                ------------   ------------    ------------
            Total comprehensive income ......                                     1,234,566
                                                                               ------------

BALANCE, June 30, 1998 ......................     12,847,668          7,410      12,855,078
                                                ------------   ------------    ------------

Comprehensive income:
     Net income .............................      1,252,252             --       1,252,252
     Change in net unrealized gain on
        securities available-for-sale, net of
        tax effects of $133,595 .............             --       (213,811)       (213,811)
                                                ------------   ------------    ------------
            Total comprehensive income ......                                     1,038,441
                                                                               ------------

BALANCE, June 30, 1999 ......................     14,099,920       (206,401)     13,893,519
                                                ------------   ------------    ------------

Comprehensive income:
     Net income .............................        208,562             --         208,562
     Change in net unrealized loss on
        securities available-for-sale, net of
        tax effects of $(16,760) ............             --        (26,825)        (26,825)
                                                ------------   ------------    ------------
            Total comprehensive income ......                                       181,737
                                                                               ------------

BALANCE, September 30, 1999
     (Unaudited) ............................   $ 14,308,482   $   (233,226)   $ 14,075,256
                                                ============   ============    ============


See accompanying notes.

AMERICAN FEDERAL SAVINGS BANK
STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------



                                                                              THREE-MONTH
                                                                              PERIOD ENDED                       YEARS ENDED
                                                                              SEPTEMBER 30,                       JUNE 30,
                                                                        ---------------------------    -----------------------------
                                                                             1999            1998           1999            1998
                                                                             ----            ----           ----            ----
                                                                         (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income ....................................................   $    208,562    $    339,974    $  1,252,252    $  1,242,264
     Adjustments to reconcile net income to net cash
            from operating activities:
        Provision for loan losses ..................................         15,000          15,000          60,000          60,000
        Depreciation, accretion, and amortization expense ..........        212,660         182,170         729,821         558,356
        Deferred loan fees .........................................        (16,180)        (33,746)        (82,211)        (14,532)
        Gain on sale of loans ......................................        (88,337)       (187,901)       (714,369)       (629,244)
        Net realized (gain) loss on sale of available-for-sale
            securities .............................................         30,355           6,039           6,039          (4,903)
        Federal Home Loan Bank stock dividends .....................        (23,700)        (22,800)       (103,460)       (114,902)
        Increase in cash surrender value of life insurance .........        (22,875)        (22,861)        (90,918)        (90,936)
     Changes in assets and liabilities:
        (Increase) decrease in assets:
            Accrued interest and dividends receivable ..............       (147,832)        (89,897)         29,945         (35,096)
            Proceeds from sale of loans held-for-sale ..............      5,348,248      13,078,851      48,243,228      37,203,421
            Origination of loans held-for-sale .....................     (4,674,616)    (10,717,612)    (46,258,785)    (37,452,873)
            Other assets ...........................................         31,540            (672)         64,656           9,915
        Increase (decrease) in liabilities:
            Accrued expenses and other liabilities .................        389,688         532,873        (234,558)        326,911
                                                                       ------------    ------------    ------------    ------------
                   Net cash from operating activities ..............      1,262,513       3,079,418       2,901,640       1,058,381
                                                                       ------------    ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sales, maturities, and redemptions of
        securities held-to-maturity ................................        330,706         367,761       5,613,994       6,704,805
     Purchase of securities held-to-maturity .......................       (449,936)     (2,620,400)     (8,762,848)     (3,170,909)
     Proceeds from sales of securities available-for-sale ..........      1,715,580       5,531,870       9,446,590       6,385,814
     Purchase of securities available-for-sale .....................     (1,576,303)     (1,586,752)    (10,457,313)    (11,993,725)
     Net (increase) decrease in loans receivable ...................     (2,982,031)     (1,408,168)     (1,930,354)        128,404
     Proceeds from the sale of real estate .........................             --         159,000         159,000              --
     Purchase of property and equipment ............................       (247,297)       (235,646)       (673,133)       (161,857)
     Proceeds from sale of equipment ...............................        221,274              --
     Principal payments received on contract receivable ............             --              --              --          43,742
                                                                       ------------    ------------    ------------    ------------
                   Net cash from investing activities ..............     (2,988,007)        207,665      (6,604,064)     (2,063,726)
                                                                       ------------    ------------    ------------    ------------

                                                   AMERICAN FEDERAL SAVINGS BANK
                                               STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------



                                                                              THREE-MONTH
                                                                              PERIOD ENDED                       YEARS ENDED
                                                                              SEPTEMBER 30,                       JUNE 30,
                                                                        ---------------------------    -----------------------------
                                                                             1999            1998           1999            1998
                                                                             ----            ----           ----            ----
                                                                         (Unaudited)     (Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES
     Payments on mortgages .........................................   $         --    $   (138,029)   $   (138,029)   $    (22,551)
     Net increase (decrease) in checking and savings accounts ......      2,322,616        (642,528)      5,063,235       3,172,147
     Net increase in certificates of deposit .......................        659,990         674,443       1,023,831       1,242,116
     Net increase (decrease) in short-term borrowings ..............             --              --         (26,314)          5,538
     Net increase (decrease) in FHLB advances ......................     (4,066,667)     (2,066,666)     (2,266,666)      1,058,333
                                                                       ------------    ------------    ------------    ------------
                   Net cash from financing activities ..............     (1,084,061)     (2,172,780)      3,656,057       5,455,583
                                                                       ------------    ------------    ------------    ------------
NET INCREASE (DECREASE) IN CASH ....................................     (2,809,555)      1,114,303         (46,367)      4,450,238
                                                                       ------------    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, beginning of period .....................      6,741,171       6,787,538       6,787,538       2,337,300
                                                                       ------------    ------------    ------------    ------------

CASH AND CASH EQUIVALENTS, end of period ...........................   $  3,931,616    $  7,901,841    $  6,741,171    $  6,787,538
                                                                       ============    ============    ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
        INFORMATION:
     Cash paid during the period for:
        Interest ...................................................   $    103,890    $    111,256    $  5,199,828    $  5,432,053
                                                                       ============    ============    ============    ============
        Income taxes ...............................................   $     73,000    $    109,500    $    905,900    $    565,000
                                                                       ============    ============    ============    ============

NONCASH INVESTING ACTIVITIES:
     Real estate acquired through the settlement of loans ..........   $         --    $         --    $         --    $    161,180
                                                                       ============    ============    ============    ============


See accompanying notes.

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1 - NATURE OF OPERATIONS

     American Federal Savings Bank (the "Bank") is a federally chartered savings bank subject to the regulations of the Office of Thrift Supervision. The Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured to the applicable limits by the Federal Deposit Insurance Corporation ("FDIC").

     The Bank is headquartered in Helena, Montana, and operates additional branches in Butte, Bozeman, and Townsend, Montana. The Bank's market area is concentrated in south central Montana, to which it primarily offers commercial, residential, and consumer loans.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Financial statement presentation and use of estimates - The financial statements have been prepared in accordance with generally accepted accounting principles and reporting practices applicable to the banking industry. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Significant estimates are necessary in determining the recorded value of the allowance for loan losses and available-for-sale securities. Management believes the assumptions used in arriving at these estimates are appropriate.

     Interim unaudited financial statements - The financial statements as of September 30, 1999, and for the three-month periods ended September 30, 1999 and 1998, have been prepared in accordance with generally accepted accounting principles for interim financial information. This interim information is unaudited, but in management's opinion, reflects all normal and recurring adjustments necessary for a fair presentation. The results of operations for the three months ended September 30, 1999, are not necessarily indicative of results to be anticipated for the year ending June 30, 2000.

     Cash and cash equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash, interest-bearing deposits with correspondent banks, and federal funds sold.


     The Bank maintains cash balances at several banks. Accounts at each institution are insured by the FDIC up to $100,000. No account balances were held with correspondent Banks that were in excess of FDIC insured levels.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

     Investment securities - The Bank designates debt and equity securities as either held-to-maturity, available-for-sale, or trading.

     Held-to-maturity - Investment securities that management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or unaccreted discounts. Premiums are amortized and discounts are accreted using the interest method over the period remaining until maturity.

     Available-for-sale - Investment securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available-for-sale. These assets are carried at fair value. Unrealized gains and losses, net of tax, are reported as other comprehensive income. Gains and losses on the sale of available- for-sale securities are determined using the specific identification method.

     Declines   in  the  fair   value   of   individual   held-to-maturity   and
     available-for-sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses.

     Trading - No investment securities were designated as trading at September 30, 1999, or at June 30, 1999 and 1998, respectively.

     Federal Home Loan Bank stock - The Bank's investment in Federal Home Loan Bank (FHLB) stock is a restricted investment carried at par value ($100 per share), which approximates its fair value. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding FHLB advances. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are made at the discretion of the FHLB.

     Mortgage loans held-for-sale - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value, determined in aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)


     Loans receivable - Loans receivable that management has the intent and ability to hold until maturity are reported at the outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or unaccreted discounts on purchased loans. Loan origination fees, net of certain direct origination costs are deferred and amortized over the contractual life of the loan, as an adjustment of the yield, using the interest method.

     Impaired loans and related income - A loan is considered impaired when management determines that it is probable that all contractual amounts of principal and interest will not be paid as scheduled in the loan agreement. These loans may include nonaccrual loans past due 90 days or more, loans restructured in the current year, and other loans that management considers to be impaired.


     When a loan is placed on nonaccrual status, all interest previously accrued, but not collected, is reversed and charged against interest income. Income on nonaccrual loans is then recognized only when the loan is brought current, or when, in the opinion of management, the borrower has demonstrated the ability to resume payments of principal and interest. Interest income on restructured loans is recognized pursuant to the terms of new loan agreements. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan, the observable fair market value of the loan, or the fair value of the loan's collateral.


     Provision for loan losses - The allowance for loan losses is increased by the provision for loan losses charged to operations and is decreased by loan charge-offs, net of recoveries. Management estimates the provision for loan losses by evaluating known and inherent risks in the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, determination of the existence and realizable value of the collateral, and guarantees securing the loans. The allowance is based upon market factors and trends which extend beyond the Bank's control, and which may result in losses or recoveries differing significantly from those provided for in the financial statements.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

     A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with the foreclosures or in satisfaction of loans. In connection with the determination of the estimated losses on loans and foreclosed assets held-for-sale, management obtains independent appraisals for significant properties.

     The majority of the Bank's loan portfolio consists of commercial loans and single-family residential loans secured by real estate in south central Montana. Real estate prices in this market have been stable. However, the ultimate collectibility of a substantial portion of the Bank's loan portfolio may be susceptible to changes in local market conditions in the future.

     While management used available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgment about information available to them at the time of their examination.

     Mortgage servicing rights - The Bank allocates its total cost in mortgage loans between mortgage servicing rights and loans, based upon their relative fair values, when loans are subsequently sold or securitized, with the servicing rights retained. Fair values are generally obtained through quoted market prices. Impairment of mortgage servicing rights is measured based upon the characteristics of the individual loans, including note rate, term, underlying collateral, current market conditions, and estimates of net servicing income. The Bank accounts for its recorded value, and possible impairment of mortgage servicing rights, on a loan-by-loan basis.

     The cost allocated to mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing income.

     Real estate owned - Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations of foreclosed real estate and changes in the valuation allowance are included in gain on sale of real estate owned when the property is disposed of.

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

     Property and equipment - Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the expected useful lives of the assets, ranging from 3 to 35 years. The costs of maintenance and repairs are expensed as they are incurred, while major expenditures for renewals and betterments are capitalized.

     Income taxes - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred taxes result from temporary differences in the recognition of certain income and expense amounts between the Bank's financial statements and its tax returns.

     Advertising costs - The Bank expenses advertising costs as they are incurred. Advertising costs were $40,521 and $34,265 for the three-month periods ended September 30, 1999 and 1998, respectively, and were $160,297 and $145,068 for the years ended June 30, 1999 and 1998, respectively.

     Impact of new accounting standards - In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard
     (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" which was to be adopted by the Bank as of July 1, 1999. However, in June 1999, FASB issued SFAS No. 137 which defers the effective date of this statement by one year. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities. Upon adoption of the Statement, all derivatives must be recognized at fair value as either assets or liabilities in the statement of financial condition. Changes in the fair value of derivatives not designed as hedging instruments are to be recognized currently in earnings or are to be recognized as a component of other comprehensive income, depending on the intended use of the derivatives and the resulting designations. Upon adoption, retroactive application of this Statement to financial statements of prior periods is not permitted. Management has determined that the impact of adopting SFAS No. 133 will not be significant to its financial condition and results of operations.

     In October 1998, the FASB issued SFAS No. 134 "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held-for-Sale by a Mortgage Banking Enterprise, an amendment of FASB No. 65." This statement amends SFAS No. 65 to require that after the securitization of mortgage loans held-for-sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interest based on its ability and interest to sell or hold these investments. Management does not expect this Statement to have a significant impact on the Bank's financial condition or results of operations.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

     Reclassifications - Certain items in the 1998 financial statements have been reclassified to conform with the presentation in the 1999 financial statements. These reclassifications have no effect on the Bank's previously reported financial position or results of operation.


NOTE 3 - REORGANIZATION TO CAPITAL STOCK FORM OF OWNERSHIP
          (UNAUDITED)

     On September 16, 1999, the Board of Directors of the Bank adopted a Mutual Holding Company Plan of Reorganization and Stock Issuance ("the Plan") to convert from a federally chartered mutual savings bank to a federally chartered capital stock savings bank with the concurrent formation of a mutual holding company which will own the majority of the voting stock of the newly formed capital stock holding company. The Bank will become a wholly owned subsidiary of the capital stock holding company. This reorganization is subject to approval by regulatory authorities and members of the Bank. The reorganization is expected to be accomplished through amendment  of the  Bank's  federal  charter  and the  sale  of less  than a majority of the capital stock holding company's common stock. A subscription offering of such shares of common stock will be offered initially to eligible account holders, employee benefit plans of the Bank, and other eligible customers of the Bank. Any shares of common stock not sold in the subscription offering are expected to be sold to the general public.

     At the time of the reorganization, the Bank will establish a liquidation account in an amount equal to its retained earnings as of the date of the latest statement of financial condition appearing in the prospectus for the offering. The liquidation account will be maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the reorganization. The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

     Subsequent to the reorganization, the capital stock holding company may not declare or pay cash dividends on, or repurchase, any of its shares of common stock if the effect thereof would cause equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 3 - REORGANIZATION TO CAPITAL STOCK FORM OF OWNERSHIP
                    (UNAUDITED) - (continued)

     Reorganization costs will be deferred and reduce the proceeds of the shares sold in the offering. If the reorganization is not completed, all costs will be charged as an expense. As of September 30, 1999, reorganization costs of approximately $33,000 had been incurred and are included in prepaid expenses in the statement of financial condition.

     In connection with the reorganization, the Bank is forming an employee stock ownership plan (ESOP), and also intends to adopt additional stock benefit plans as allowed by regulation.

     The ESOP will become effective January 1, 2000. Employees who will become eligible to participate include all employees who have completed one year of service, have attained the age of 21, and who have been credited with 1,000 or more hours of service in any one year. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, management expects that the ESOP will receive a favorable letter of determination from the IRS.

     Participants will become fully vested in their ESOP allocations based on a seven-year vesting schedule as follows:



     First two years of service........................    0%
     Three years.......................................   20%
     Four years........................................   40%
     Five years........................................   60%
     Six years.........................................   80%
     After seven years.................................  100%

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 3 - REORGANIZATION TO CAPITAL STOCK FORM OF OWNERSHIP
          (UNAUDITED) - (continued)

     Following the offering, the Bank intends to adopt a stock option plan for directors and key employees within one year after the reorganization. Up to 10% of the shares of common stock sold in the offering will be reserved for issuance under the stock option plan. No determinations have been made as to the specific terms of, or awards under, the proposed stock option plan.

     The Bank also intends to establish stock programs for officers and outside directors. The stock programs are expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers, employees, and directors.


     Finally, the Bank has entered into an Employment Agreement (the "Agreement") with its President that has an initial term of three years, and may be extended for an additional year with Board approval. Under this Agreement, the President is entitled to a continuation of his salary plus bonuses and deferred compensation from the date of termination through the remaining term of the Agreement for a minimum of one year, if terminated without cause. Continuing payments equal to 75% of the President's base salary will be made to the President if he should become disabled. These payments will continue until the President returns to full-time employment at the Bank, reaches age 65, accepts another full-time position with another employer, or upon his death. The Agreement becomes effective January 1, 2000, and extends to December 31, 2002.



NOTE 4 - RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Bank is required to maintain cash reserves on deposit with the Federal Reserve Bank based on deposits.

     As of September 30, 1999, and June 30, 1999 and 1998, the Bank was required
     to  have  aggregate  cash  deposits  with  the  Federal   Reserve  Bank  of
     approximately $351,000, $290,000, and $404,000, respectively.

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 5 - INVESTMENT SECURITIES


     The Bank's investment policy requires that the Bank purchase only high-grade investment securities. Municipal obligations are categorized as "AAA" or better by a nationally recognized statistical rating organization. These ratings are achieved because the securities are backed by the full faith and credit of the municipality and also supported by third-party credit insurance policies. Mortgage backed securities and collateralized mortgage obligations are issued by government sponsored corporations, including Federal Home Loan Mortgage Corporation, Federal National Mortgage Association and the Guaranteed National Mortgage Association. The amortized cost and estimated fair values of securities, together with unrealized gains and losses, are as follows:




                                                          SEPTEMBER 30, 1999
                                        --------------------------------------------------------
                                                            (Unaudited)
                                                       GROSS           GROSS
                                        AMORTIZED    UNREALIZED      UNREALIZED          FAIR
                                          COST         GAINS         (LOSSES)            VALUE
                                          ----         -----         --------            -----
Available-for-sale:
     U.S. government and agency
         obligations ..............   $ 4,430,688       $15,144       $(60,822)      $ 4,385,010
     Muncipal obligations .........     3,309,058             -        (282,684)       3,026,374
     Corporate obligations ........     4,536,631             -         (31,784)       4,504,847
     Mortgage-backed securities ...     3,993,183             -         (12,789)       3,980,394
     Collateralized mortgage
         obligations ..............       458,453             -          (6,017)         452,436
                                       ----------       -------       ----------     -----------
            Total .................   $16,728,013       $15,144       $(394,096)     $16,349,061
                                       ==========       =======       ==========     ===========



Held-to-maturity:
     U.S. government and agency
         obligations ..............   $ 6,699,894       $     -      $   (4,322)     $ 6,695,572
     Muncipal obligations .........     1,063,132             -         (19,206)       1,043,926
     Mortgage-backed securities ...     6,838,346             -         (64,163)       6,774,183
                                      -----------       -------      -----------     -----------
            Total .................   $14,601,372       $     -      $  (87,691)$     14,513,681
                                      ===========       =======      ===========     ===========

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5 - INVESTMENT SECURITIES - (Continued)



                                                      JUNE 30, 1999
                                  ------------------------------------------------------
                                                    GROSS        GROSS
                                    AMORTIZED     UNREALIZED   UNREALIZED      FAIR
                                      COST          GAINS       (LOSSES)       VALUE
                                      ----          -----       --------       -----
Available-for-sale:
     U.S. government and agency
        obligations ...........   $ 3,609,163   $    20,760   $   (93,811)   $ 3,536,112
     Municipal obligations ....     3,309,422            --      (191,723)     3,117,699
     Corporate obligations ....     5,620,621            --       (77,047)     5,543,574
     Mortgage-backed securities     3,809,157        14,167            --      3,823,324
     Collateralized mortgage
        obligations ...........       577,337            --        (7,714)       569,623
                                  -----------   -----------   -----------    -----------

            Total .............   $16,925,700   $    34,927   $  (370,295)   $16,590,332
                                  ===========   ===========   ===========    ===========

Held-to-maturity:
     U.S. government and agency
        obligations ...........   $ 6,699,734   $     4,323   $        --    $ 6,704,057
     Municipal obligations ....       954,704            --       (10,110)       944,594
     Mortgage-backed securities     6,843,258            --       (82,140)     6,761,118
                                  -----------   -----------   -----------    -----------

            Total .............   $14,497,696   $     4,323   $   (92,250)   $14,409,769
                                  ===========   ===========   ===========    ===========

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 5 - INVESTMENT SECURITIES - (Continued)


                                                      JUNE 30, 1998
                                  ------------------------------------------------------
                                                 GROSS           GROSS
                                   AMORTIZED   UNREALIZED      UNREALIZED      FAIR
                                      COST       GAINS          (LOSSES)       VALUE
                                      ----       -----           ------        -----
Available-for-sale:
     U.S. government and agency
        obligations ...........   $ 6,368,197   $     3,467   $    (6,394)   $ 6,365,270
     Corporate obligations ....     3,596,052            --          (623)     3,595,429
     Mortgage-backed securities     2,212,608        32,967            --      2,245,575
     Collateralized mortgage
        obligations ...........     1,666,845            --       (11,339)     1,655,506
     Mutual Funds .............     2,024,502            --        (6,039)     2,018,463
                                  -----------   -----------   -----------    -----------

            Total .............   $15,868,204   $    36,434   $   (24,395)   $15,880,243
                                  ===========   ===========   ===========    ===========


Held-to-maturity:
     U.S. government and agency
        obligations ...........   $ 6,416,868   $    32,280   $        --    $ 6,449,148
     Municipal obligations ....       786,183           350            --        786,533
     Mortgage-backed securities     4,162,828        60,309            --      4,223,137
                                  -----------   -----------   -----------    -----------

            Total .............   $11,365,879   $    92,939   $        --    $11,458,818
                                  ===========   ===========   ===========    ===========


     Gross realized (losses) gains on securities available-for-sale, were $(30,355) and $(6,039) for the three-month periods ended September 30, 1999 and 1998, respectively, and were $(6,039) and $4,903 for the years ended June 30, 1999 and 1998, respectively.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 5 - INVESTMENT SECURITIES - (continued)

     The amortized cost and estimated fair value of securities at September 30, 1999, and June 30, 1999, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                  SEPTEMBER 30, 1999
                               -----------------------------------------------------
                                                     (Unaudited)
                                     HELD-TO-MATURITY          AVAILABLE-FOR-SALE
                                        SECURITIES                 SECURITIES
                               -------------------------   -------------------------
                                 AMORTIZED      FAIR         AMORTIZED       FAIR
                                   COST         VALUE          COST          VALUE
                                   ----         -----          ----          -----
Due within one year ........   $ 4,529,036   $ 4,530,181   $   427,959   $   428,124
Due after one year through
     five years ............     3,123,990     3,105,892     5,598,210     5,563,993
Due after five years through
     ten years .............       110,000       103,425     1,501,570     1,453,520
Due after ten years ........            --            --     4,748,638     4,470,594
                               -----------   -----------   -----------   -----------
                                 7,763,026     7,739,498    12,276,377    11,916,231
Mortgage-backed securities .     6,838,346     6,774,183     3,993,183     3,980,394
Collateralized mortgage
     obligations ...........            --            --       458,453       452,436
                               -----------   -----------   -----------   -----------

            Total ..........   $14,601,372   $14,513,681   $16,728,013   $16,349,061
                               ===========   ===========   ===========   ===========


                                                  SEPTEMBER 30, 1999
                               -----------------------------------------------------
                                                     (Unaudited)
                                     HELD-TO-MATURITY          AVAILABLE-FOR-SALE
                                        SECURITIES                 SECURITIES
                               -------------------------   -------------------------
                                 AMORTIZED      FAIR         AMORTIZED       FAIR
                                   COST         VALUE          COST          VALUE
                                   ----         -----          ----          -----
Due within one year ........   $ 4,417,332   $ 4,422,172   $   429,215   $   429,114
Due after one year through
     five years ............     3,137,106     3,131,320     5,691,406     5,603,525
Due after five years through
     ten years .............       100,000        95,159     1,503,861     1,452,260
Due after ten years ........            --            --     4,914,724     4,712,486
                               -----------   -----------   -----------   -----------
                                 7,654,438     7,648,651    12,539,206    12,197,385
Mortgage-backed securities .     6,843,258     6,761,118     3,809,157     3,823,324
Collateralized mortgage
     obligations ...........            --            --       577,337       569,623
                               -----------   -----------   -----------   -----------

            Total ..........   $14,497,696   $14,409,769   $16,925,700   $16,590,332
                               ===========   ===========   ===========   ===========

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 5 - INVESTMENT SECURITIES - (continued)

     A federal agency obligation bond valued at approximately $501,000 amortized cost has been pledged to the Federal Reserve Bank to serve as collateral for the Bank's treasury, tax, and loan account at September 30, 1999, and June 30, 1999 and 1998.


NOTE 6 - LOANS RECEIVABLE

     Loans receivable consist of the following:



                                                                   JUNE 30,
                                         SEPTEMBER 30,   ------------------------------
                                            1999              1999             1998
                                            ----              ----             ----
                                         (Unaudited)
First mortgage loans
     Residential mortage (1-4 family)   $  71,936,291    $  71,119,512    $  69,723,904
     Commercial real estate .........       7,528,695        6,811,426        7,555,342
     Real estate construction .......       1,210,301          654,046        1,131,871
Other loans
     Home equity ....................      11,823,181       11,867,266       10,103,271
     Consumer .......................       6,334,743        5,331,388        4,549,260
     Commercial .....................       1,908,412        2,119,684        2,876,442
                                        -------------    -------------    -------------
            Total ...................     100,741,623       97,903,322       95,940,090

Less: Allowance for loan losses .....        (747,758)        (736,624)        (678,410)
      Deferred loan fees, net .......        (130,200)        (130,563)        (212,774)
                                        -------------    -------------    -------------

            Total ...................   $  99,863,665    $  97,036,135    $  95,048,906
                                        =============    =============    =============


     Loans, net of related allowance for loan losses, on which the accrual of interest has been discontinued was $875,046 at September 30, 1999, and $804,828 and $262,466 at June 30, 1999 and 1998, respectively. Interest income not accrued on these loans and cash received on interest income was immaterial for the three-month periods ended September 30, 1999 and 1998, and for the years ended June 30, 1999 and 1998. The allowance for loan losses on nonaccrual loans as of September 30, 1999 and June 30, 1999 and 1998, was $33,030, $28,898, and $48,381, respectively. The Bank expects to collect all amount due on nonaccrual loans, including interest accrued at contractual rates, accordingly there are no loans considered impaired at September 30, 1999 or June 30, 1999 and 1998, respectively.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 6 - LOANS RECEIVABLE - (continued)


     There were no loans considered impaired during the period ended September 30, 1999, or during the years ending June 30, 1999 and 1998, respectively.

     The following is a summary of changes in the allowance for loan losses:


                                    THREE-MONTH
                                    PERIODS ENDED            YEARS ENDED
                                     SEPTEMBER 30,             JUNE 30,
                               ------------------------  -----------------------
                                   1999        1998        1999          1998
                                   ----        ----        ----          ----
                               (Unaudited)  (Unaudited)
BALANCE,
     beginning of period ....   $ 736,624    $ 678,410   $ 678,410    $ 683,951
Provision charged to
     operations .............      15,000       15,000      60,000       60,000
Charge-offs .................      (8,620)     (19,200)    (18,330)     (81,057)
Recoveries ..................       4,754       20,542      16,544       15,516
                                ---------    ---------   ---------    ---------

BALANCE,
     end of period ..........   $ 747,758    $ 703,752   $ 736,624    $ 678,410
                                =========    =========   =========    =========


     Loans are granted to directors and officers of the Bank in the ordinary course of business. Such loans are made in accordance with policies established for all loans of the Bank, except that directors, officers, and employees may be eligible to receive discounts on loan origination costs.

     Loans receivable from directors and senior officers of the Bank at September 30, 1999, and June 30, 1999 and 1998, were $89,364, $88,538, and
     $105,561, respectively. Interest income from these loans was $6,947 and $8,357 for the years ended June 30, 1999 and 1998, respectively. Interest income on these loans for the three-month periods ended September 30, 1999 and 1998, was immaterial to the financial statements.

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 7 - MORTGAGE SERVICING RIGHTS


     The Bank is servicing loans for the benefit of others totaling approximately $112,229,000, and $90,592,000 at September 30, 1999 and 1998,
     respectively,  and $108,931,000, and $81,739,000 at June 30, 1999 and 1998,
     respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors, and foreclosure processing.

     Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $829,000, $1,112,000, $524,000, and $403,000 at September 30, 1999 and 1998,
     respectively, and June 30, 1999 and 1998, respectively.

     The following is a summary of mortgage servicing rights:


                                    THREE-MONTH
                                   PERIODS ENDED                 YEARS ENDED
                                    SEPTEMBER 30,                  JUNE 30,
                             -------------------------    --------------------------
                               1999            1998          1999           1998
                               ----            ----          ----           ----
                             (Unaudited)  (Unaudited)
BALANCE,
     beginning of period    $ 1,279,041    $   751,573    $   751,573    $   263,434
Mortgage servicing rights
     capitalized ........        80,681        179,282        670,265        549,000
Amortization of mortgage
     servicing rights ...       (36,762)       (26,779)      (142,797)       (60,861)
                            -----------    -----------    -----------    -----------

BALANCE,
     end of period ......   $ 1,322,960    $   904,076    $ 1,279,041    $   751,573
                            ===========    ===========    ===========    ===========


     No write-offs of mortgage servicing rights have occurred during the three-month periods ended September 30, 1999 and 1998, and the years ended June 30, 1999 and 1998. Accordingly, the Bank believes that no valuation allowance is required.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 8 - PROPERTY AND EQUIPMENT

     Property and equipment is summarized by major classification as follows:


                                                            JUNE 30,
                                    SEPTEMBER 30,  -----------------------------
                                       1999            1999           1998
                                       ----            ----           ----
                                    (Unaudited)
Land, buildings, and
   improvements ................   $  7,730,642    $  7,723,090    $  7,389,215
Furniture and equipment ........      2,720,596       2,719,272       2,528,934
                                   ------------    ------------    ------------
        Total ..................     10,451,238      10,442,362       9,918,149
Accumulated depreciation .......     (3,209,031)     (3,081,290)     (2,750,622)
                                   ------------    ------------    ------------

        Total ..................   $  7,242,207    $  7,361,072    $  7,167,527
                                   ============    ============    ============


     Depreciation expense totaled $144,890 and $133,350 for the three-month periods ended September 30, 1999 and 1998, respectively, and $479,053 and $435,151 for the years ended June 30, 1999 and 1998, respectively.


NOTE 9 - DEPOSITS

     Deposits are summarized as follows:


                                                              JUNE 30,
                                       SEPTEMBER 30,  --------------------------
                                          1999            1999           1998
                                          ----            ----           ----
                                       (Unaudited)
Noninterest checking ..............   $  5,960,717   $  5,222,747   $  4,376,198
Interest-bearing checking
     (1.50%, 1.50%, 2.00%) ........     21,990,296     21,466,834     21,286,969
Passbook (3.00%, 3.00%, 3.00%) ....     21,030,302     21,429,656     20,174,375
Money market (3.71%, 3.61%, 3.43%)      15,906,353     14,445,816     11,658,457
Time certificates of deposit
     (4.07% - 7.70%) ..............     58,916,628     58,256,635     57,232,591
                                      ------------   ------------   ------------

                                      $123,804,296   $120,821,688   $114,728,590
                                      ============   ============   ============

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 9 - DEPOSITS - (continued)

     The weighted average cost of funds was 3.64%, 3.66%, and 3.98% at September 30, 1999, and June 30, 1999 and 1998, respectively.

     Time certificates of deposit maturities are as follows:


                                                SEPTEMBER 30,         JUNE 30,
                                                    1999                1999
                                                    ----                ----
                                               (Unaudited)
Within one year ......................          $42,008,413          $40,480,805
One to two years .....................           11,021,919           11,001,483
Two to three years ...................            5,018,741            5,905,332
Three to four years ..................              273,444              395,943
Four to five years ...................              152,243              453,032
Thereafter ...........................              441,868               20,040
                                                -----------          -----------

        Total ........................          $58,916,628          $58,256,635
                                                ===========          ===========

     Interest expense on deposits is summarized as follows:


                                     THREE-MONTH
                                    PERIODS ENDED             YEARS ENDED
                                     SEPTEMBER 30,               JUNE 30,
                               -----------------------  ------------------------
                                   1999       1998          1999          1998
                                   ----       ----          ----          ----
                               (Unaudited) (Unaudited)
Checking ...................   $   74,709   $   81,483   $  298,129   $  362,978
Passbook ...................      161,432      152,974      614,071      602,660
Money market ...............      141,662       97,641      434,360      385,871
Time certificates
 of deposit ................      741,411      790,099    3,008,832    3,153,096
                               ----------   ----------   ----------   ----------

                Total ......   $1,119,214   $1,122,197   $4,355,392   $4,504,605
                               ==========   ==========   ==========   ==========


     At September 30, 1999, and June 30, 1999 and 1998, the Bank held $6,850,000, $8,659,000, and $8,600,000, respectively, in deposit accounts of $100,000 or more. Deposit accounts in excess of $100,000 are not insured by the FDIC.


     Directors' and senior officers'  deposit accounts at September 30, 1999 and
     June  30,  1999  and  1998,   were   $639,061,   $485,045,   and  $530,798,
     respectively.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 10 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

     Advances from the Federal Home Loan Bank mature as follows:


                                                               JUNE 30,
                                     SEPTEMBER 30,  ----------------------------
   Maturing period                     1999            1999               1998
   ---------------                     ----            ----               ----
                                   (Unaudited)
Within one year .............      $ 2,266,667      $ 2,266,667      $ 2,266,667
One to two years ............          266,667          266,667        2,266,667
Two to three years ..........        2,266,667        2,266,667          266,667
Three to four years .........          266,667        2,266,667        2,266,667
Four to five years ..........          266,667          266,667        2,266,667
Thereafter ..................        3,174,443        5,241,110        5,507,776
                                   -----------      -----------      -----------
                                   $ 8,507,778      $12,574,445      $14,841,111
                                   ===========      ===========      ===========


     Two advances require combined annual principal payments of $266,667. The remaining advances are due at maturity. One advance is subject to a quarterly put option by the FHLB which would allow the FHLB to require the Bank to repay the advance ahead of its scheduled maturity. The next put date is December 3, 1999. The advances are subject to prepayment penalties and subsequent to year-end, two advances totaling $4,000,000 were paid prior to their scheduled maturity. The weighted average interest rate for these advances at September 30, 1999, and June 30, 1999 and 1998, was 6.32%, 6.48%, and 6.43%, respectively. The weighted average amount outstanding was $10,389,000 for the period ended September 30, 1999, and $12,892,000 and $14,463,000 for the years ended June 30, 1999 and 1998, respectively.

     The maximum amount outstanding at any month-end during the months ended September 30, 1999, was $12,552,222, and $14,818,889 and $15,018,889 during the years ended June 30, 1999 and 1998, respectively.

     The advances are collateralized by U.S. Federal agency securities subject to various pledge requirements. At September 30, 1999, and June 30, 1999 and 1998, the Bank exceeded the collateral requirements of the FHLB. The Bank's investment in FHLB stock is pledged as collateral on these advances.

     The total FHLB credit line available to the Bank at September 30, 1999, and June 30, 1999, was 25% of total assets, or approximately $37,000,000. No balance was

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 10 - ADVANCES FROM FEDERAL HOME LOAN BANK - (continued)

     outstanding on the line of credit as of September 30, 1999, and June 30, 1999 and 1998. In addition, the Bank has a cash management agreement with the FHLB allowing cash advances up to $7,265,850, subject to the credit limitation above.


NOTE 11 - INCOME TAXES

     The components of the Bank's income tax provision (benefit) are as follows:


                                  THREE-MONTH
                                 PERIODS ENDED               YEARS ENDED
                                  SEPTEMBER 30,                JUNE 30,
                            ------------------------    ------------------------
                               1999          1998          1999         1998
                               ----          ----          ----         ----
                            (Unaudited)  (Unaudited)
Current:
     U.S. federal .......    $  74,166     $ 176,957     $ 522,695    $ 701,853
     Montana ............       18,951        38,443       112,876      139,788
                             ---------     ---------     ---------    ---------
                                93,117       215,400       635,571      841,641
                             ---------     ---------     ---------    ---------

Deferred:
     U.S. federal .......       27,750       (13,000)       65,000       74,484
     Montana ............         (750)         (600)        7,000       (1,651)
                             ---------     ---------     ---------    ---------
                                27,000       (13,600)       72,000       72,833
                             ---------     ---------     ---------    ---------

        Total ...........    $ 120,117     $ 201,800     $ 707,571    $ 914,474
                             =========     =========     =========    =========


     The nature and components of deferred tax assets and liabilities are as follows:

                                                                JUNE 30,
                                            SEPTEMBER 30,  ---------------------
                                                1999        1999         1998
                                                ----        ----         ----
                                            (Unaudited)
Deferred tax assets:
     Deferred compensation ..............     $217,000     $215,000     $207,000
     Allowance for loan losses
      (state only) ......................       50,000       50,000       48,000
     Deferred loan fees .................       44,000       53,000       85,000
     Securities available-for-sale ......      154,000      129,000           --
     Other ..............................       30,000       37,000       29,000
                                              --------     --------     --------
        Total deferred tax assets .......      495,000      484,000      369,000
                                              --------     --------     --------

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 11         -   INCOME TAXES - (continued)


                                                                  JUNE 30,
                                             SEPTEMBER 30,  --------------------
                                                 1999        1999         1998
                                                 ----        ----         ----
                                              (Unaudited)
Deferred tax liabilities:
  Accumulated depreciation .................     222,000     218,000     169,000
  Federal Home Loan Bank stock .............     396,000     387,000     348,000
  Interest receivable ......................       4,000       4,000       4,000
  Allowance for loan losses (federal
     only) .................................     138,000     138,000     170,000
  Other ....................................       5,000       5,000       3,000
                                                --------    --------    --------
     Total deferred tax liabilities ........     765,000     752,000     694,000
                                                --------    --------    --------

Net deferred tax liabilities ...............    $270,000    $268,000    $325,000
                                                ========    ========    ========


     The Bank believes, based upon the available evidence, that all deferred tax assets will be realized in the normal course of operations. Accordingly, these assets have not been reduced by a valuation allowance.

     A reconciliation of the Bank's effective income tax provision to the statutory federal income tax rate is as follows:


                                   THREE-MONTH
                                  PERIODS ENDED                YEARS ENDED
                                   SEPTEMBER 30,                JUNE 30,
                              ------------------------   -----------------------
                                  1999         1998        1999          1998
                                  ----         ----        ----          ----
                              (Unaudited)  (Unaudited)
Federal income taxes at the
  statutory rate of 34% ....   $ 111,751    $ 184,203    $ 666,340    $ 733,291
State income taxes, net of
  federal income tax benefit      12,508       27,008       77,700       92,260
Nontaxable interest income .     (15,696)      (2,658)     (25,264)      (8,500)
Other, net .................      11,554       (7,253)     (11,205)      97,423
                               ---------    ---------    ---------    ---------

Income tax expense .........   $ 120,117    $ 201,300    $ 707,571    $ 914,474
                               =========    =========    =========    =========
Effective tax rate .........        36.5%        37.2%        36.1%        42.4%
                               =========    =========    =========    =========

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 11 - INCOME TAXES - (continued)

     Prior to January 1, 1987, the Bank was allowed a special bad debt deduction limited generally in the current year to 32% (net of preference tax) of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualified as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. Retained earnings include approximately $915,000 at September 30, 1999, and June 30, 1999 and 1998, for which federal income tax has not been provided.


NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     All financial instruments held or issued by the Bank are held or issued for purposes other than trading. In the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit and forward delivery commitments for the sale of whole loans to the secondary market.

     Commitments to extend credit - In response to marketplace demands, the Bank routinely makes commitments to extend credit for fixed rate and variable rate loans with or without rate lock guarantees. When rate lock guarantees are made to customers, the Bank becomes subject to market risk for changes in interest rates that occur between the rate lock date and the date that a firm commitment to purchase the loan is made by a secondary market investor. Generally, as interest rates increase, the market value of the loan commitment goes down. The opposite effect takes place when interest rates decline.

     Commitments to extend credit are agreements to lend to a customer as long as the borrower satisfies the Bank's underwriting standards and related provisions of the borrowing agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those commitments. The Bank uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Collateral is required for substantially all loans, and normally consists of real property. The Bank's experience has been that substantially all loan commitments are completed or terminated by the borrower within 3 to 12 months.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK - (continued)

     Forward delivery commitments - The Bank uses mandatory sell forward delivery commitments to sell whole loans. These commitments are also used as a hedge against exposure to interest-rate risks resulting from rate locked loan origination commitments and certain mortgage loans held-for-sale. Gains or losses incurred in completing these commitments offset corresponding gains and losses in the items hedged, and are deferred and recognized in the statement of income when the contract is closed and the related assets are sold. Credit risks on these instruments arise when the Bank's position in these securities becomes positive (i.e. "in-the-money") and the Bank is a net creditor to the counterparty to the agreement. To manage this risk, the Bank only enters into these agreements with major, well-known financial institutions. Gains and losses resulting from such financial instruments are recorded when they are funded or settled.


     The notional amount of the Bank's commitments to extend credit at fixed and variable interest rates were approximately $7,500,000, $6,700,000, and $5,600,000 at September 30, 1999, and June 30, 1999 and 1998, respectively. Fixed rate commitments are extended at rates ranging from 6.5% to 8.125%, 5.875% to 7.9%, and 5.875% to 8.125%, at September 30, 1999, June 30, 1999
     and 1998, respectively.

     The Bank also made commitments as of September 30, 1999, June 30, 1999 and 1998, to deliver approximately $2,600,000 and $2,700,000 and $8,200,000, respectively, in loans to various investors, all at fixed interest rates ranging from 6.5% to 8.625%, 5.875% to 7.875%, and 5.875% to 7.25% at
     September 30, 1999, June 30, 1999 and 1998, respectively.



NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instrument amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS - (continued)

     develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.


                                                                                                    JUNE 30,
                                                     SEPTEMBER 30,         ---------------------------------------------------------
                                                        1999                           1999                        1998
                                              -------------------------    ---------------------------    --------------------------
                                                             ESTIMATED                       ESTIMATED                    ESTIMATED
                                               CARRYING        FAIR          CARRYING          FAIR        CARRYING         FAIR
                                                AMOUNT         VALUE           AMOUNT          VALUE        AMOUNT          VALUE
                                                ------         -----           ------          -----        ------          -----
                                              (Unaudited)   (Unaudited)
FINANCIAL ASSETS:
     Cash and cash equivalents ...........   $  3,931,616   $  3,931,616   $  6,741,171   $  6,741,171   $  6,787,538   $  6,787,538
     Investment securities available-
        for-sale .........................   $ 16,349,061   $ 16,349,061   $ 16,590,332   $ 16,590,332   $ 15,880,243   $ 15,880,243
     Investment securities held-to-
        maturity .........................   $ 14,601,372   $ 14,513,681   $ 14,497,696   $ 14,409,769   $ 11,365,879   $ 11,458,818
     Federal Home Loan Bank stock ........   $  1,324,900   $  1,324,900   $  1,301,200   $  1,301,200   $  1,207,400   $  1,207,400
     Mortgage loans held-for-sale ........   $    585,449   $    587,000   $  1,066,384   $  1,086,000   $  3,050,827   $  3,170,000
     Loans receivable, net ...............   $ 99,863,665   $100,094,000   $ 97,036,135   $ 97,990,000   $ 95,048,906   $ 98,764,000
     Mortgage servicing rights ...........   $  1,322,960   $  1,453,000   $  1,279,041   $  1,394,000   $    751,573   $    825,000
     Cash surrender value of life
        insurance ........................   $  1,971,445   $  1,971,445   $  1,948,570   $  1,948,570   $  1,857,652   $  1,857,652

FINANCIAL LIABILITIES:
     Deposits ............................   $ 64,887,668   $ 64,887,668   $ 62,565,053   $ 62,565,053   $ 57,495,999   $ 57,495,999
     Time certificates of deposit ........   $ 58,916,628   $ 59,100,000   $ 58,256,635   $ 58,475,000   $ 57,232,591   $ 57,516,000
     Advances from Federal Home
        Loan Bank ........................   $  8,507,778   $  8,526,000   $ 12,574,445   $ 12,755,000   $ 14,841,111   $ 15,056,000



     The following methods and assumptions were used by the Bank in estimating the fair value of the following classes of financial instruments.

     Cash and cash equivalents - The carrying amounts for approximate fair value due to the relatively short period of time between the origination of these instruments and their expected realization.

     Investment securities and stock in the FHLB - The fair value of investment securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of stock in the FHLB approximates redemption value.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS - (continued)

     Loans receivable and mortgage loans held-for-sale - Fair values are estimated by stratifying the loan portfolio into groups of loans with similar financial characteristics. Loans are segregated by type such as real estate, commercial, and consumer, with each category further segmented into fixed and adjustable rate interest terms.

     The fair value of fixed rate loans is calculated by discounting scheduled cash flows through the anticipated maturities adjusted for prepayment estimates. For mortgage loans, the Bank uses the secondary market rates in effect for loans of similar size to discount cash flows. For other fixed rate loans, cash flows are discounted at rates currently offered for similar maturities. Adjustable interest rate loans are assumed to approximate fair value because they generally reprice within the short term.

     Fair values are adjusted for credit risk based on assessment of risk identified with specific loans, and risk adjustments on the remaining portfolio based on credit loss experience.

     Assumptions regarding credit risk are judgmentally determined using specific borrower information, internal credit quality analysis, and historical information on segmented loan categories for nonspecific borrowers.

     Mortgage servicing rights - Fair values are estimated by stratifying the mortgage servicing portfolio into groups of loans with similar financial characteristics, such as loan type, interest rate, and expected maturity. When applicable, the Bank obtains bid quotations from secondary market investors who regularly purchase mortgage servicing rights. If quoted market price estimates are unavailable, the Bank compares the discounted expected future cash flows to be received from servicing loans to the future cash flows required to service the loans. Assumptions regarding loan payoffs are determined using historical information on segmented loan categories for nonspecific borrowers.

     Cash surrender value of life insurance - They carrying amount for cash surrender value of life insurance approximates fair value as policies are recorded at redemption value.

     Deposits and time certificates of deposit - The fair value of deposits with no stated maturity, such as checking, passbook, and money market, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities.

     Advances from the FHLB - The fair value of the Bank's short-term advances are estimated using discounted cash flow analysis based on the interest rate that would be effective June 30, 1999, if the advances repriced according to their stated terms.

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS - (continued)

     Off-balance-sheet instruments - The Bank's off-balance-sheet instruments include unfunded commitments to extend credit, forward delivery commitments, and borrowing facilities available to the Bank. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

     Limitations - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument.


NOTE 14 - CONCENTRATIONS OF CREDIT RISK

     Most of the Bank's business activity is with customers located within south central Montana. The majority of such customers are also depositors of the Bank. Investments in state and municipal securities are not significantly concentrated within any one region of the United States. The Bank originates first mortgage, home equity, consumer, and commercial loans. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Generally, loans are secured by real estate, personal property, and deposit accounts. Rights to collateral vary and are legally documented and enforceable to the extent practicable. Although the Bank has a diversified loan portfolio, local economic conditions may affect borrowers' ability to meet the stated repayment terms.


NOTE 15 - EMPLOYEE BENEFITS


     The Bank provides a noncontributory profit sharing plan for eligible employees. The amount of the Bank's annual contribution, limited to a maximum of 15% of qualified employees' salaries is determined by the Board of Directors. Profit sharing expense was $169,185 and $166,559 for the years ended June 30, 1999 and 1998, respectively, and $44,775 and $41,632 for the three months ended September 30, 1999 and 1998, respectively.

     The Bank's profit sharing plan includes a 401(k) feature. At the discretion of the Board of Directors, the Bank may match annually up to 50% of participants' contributions up to a maximum of 3% of participants' salaries. For the years ended June 30, 1999 and 1998, the Bank's match was $17,937 and $17,371, respectively, and $4,850 and $4,393 for the three months ended September 30, 1999 and 1998, respectively.

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 15 - EMPLOYEE BENEFITS - (continued)

     The Bank has entered into a deferred compensation agreement for the benefit of a previous director/employee. The agreement provides for payment of $2,000 per month for the employee's and spouse's lifetime. The liability was $55,845, $60,644, and $79,006 at September 30, 1999, and June 30, 1999
     and 1998, respectively, based upon the present value of the payments over the expected lifetime of the beneficiaries, discounted at 8%.

     The Bank has also entered into deferred compensation contracts with current key employees. The contracts provide fixed benefits payable in equal annual installments upon retirement. The Bank has purchased life insurance contracts which may be used to fund the payments. The charge to expense is based on the present value computations of anticipated liabilities. For the three-month periods ended September 30, 1999 and 1998, the total expense was $17,304 and $32,327, respectively. For the years ended June 30, 1999 and 1998, the total expense was $83,513 and $84,230, respectively.


NOTE 16 - REGULATORY CAPITAL REQUIREMENTS

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table on the following page) of tangible and core capital (as defined in the regulations) to total adjusted assets (as defined), and of risk-based capital (as defined) to risk-weighted assets (as defined). Management believes, as of September 30, 1999, and June 30, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subject.

AMERICAN FEDERAL SAVINGS BANK
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 16 - REGULATORY CAPITAL REQUIREMENTS - (continued)

     The most recent notification from the Office of Thrift Supervision (OTS) (as of April 13, 1998) categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Bank must maintain minimum tangible, core, and risk-based ratios as set forth in the table below. Since the most recent notification from the OTS, the Bank's ratios have improved. As a result, management believes that the Bank would be considered well-capitalized by the OTS at September 30, 1999, and June 30, 1999 and 1998, respectively.

     The Bank's actual capital amounts (in thousands) and ratios are presented in the table below.


                                                               TO BE CONSIDERED
                                                               WELL CAPITALIZED
                                                                 UNDER PROMPT
                                               FOR CAPITAL        CORRECTIVE
                              ACTUAL        ADEQUACY PURPOSES  ACTION PROVISIONS
                          --------------    -----------------  -----------------
                          AMOUNT   RATIO     AMOUNT    RATIO     AMOUNT    RATIO
                          ------   -----     ------    -----     ------    -----
As of September 30, 1999
     (Unaudited)

Leverage                 $14,308    9.63%     $5,944    4.0%     $7,431     5.0%
Tier 1 risk-based        $14,308   16.75%     $3,416    4.0%     $5,124     6.0%
Total risk-based         $15,056   17.63%     $6,833    8.0%     $8,541    10.0%

As of June 30, 1999
Leverage                 $14,100    9.46%     $5,964    4.0%     $7,455     5.0%
Tier 1 risk-based        $14,100   16.49%     $3,420    4.0%     $5,130     6.0%
Total risk-based         $14,837   17.35%     $6,840    8.0%     $8,550    10.0%

As of June 30, 1998
Leverage                 $12,848    8.90%     $5,777    4.0%     $7,221     5.0%
Tier 1 risk-based        $12,848   15.80%     $3,253    4.0%     $4,879     6.0%
Total risk-based         $13,526   16.63%     $6,505    8.0%     $8,132    10.0%

                                                   AMERICAN FEDERAL SAVINGS BANK
                                                   NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 16 - REGULATORY CAPITAL REQUIREMENTS - (continued)

     A reconciliation of capital determined by generally accepted accounting principles to capital defined for regulatory purposes, is as follows:


                                        September 30,            June 30,
                                            1999           1999           1998
                                            ----           ----           ----

Capital determined by generally
  accepted accounting principles ...... $  14,074      $  13,894        $12,855
Unrealized gain or loss on
  securities available-for-sale .......       233            206             (7)
                                           ------         ------         ------
Tier I (core) capital .................    14,308         14,100         12,848
Allowance for loan losses .............       748            737            678
                                           ------         ------         ------
   Total risk based capital ........... $  15,056      $  14,837        $13,526
                                           ======         ======         ======

================================================================================




You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of American Federal Savings Bank or Eagle Bancorp may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean or imply that the information herein is correct as of any time subsequent to the date hereof.


                     Table of Contents
Summary................................................1
Risk Factors..........................................10
Selected Financial Data...............................14
Recent Developments...................................18
How We Intend To Use The Proceeds Of
  The Offering........................................24
Our Policy Regarding Dividends........................25
Waiver Of Dividends By The Mutual
  Holding Company.....................................26
Mutual Holding Company Conversion To
  Stock Form..........................................27
Market For The Common Stock...........................28
Capitalization........................................29
Historical And Pro Forma Capital Compliance...........32
Pro Forma Data........................................34
The Reorganization....................................42
The Offering..........................................53
Management's Discussion And Analysis..................70
Business Of The Mutual Holding Company................86
Business Of Eagle.....................................86
Business Of American Federal..........................87
Regulation...........................................117
Taxation.............................................123
Management...........................................124
Proposed Management Purchases........................133
Restrictions On Acquisition Of Eagle Bancorp.........134
Eagle Bancorp's Charter And Bylaws...................135
Description Of Capital Stock.........................136
Indemnification......................................138
Change In Auditors...................................138
Legal And Tax Opinions...............................139
Experts..............................................140
Registration Requirements............................140
Where You Can Find Additional Information............140

Until the later of _____, 2000, or 25 days after commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



================================================================================

================================================================================








                              Up to 858,550 Shares
                                 of Common Stock





                                  EAGLE BANCORP

                            Proposed Holding Company
                        for American Federal Savings Bank




                                ----------------
                                   PROSPECTUS
                                ----------------








                                Ryan, Beck & Co.

                               February ____, 2000









================================================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers

         Federal regulations define areas for indemnity coverage, as follows:

          (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of American Federal Savings Bank ("American Federal") shall be indemnified by American Federal for:

                    (i) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action.

                    (ii) Any  amount  for which such  person  becomes  liable by reason of any judgment in such action;

                    (iii)Reasonable  costs and  expenses,  including  reasonable attorney's fees, actually paid or incurred in any action to enforce his rights under this section if the person attains a final judgment in favor of such person in such enforcement action.

          (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subparagraph are met:

                    (i) American Federal shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

                    (ii) American   Federal   shall  make  the   indemnification
                         provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of his duty, only if a majority of the directors of American Federal determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was in the best interest of American Federal or its stockholders.

          (c)  As used in this paragraph

                    (i) "Action" means any action, suit or other judicial or administrative proceeding, or otherwise, including any appeal or other proceeding for review;

                    (ii) "Court"  includes,  without  limitation,  any  court to which or in which any appeal or any proceeding for review is brought;

                    (iii)"Final  Judgment"  means a judgment,  decree,  or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

                    (iv) "Settlement"  includes  the  entry  of  a  judgment  by consent or by confession or upon a plea of guilty or of nolo contendere.

         American Federal currently maintains a director and officer liability insurance policy providing for the insurance of directors and officers against liability incurred in connection with performance of their duties as directors and officers. It is expected that a similar policy will be provided for directors and officers of American Federal upon completion of the reorganization.


Item 25. OtherExpenses of Issuance and Distribution

*        Underwriting Fees and Expenses............................$215,000
         Legal Fees and Expenses................................... 135,000
         Printing, Postage and Mailing.............................  80,000
         Accounting Fees and Expenses..............................  50,000
         Appraisal and Business Plan Fees and Expenses.............  17,000
         Blue Sky Filing Fees and Expenses
          (including legal counsel)................................  20,000
         Federal Filing Fees (OTS and SEC).........................  17,000
         Conversion Agent Fees.....................................  10,000
         Stock Certificates........................................   3,000
         Transfer Agent............................................   3,000
                                                                   --------
         Total.....................................................$550,000

-----------

* Assuming all of the shares are purchased in the Subscription and Community Offerings.


Item 26. Recent Sales of Unregistered Securities.

         Not applicable.

Item 27. Exhibits:



         The exhibits schedules filed as a part of this registration statement are as follows:

*1.1  Engagement Letter with Ryan, Beck & Co., Inc.

*1.2  Form of Agency Agreement with Ryan, Beck & Co., Inc.

*2 Amended and Restated Plan of Mutual Holding Company Reorganization and Stock Issuance

*3.1  Charter of Eagle Bancorp

*3.2  Bylaws of Eagle Bancorp

*4    Form of Stock Certificate of Eagle Bancorp

*5.1 Opinion of Nixon Peabody LLP regarding legality of securities being registered

*8.1  Federal Tax Opinion of Nixon Peabody LLP

*8.2  Montana Tax Opinion of Anderson ZurMuehlen, P.C.

*8.3 Letter of Feldman Financial Advisors as to the value of subscription rights for tax purposes

*10.1 Employee Stock Ownership Plan and Trust

*10.2 Employment Contract of Larry A. Dreyer

*16   Letter of Anderson ZurMuehlen, P.C.

*23.1 Consents of Nixon Peabody LLP

*23.2 Consent of Moss Adams LLP

*23.3 Consent of Anderson ZurMuehlen, P.C.

*23.4 Consent of Feldman Financial Advisors

*24   Power of Attorney (reference is made to the signature page)

*99.1 Proposed Stock Order Form and Form of Certification

*99.2 Miscellaneous Solicitation and Marketing Materials

**99.3 Appraisal Report

-------------


*    Previously filed.

**   Previously filed on paper, pursuant to Hardship Exemption.

Item 28. Undertakings

         The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act").

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii)Include any  additional or changed  material  information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Helena, State of Montana, on February 8, 2000.



                                     AMERICAN FEDERAL SAVINGS BANK


                                By:  /s/  Larry A. Dreyer
                                     -------------------------------------------
                                          Larry A. Dreyer
                                          Director, President and Chief
                                          Executive Officer
                                           (Duly Authorized Representative)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.



    Signatures                    Title                             Date
    ----------                    -----                             ----


/s/ Larry A. Dreyer          President, Chief Executive            2/8/00
-------------------------    Officer and Director
Larry A. Dreyer

/s/ Peter J. Johnson         Senior Vice President                 2/8/00
-------------------------    and Treasurer
Peter J. Johnson

*                            Chairman
-------------------------
Robert L. Pennington

/s/ Charles G. Jacoby        Vice Chairman
-------------------------
Charles G. Jacoby

*                            Director
-------------------------
Don O. Campbell

*                            Director
-------------------------
Teresa Hartzog

*                            Director
-------------------------
James Maierle

*                            Director
-------------------------
Thomas P. McCarvel

* /s/ Larry A. Dreyer, as attorney-in-fact purusant to power of attorney filed December 20, 1999.